  As filed with the Securities and Exchange Commission on August 4, 2000

                                                      Registration No. 333-36162

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                              AMENDMENT NO. 4
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------
                               VelocityHSI, Inc.
             (Exact name of Registrant as specified in its charter)

            Delaware                           7370                        94-3360232
(State or other jurisdiction of    (Primary standard industrial          (IRS employer
 incorporation or organization)    classification code number)       identification number)

                               ----------------

                   2175 North California Boulevard, Suite 810
                         Walnut Creek, California 94596
                                 (925) 952-5600
  (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive office)

                               ----------------

                               Stephen E. Carlson
                     President and Chief Executive Officer
                               VelocityHSI, Inc.
                   2175 North California Boulevard, Suite 810
                         Walnut Creek, California 94596
                                 (925) 952-5600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                   Copies to:
                             Jeffrey T. Pero, Esq.
                            Bradley S. Fenner, Esq.
                            Robert W. Phillips, Esq.
                                Latham & Watkins
                       505 Montgomery Street, Suite 1900
                      San Francisco, California 94111-2562
                                 (415) 391-0600

   Approximate date of commencement of distribution to shareholders: As soon as practicable after this Registration Statement becomes effective.
                               ----------------

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be     +
+changed. These securities may not be distributed until the registration       +
+statement filed with the Securities and Exchange Commission becomes           +
+effective. The preliminary prospectus is not an offer to sell these           +
+securities nor does it seek offers to buy these securities in any             +
+jurisdiction where the offer or sale is not permitted.                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED AUGUST 4, 2000

                                9,069,074 Shares

                                     [LOGO]

                               VelocityHSI, Inc.

                                  Common Stock

  This prospectus is being delivered by VelocityHSI to you because you were an owner of common stock of BRE Properties, Inc. on August 7, 2000 and will be receiving shares of VelocityHSI common stock in a distribution of those shares by BRE Properties. The distribution will be made on the basis of one share of our common stock for every five shares of common stock of BRE Properties held of record on August 7, 2000. No fractional shares will be distributed and shareholders will receive cash in lieu of fractional shares. You do not need to surrender shares of BRE common stock or pay cash to receive our shares in the distribution. The distribution will have tax consequences to you and you should review the information in this prospectus carefully. We expect the distribution of certificates representing shares of VelocityHSI common stock and checks for payments made in lieu of fractional shares to be made on or about August 15, 2000.

  Prior to the distribution, there has been no public market for our common stock. It is anticipated that the shares of our common stock will initially trade on the National Association of Securities Dealers Over-The- Counter Bulletin Board System under the symbol "VHSI."

  Ownership of our common stock involves risks. See "Risk Factors" on page 7.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is August   , 2000.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................   7
Forward-Looking Information..............................................  22
The Distribution.........................................................  23
Material Federal Income Tax Consequences of the Distribution.............  27
Trading of BRE Common Stock..............................................  32
Trading of VelocityHSI Common Stock......................................  32
Transferability of Shares of VelocityHSI Common Stock....................  33
Conditions; Termination..................................................  33
Significant Financial Accounting Methods to be Used in Connection with the Distribution........................................................  34
Capitalization...........................................................  35
Selected Financial Data..................................................  36
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  37
Business.................................................................  41
Relationship Between VelocityHSI and BRE after the Distribution..........  54
Management...............................................................  57
Security Ownership of Certain Beneficial Owners and Management...........  61
Description of Capital Stock.............................................  62
Dividend Policy..........................................................  63
Limitation of Liability and Indemnification of Directors and Officers....  63
Transfer Agent and Registrar.............................................  65
Legal Matters............................................................  65
Experts..................................................................  65
Where You Can Find More Information......................................  65
Index to Financial Statements............................................ F-1

   You should rely only on the information contained in this prospectus regarding the distribution. VelocityHSI has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. BRE Properties will not distribute these securities in any jurisdiction where the distribution is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. VelocityHSI's business, financial condition, results of operations and prospects may change subsequent to that date.

                                    Summary

   This summary highlights material information contained elsewhere in this prospectus. This summary may not contain all the information about the distribution and VelocityHSI, Inc. which may be important to you. To better understand the distribution and VelocityHSI, Inc., you should read the entire prospectus carefully, including the risk factors and financial statements contained elsewhere in this prospectus. References in this prospectus to "we," "us" or "our" mean VelocityHSI, Inc. References in this prospectus regarding the aggregate number of shares of VelocityHSI common stock to be distributed to BRE stockholders have been calculated based upon the number of shares of BRE common stock outstanding as of August 7, 2000.

                   Why we are sending this prospectus to you

   We are sending this prospectus to you because you were an owner of common stock of BRE Properties, Inc. on August 7, 2000, sometimes referred to in this prospectus as the distribution record date. If you were a common shareholder of BRE on the distribution record date, you are entitled to receive a distribution of one share of the common stock of a new company, VelocityHSI, Inc., a Delaware corporation, for each five shares of BRE common stock you owned on August 7, 2000. No action is required on your part to cause this distribution to happen, you do not need to surrender shares of BRE common stock to receive VelocityHSI common stock in the distribution, and you do not have to pay cash to receive these shares. As described below in this prospectus, if you sell your shares of BRE common stock subsequent to the record date and prior to the "Ex-Date," you will be requested to deliver the certificates representing the shares you receive in the distribution to the buyer of the BRE common stock. The Ex-Date is the trading day following the first trading day which occurs not earlier than the distribution record date and on which sales of shares of our common stock are quoted on any quotation system recognized by the New York Stock Exchange. The distribution of these shares will have tax consequences to you, so please read the information in this prospectus carefully. The number of shares of BRE common stock you own will not change as a result of the distribution. This prospectus describes the reasons for the distribution and how this transaction benefits BRE and its shareholders, the business of VelocityHSI and the relationship between BRE and VelocityHSI, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of your shares of VelocityHSI common stock.

                          Reasons for the distribution

   BRE is a real estate investment trust, or a REIT, that owns and manages multifamily apartment communities in the western United States. BRE has developed a package of Internet services designed to meet the needs of the property owners and managers as well as the residents of its properties. These services are known as "Project Velocity." The BRE board of directors believes that the Project Velocity business has commercial potential beyond BRE's own properties if it is developed as a separate company. Consequently, BRE has contributed the Project Velocity assets to VelocityHSI, sometimes referred to in this prospectus as the contribution, and is distributing 9,069,074 shares of common stock of VelocityHSI to BRE shareholders. The number of shares distributed to BRE shareholders will equal approximately 65.8% of the number of shares of our common stock outstanding following the distribution, assuming exercise in full of all options to acquire shares of our common stock issued prior to the time of the distribution and the completion of other related issuances of our shares described below in this prospectus. The distribution will provide BRE shareholders with the opportunity to hold an investment directly in the VelocityHSI business.

                        Description of VelocityHSI, Inc.

   VelocityHSI provides high-speed Internet installation, access and content to the multifamily apartment industry. The term "high-speed" as it relates to the transmission of information to and from the Internet, generally refers to connection and transmission speeds which are faster than those provided by traditional dial-up modems. Our customers are multifamily apartment property owners and managers and their apartment unit residents and we offer them Internet-related products and services to meet their specific high-speed Internet communication, information, and entertainment needs. We provide the following products and services:

  . We develop and install high-speed Internet connection systems for multifamily apartment property owners and managers. Our systems deliver Internet access over existing copper telephone wires at T-1 speed, a signalling speed of 1.5 megabits per second, and allow property owners and managers to offer their residents subscriptions to very fast Internet access through existing telephone lines. Our systems are "always on" which allow our subscribers continuous connection to the Internet eliminating busy signals or the additional time required to periodically reconnect to the Internet inherent with the use of traditional dial-up modems. As of June 30, 2000, we have not generated any revenues from the installation of these systems. We offer these system installations to multifamily apartment property owners and managers at no cost in exchange for the right to market our non-exclusive internet service provider services to their residents.

  . We provide portable email, Web site hosting and local-area networks, or LANs, with our Internet service provider, or ISP, service, called ZIPPITYKLIK(TM). ZIPPITYKLIK is offered on a monthly subscription basis giving individual subscribers unlimited, always-on, high-speed Internet basis basis which may be accessed by personal computers or through a VelocityHSI-provided television set-top box. Through ZIPPITYKLIK, we offer portable email services, host subscribers' personal Web sites and create local-area networks allowing file and printer sharing between multiple personal computers within each apartment unit. We currently generate revenues through monthly subscriptions to our ISP service called ZIPPITYKLIK. As of June 30, 2000, monthly subscriptions for our ISP service comprised 100% of our revenues.

  . Through our KLIKLANE(TM) service, we provide a Web site that can be personalized by each subscriber for community messaging, connections to local and national information and retail Web sites, and television-quality satellite broadcast video and audio programming. As of June 30, 2000, we have not generated any revenues from our KLIKLANE services.

   As of July 31, 2000, VelocityHSI was installed in 36 apartment communities with 10,675 apartment units. BRE owns each of these apartment communities and is our sole property owner customer. As of July 31, 2000, VelocityHSI had approximately 1,780 service activations, approximately 1,722 of which are revenue-generating subscribers and the balance of which are for leasing office and demonstration purposes.

                                The Distribution

   Each owner of shares of BRE common stock on the distribution record date will receive one share of VelocityHSI common stock for every five shares of BRE common stock held on that date. The aggregate number of shares of VelocityHSI common stock to be distributed to BRE stockholders will be 9,069,074 shares.

   Distribution and Transfer Agent and Registrar. ChaseMellon Shareholder Services will act as the distribution agent for the distribution to BRE shareholders and as our transfer agent and registrar for transfers of our shares of common stock following the distribution.

   Distribution Record Date. The record date for the distribution of the shares of VelocityHSI common stock will be the close of business on August 7, 2000.

   Distribution Date. The distribution date will be on or about August 15, 2000. On or about the distribution date, the distribution agent will commence mailing share certificates and checks for payments made by BRE in lieu of fractional shares to holders on the distribution record date of shares of BRE common stock.

   No Fractional Shares. BRE will not distribute fractional shares of our common stock. Instead, BRE will pay any person entitled to a fractional share cash in an amount equal to the fractional share multiplied by $1.00, the amount determined by the board of directors of BRE to represent the fair value of a share of VelocityHSI common stock at the time of distribution.

   Trading Market. Shares of our common stock will not be listed for trading on any national securities exchange nor qualified for inclusion in the National Market System of the National Association of Securities Dealers Automated Quotation System. It is anticipated that shares of our common stock will initially trade on the National Association of Securities Dealers Over-The-Counter Bulletin Board System under the symbol "VHSI."

                         Related issuance of securities

   On August 7, 2000, immediately following the completion of the contribution, we sold an aggregate of 1,721,816 shares of our common stock, at a price of $0.50 per share, to seven of our officers and employees, and gave an aggregate of 395,000 shares of our common stock to six employees of BRE. These six employees of BRE include the president and chief executive officer of BRE, and the executive vice president and chief operating officer of BRE, who were instrumental in the development of the business of VelocityHSI. All of these shares, an aggregate of 2,116,816 shares, will be subject to vesting in installments over a period of 18 or 36 months and will be forfeited to us if the person to whom the shares are issued ceases to be employed by us or BRE prior to the date of vesting. Upon the forfeiture of shares issued to an officer or employee of VelocityHSI at a price of $0.50 per share, we will pay the officer or employee, in exchange for the forfeited shares, the lesser of $0.50 per share or the fair market value of the shares at the time of forfeiture. We will make no payment upon the forfeiture of any of the 395,000 shares given to the six employees of BRE.

   We will recognize compensation expense for the difference between the $1.00 fair market value of a share of our common stock and the $0.50 price per share paid for the shares sold to seven of our officers and employees referred to above. This amount will be recognized as compensation expense over the vesting period for the shares. Assuming no shares are forfeited, the total amount of compensation expense to be amortized and recognized over the applicable 18 and 36-month vesting periods for these shares sold to our officers and employees will be $860,908. We will also recognize compensation expense for the 395,000 shares of common stock issued to the six employees of BRE who will not be required to pay for the shares. The amortization of compensation expense related to these shares given to the six BRE employees will be recognized over the 36-month vesting period and the amount of the compensation expense will be adjusted to reflect the fair market value of the shares at the time of vesting. Under the accounting rules applicable to employee stock compensation transactions, the expense to be recognized related to the shares sold to the seven VelocityHSI employees will not be adjusted based on the fair market value of the shares at the time of vesting.

   In connection with the distribution, current BRE option holders have received options to purchase shares of our common stock as an anti-dilution mechanism. The VelocityHSI options granted to BRE option holders reflect the terms of the BRE options, including the vesting provisions and exercise periods of the BRE options. The number of shares underlying the VelocityHSI options reflect the distribution ratio of one share of our common stock for every five shares of BRE common stock subject to the BRE options. For example, if a BRE option holder held an option to purchase 25 shares of BRE common stock, this option holder received options to purchase five shares of our common stock. We established the exercise price of each VelocityHSI option using the ratio of the holder's BRE option exercise price to the underlying BRE market value per share immediately before the distribution. We then applied this ratio to the VelocityHSI value per share at the time of the distribution to establish the exercise price of the VelocityHSI option. The exercise price of the existing

BRE option after the distribution will be calculated by applying the same ratio to the BRE market value per share immediately after the distribution. We computed the market value of BRE common stock immediately before the distribution based on the market capitalization of BRE on August 4, 2000, the date which was three days prior to the distribution record date. The VelocityHSI value was based on $1.00 per share, the amount determined by the board of directors of BRE, based in substantial part upon an analysis prepared by an independent valuation and consulting firm, to represent the fair value of a share of VelocityHSI common stock at the time of the distribution.

   The formula we used for determining the BRE and VelocityHSI option exercise prices was designed to assure that the aggregate intrinsic value of both the BRE option and the related VelocityHSI option for each option holder following the distribution will not be greater than the intrinsic value of the BRE option prior to the distribution under the guidelines included in Financial Accounting Standards Board Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The relevant guidelines, when applied in a spin-off transaction, provide that modifications to exercise prices of existing options and the granting of new awards for each option holder do not result in financial accounting consequences to the grantors. The issuance of the options to purchase shares of VelocityHSI common stock to BRE option holders and the modification of the price of BRE options in the manner described above will not result in a new measurement date for BRE's accounting purposes.

   In connection with the distribution, we have offered to sell to the holders of limited liability company units in BRE Property Investors LLC, other than BRE, one share of our common stock, at a price of $1.00 per share, for each five shares of BRE common stock issuable to the unit holder upon exchange of the units held by the unit holder at the close of business on the distribution record date.

    Federal income tax consequences of the distribution to BRE shareholders

   The distribution of VelocityHSI common stock by BRE to its shareholders will be a taxable event to the BRE shareholders. The amount of the distribution will be equal to the fair market value of the distributed VelocityHSI common stock determined at the time of the distribution. BRE intends to take the position that the fair market value of the VelocityHSI common stock at the time of the distribution will be $1.00 per share, the value determined by BRE's board of directors, based in substantial part upon an analysis prepared by an independent valuation and consulting firm. However, no assurance can be given that the IRS will not take the position that the VelocityHSI common stock had a higher fair market value, increasing the amount of the distribution. To the extent that BRE's aggregate distributions for its 2000 taxable year (including the distribution of VelocityHSI common stock) are made out of BRE's current and accumulated earnings and profits, which will be increased by the amount of gain recognized by BRE as a result of the distribution of VelocityHSI common stock, the distributions will be taxable to a BRE shareholder as ordinary income, unless BRE designates a portion of the distributions as a capital gain dividend. Any portion of BRE's aggregate distributions for its 2000 taxable year in excess of its earnings and profits will be treated as a tax-free return of capital to the BRE shareholder and will reduce the BRE shareholder's adjusted tax basis in the shareholder's BRE common stock by an equivalent amount, but not below zero. Distributions in excess of a BRE shareholder's adjusted tax basis in the shareholder's BRE common stock will be taxable as capital gains, provided that the shares have been held as a capital asset, and will be taxable as long-term capital gains if the shares have been held for more than one year. BRE shareholders will have a tax basis in our shares equal to the fair market value of the shares at the time of the distribution. A BRE shareholder's holding period in our shares will begin on the day following the distribution.

   BRE will report the amount of the distribution received by each shareholder to the shareholder and to the Internal Revenue Service on IRS Form 1099-DIV. There can be no assurance that the IRS or the courts will agree with the amount of the distribution determined by BRE.

   BRE is not expected to recognize taxable gain as a result of the contribution of the VelocityHSI assets to us in exchange for our common stock. BRE will recognize gain as a result of the distribution of shares of our common stock to BRE shareholders to the extent that the fair market value of the distributed stock exceeds BRE's adjusted tax basis in the stock, determined as of the date of the distribution. This gain will not qualify under the 75% REIT gross income test applicable to BRE as described below in this prospectus.

   BRE shareholders are urged to consult their own tax advisors as to the specific federal, state, local and foreign tax consequences to them of the distribution.

                  Relationship with BRE after the distribution

   Following the distribution, BRE will own approximately 9.9% of our outstanding shares, assuming exercise in full of all options to acquire our shares issued prior to the distribution, the sale in connection with the distribution of 529,968 shares of our common stock to holders of limited liability company units in BRE Property Investors LLC and the vesting of all VelocityHSI restricted shares. We have entered into an administrative services and reimbursement agreement with BRE, effective August 7, 2000, pursuant to which BRE has agreed to provide us with administrative services and make advances to us to fund operating costs and capital expenditures, including reimbursements for administrative services provided under the agreement but excluding capital expenditures for equipment to be installed at properties owned by BRE, up to a maximum amount of $10 million. BRE has also agreed to make advances to us, without limitation on amount, to fund the acquisition during the term of the agreement of equipment to be installed at properties owned by BRE. The agreement will terminate on September 30, 2001, at which time we will be obligated to repay the advances made to us by BRE under the agreement subsequent to the distribution, including advances we use to reimburse BRE for administrative services, together with accrued interest on unpaid balances at the rate of 9% per annum. We will be obligated to reimburse BRE for administrative services provided under the agreement in an amount equal to the direct and indirect costs incurred by BRE in providing the services. Reimbursements for actual time spent on VelocityHSI matters by BRE employees will be computed based upon hourly rates assigned to BRE employees which reflect the employees' salary and benefit costs to BRE, plus 35% of the hourly rate to cover indirect costs such as office space, equipment usage, supplies and utilities. The 35% adjustment reflects BRE's analysis of the historical relationship between its indirect costs and its labor costs. In addition, BRE may act as a guarantor of our future obligations. Furthermore, we will continue to provide Internet access and other Web-related services to properties owned by BRE pursuant to a service agreement.

   BRE provided funding for the operations of VelocityHSI prior to August 7, 2000 in the form of intercompany advances. Prior to August 7, 2000, VelocityHSI's intercompany account balance represented accumulated advances from BRE used to fund operations. As of June 30, 2000, BRE has advanced a total of $6,782,177 to VelocityHSI. On August 7, 2000, the balance of this intercompany account was converted into capital.

   BRE and VelocityHSI will have separate management teams. LeRoy E. Carlson and Frank C. McDowell, executive officers of BRE, will serve on the VelocityHSI board of directors. Mr. Carlson and Mr. McDowell will also continue to serve as directors of BRE. A number of officers and directors of BRE and VelocityHSI will also own (or have options or other rights to acquire) a significant number of shares of common stock in both companies. Based solely on their ownership of BRE common stock and options to acquire BRE common stock as of July 31, 2000 and shares of our common stock sold or issued to them in connection with the distribution as described below in this prospectus, the officers and directors of VelocityHSI will beneficially own an aggregate of 2,108,536 shares, or 15.3% of the outstanding shares of VelocityHSI common stock immediately following the distribution, assuming exercise in full of all options to purchase shares of our common stock issued prior to the time of the distribution and the completion of other related issuances of our shares of common stock described in this prospectus.

                                Investor contact

   VelocityHSI and BRE shareholders with questions about the distribution should contact Lauren L. Barr, senior vice president, strategic planning and communications of BRE, at BRE's principal executive offices at 44 Montgomery Street, 36th Floor, San Francisco, California 94104-4809; telephone: (415) 445-6530. This contact information will remain the same after the distribution.

                                  Risk Factors

   Your ownership of our common stock will involve risks. You should carefully consider the following risks, as well as the other information contained in this prospectus. If any of the events described in the following risk factors actually occur, our business, results of operations and financial condition could be harmed. In that case, the trading price of our common stock could decline, and you might lose part or all of the value of your shares of our common stock.

Risks Related to our Business

Because we have a limited operating history, it is difficult to evaluate our business. We face various risks, expenses and difficulties associated with early stage companies and may not be able to manage our business successfully or achieve profitability.

   The business referred to as VelocityHSI commenced operations in March 1999 with limited revenue generating activities conducted mainly on a part-time basis by several BRE employees. On January 1, 2000, BRE formed a division with accounting and reporting separate and discrete from all of BRE's other activities and referred to this division as "Project Velocity." We were formed as a Delaware corporation in April 2000. Our prospects for financial and operational success must be considered in light of the risks and challenges frequently encountered by early stage companies in the Internet services industry that provide services to owners, managers and residents of multifamily apartment communities.

   The material risks and uncertainties related to our limited operating history include risks that we may be unable to:

  . expand our property owner and manager customer base beyond BRE, our sole property owner customer, which would impair our ability to develop our business in accordance with our current business plan;

  . attract and retain new subscribers for our services and retain existing subscribers, which is critical to our ability to achieve profitability in the future, and if we cannot retain subscribers our results of operations and business will be materially and adversely affected and we may not be able to implement our current business plan;

  . create and maintain relationships with technology and content providers, which would impair our ability to compete with the dominant companies in the Internet services industry;

  . compete in the highly competitive Internet services industry, which would adversely affect our business and results of operations and impair our ability to obtain additional capital;

  . introduce new services, which would impair our ability to attract and retain subscribers;

  . upgrade our technologies, systems and infrastructure and enhance our service features, which would impair our ability to satisfy the evolving Internet service needs of our subscribers; and

  . minimize potential Internet service interruptions, which interruptions could cause our subscribers to switch to a competing Internet service provider.

We will need additional capital. If we cannot obtain additional capital, we will not be able to fund or continue our operations and your shares of VelocityHSI common stock may lose value or become worthless. In addition, we may only be able to raise capital on terms that are not favorable to us economically or may dilute existing shareholders.

   On August 7, 2000, we entered into an agreement with BRE pursuant to which BRE has agreed to provide us with up to $10 million in funds through September 30, 2001 to finance our operating expenses and the costs of installing equipment at properties which are not owned by BRE. BRE has also agreed to provide us with funds through September 30, 2001, without limitation on amount, to finance the installation of our equipment at properties owned by BRE. We must repay, on or before September 30, 2001, all of the funds advanced to us by BRE under the agreements, including advances we use to reimburse BRE for administration services, together with accrued interest on unpaid balances at the rate of 9% per year.

We currently have no external debt facility or source of funds other than BRE. The operating expenses and capital expenditures we will incur during the next 12 months in carrying out our business plan will vary depending upon a number of factors, including:

  . the number of new apartment property owner customers and subscribers engaged during that period which will determine the amount required for the acquisition and installation of capital equipment;

  . the extent of the changes and developments that may occur during that period in available technology and user requirements and preferences that will affect the amount we will be required to spend to develop and maintain a competitive position in the industry; and

  . the cost of attracting new apartment property owner customers and subscribers.

   Although we cannot predict with precision the amount required to fund future operating expenses and capital expenditures, we expect the funding required to carry out our current business plan during the next 12 months to exceed substantially the funding available from BRE. Consequently, we will be required to obtain financing from additional sources in order to fund our expected operations both during the next 12 months and thereafter, including the repayment on or before September 30, 2001 of advances made by BRE. If we cannot obtain additional capital, we will be required to reduce our expenditures to a level that could be financed with advances from BRE and we will be unable to repay the BRE advances on September 30, 2001. A reduction in expenditures would limit our ability to:

  . hire and retain the technical personnel necessary to develop our products and services;

  . hire and retain the marketing personnel necessary to expand our property owner customer base beyond BRE and attract new subscribers;

  .  acquire the equipment necessary to expand or maintain our business;

  .  respond effectively to competitive products and services; and

  .  hire necessary management personnel.

   A reduction in expenditures or a failure to repay the BRE advances when due as a result of our inability to obtain additional capital may result in the reduction in value or loss of your investment. Since BRE has not committed to provide us with funds subsequent to September 30, 2001, if we are unable to obtain additional capital prior to that date, our business may be materially and adversely affected and we may be unable to continue our operations after that date. Even if we raise additional capital it may be dilutive to existing shareholders and if we incur additional debt the lender may subject us to restrictions which will impair our ability to develop our business in accordance with our current business plan.

Our quarterly performance may be difficult to forecast and our actual performance may fluctuate.

   Our quarterly revenues and operating results are difficult to forecast even in the short term. Many of our expenses, such as depreciation, overhead, payroll and T-1 Internet service costs, will be fixed in advance based in large part on future revenue forecasts. If revenue is below expectations in any given quarter, the adverse impact of the shortfall on our operating results may be magnified by our inability to adjust spending to compensate for the shortfall.

   In addition, our actual operating results may fluctuate significantly due to a variety of factors, many of which are outside our control. The material factors that may affect our operating results include:

  . the speed with which third parties are able to deliver local and national telecommunications circuits;

  . the condition of the copper telephone wiring within an apartment community and our ability to upgrade or maintain that wiring system;

  . our ability to install our equipment and wiring in an apartment community;

  . our effectiveness in marketing our services to apartment property owners and subscribers;

  . the rate at which customers subscribe to our Internet services and the price the market will bear for these services;

  . our ability to retain our current and obtain and retain future subscribers; and

  . the overall market demand for e-commerce and broadband content and applications in general.

Loss of BRE as a customer would have a material adverse effect on our financial condition and results of operations.

   BRE is currently our sole property owner customer. As of June 30, 2000, all of our subscribers were residents of apartment communities owned by BRE and monthly subscriber fees from these residents comprised 100% of our revenues. Although we are actively engaged in discussions with other property owners and we intend to enter into agreements with other property owners, we have not entered into an agreement with another property owner and no assurances can be given that we will enter into agreements with other property owners. We anticipate that BRE will remain our largest customer at least through the end of the year 2000. BRE may terminate its service agreement with us by providing us with a 30-day termination notice at any time following the earlier of completion of the 180-day period after the date of the distribution or the thirty-day period subsequent to the date of our initial installation in BRE's apartment complexes referenced in the service agreement of the equipment necessary to deliver our services. Our basic equipment and related installation costs per multifamily apartment community are approximately $30,000 and this basic installed equipment can accommodate up to 50 subscribers. Based on a subscriber group of 50 apartment units, it will take approximately 18 months at a minimum to recover these capitalized initial basic equipment and related installation costs through monthly subscriber fees before payment of our other costs of activating and providing subscriber service. In the event the installation costs exceed this basic cost and we are unable to obtain reimbursement of the excess cost from the owner of the multifamily apartment community, it may take substantially more than 18 months to recover the installation costs through monthly subscriber fees. After our initial installation, we can add additional subscriber capacity at a cost of approximately $10,000 for each additional 50 subscribers. The loss of BRE as a customer would have a material adverse effect on our business, financial condition and results of operations.

Retention of our current and future subscribers is critical to our ability to achieve profitability in the future. If we cannot retain our subscribers, our revenues and therefore our business will be materially and adversely affected.

   We believe that our long-term success largely depends on our ability to retain our existing subscribers, while continuing to attract and retain new subscribers. During the six-month period ended June 30, 2000, we have achieved customer retention rates of approximately 96%. However, as a result of our limited operating history and the early stage nature of our business, it is difficult, if not impossible, for us to predict our ability to maintain these historical customer retention rates. We continue to invest significant resources in our infrastructure, marketing and customer and technical support capabilities and to incur substantial installation costs. Our sales, marketing and other costs of obtaining and providing service for subscribers, including depreciation on equipment at the apartment community, overhead, payroll, the installation at the subscriber's apartment unit and the T-1 line to access the Internet, are substantial relative to the basic $35 monthly fee derived from most of our subscribers. There can be no assurance that these expenditures will improve subscriber retention or improve our ability to attract and retain new subscribers. Because the high-speed Internet services market is new and changing rapidly, and the variety of available services is not well understood by new and potential customers, it is difficult, if not impossible for us to predict our ability to attract and retain future subscribers. Moreover, a number of new Internet users experience the Internet only as a novelty and do not become consistent users of Internet services. These factors may adversely effect our subscriber retention rates. Our subscribers pay for our Internet services on a monthly basis. Either the subscriber or VelocityHSI can terminate our service upon 30 days, notice. Our subscribers are not required to sign written agreements obligating them to pay for our services for any minimum length of time. If we cannot retain our current subscribers or attract and retain new subscribers, our revenues and therefore our business and results of operations will be materially and adversely affected.

Attracting and retaining property owners and managers as customers is important for our revenues. If we can not retain property owners and managers, our revenues and therefore our business will be materially and adversely affected.

   The multifamily apartment property owners and managers that we expect to have as customers will provide us access to their apartment properties so that we may install the equipment necessary to deliver our services to the residents in these apartment properties. As more fully described above, our installation costs for new properties are substantial relative to the monthly subscriber service fee that can be derived from subscribers at those properties. For example, our basic equipment and related installation costs per multifamily apartment community are approximately $30,000 and this basic installed equipment can accommodate up to 50 subscribers. After our initial installation, we can add additional subscriber capacity at a cost of approximately $10,000 for each additional 50 subscribers. Based on a subscriber group of 50 apartment units, it will take approximately 18 months at a minimum to recover these capitalized initial basic equipment and related installation costs through monthly subscriber fees before payment of our other costs of activating and providing subscriber service. We have not in the past and do not anticipate in the forseeable future charging the property owner or the subscriber for these installation costs. In comparison to these installation costs, we charge monthly subscriber fees for the Internet services that we provide. The subscriber service fees that we expect to receive per apartment unit for most apartment units we service will be approximately $35.00 per subscriber per month and we recognize this revenue as we provide these monthly services. Our agreements with these property owners and managers will be generally short-term, non-exclusive contracts which can be terminated by the property owner or manager on 30 days' notice. If the property owner or manager cancels the contract after the initial 30-day period, we cannot recover the substantial capital cost of installing our equipment and systems at their property. If we enter into an agreement with a property owner or manager and install our equipment at the property, there is no assurance that property residents will subscribe to our services. Our contracts do not guarantee a percentage of subscribers at each property. Our long-term success is dependent on our continuing relationship with the property owners and managers on whose properties we have installed the equipment necessary to deliver our services. If we cannot enter into and maintain agreements with property owners and managers, our revenues and therefore our business will be materially and adversely affected.

Our Internet service agreements with property owners or managers do not require them to ensure specific subscriber levels, and their residents may choose not to subscribe to our services. As a result we may be unable to derive revenues from our agreements.

   Property owners and managers do not provide a direct source of revenue to us because our Internet service agreements with them do not require them to ensure specific subscription levels for their residents. Therefore, even if we enter into Internet service agreements with property owners or managers, we cannot assure you that we will obtain revenues because the property residents may choose not to subscribe to our Internet services. If we are unable to attract and retain resident subscribers, currently our primary source of revenue, our business and results of operations would suffer.

Our failure to manage the expected growth of our operations could harm our business.

   Our future performance depends, in part, on the ability of our senior management to manage our growth effectively. We have rapidly and significantly expanded our operations. We anticipate that further significant expansion of installation, technical support, customer service and administrative personnel will be required to increase our subscriber base to the extent necessary to achieve profitability. We may not be able to implement management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support expanded operations. To manage the expected growth of our operations and personnel, we will be required to:

  . train, motivate and manage our sales and marketing, technical and customer support employees to develop and sell new services and provide acceptable levels of customer service to attract and retain subscribers, which is critical to our ability to achieve profitability and improve our results of operations;

  . improve existing and implement new operational, financial and management controls, reporting systems and procedures, which will be important to enable us to comply with our reporting obligations as a public company; and

  . install new management information systems, which are necessary for our senior management to monitor our existing business while attempting to expand our operations and personnel.

   If we are unable to manage growth effectively, our business and results of operations will suffer.

The Internet service provider and consumer Web site markets are very competitive. If we are unable to compete successfully, your shares will lose value and may become worthless.

   The Internet services market in which we operate is extremely competitive, and we expect competition in this market to intensify in the future. Our current and prospective competitors include many large companies with substantially greater market presence and access to capital and financial, technical, marketing and other resources than we have.

   We do and will compete directly and indirectly with these dominant companies in the following categories:

  . local exchange carriers, or LECs, such as Pacific Bell Telephone Company and SBC Communications, Inc.;

  . inter-exchange carriers such as AT&T Corp., Sprint Corporation and MCI WorldCom, Inc.;

  . digital subscriber line infrastructure providers such as Covad
    Communications Group Inc., Rhythms NetConnections Inc. and Northpoint Communications Group, Inc.;

  . local, regional and national Internet service providers which provide DSL service, such as PSINet Inc., EarthLink, Inc. and Internet America, Inc.;

  . cable television providers which offer high-speed connectivity such as Excite@Home and Road Runner, and their respective cable partners;

  . fixed wireless and satellite companies such as WinStar Communications, Inc., Teligent, Inc., Spaceway, Loral Cyberstar, iSKY, Inc. and Teledesic LLC;

  . Internet access and networking service providers focused primarily on multifamily apartment properties and office properties, such as CAIS Internet, Inc., Brix Communications Corp., Ntegrity Telecontent Services Incorporated, BroadBandNOW, Inc., Reflex Communications, Inc., Allied Riser Communications Corporation, Cypress Communications, Inc. and BroadBand Office, Inc.; and

  . content and portal service providers such as America Online, Inc., Yahoo!, Inc., Excite@Home, EdificeRex.com, Inc., ElectricStreets.com and Ntegrity Telecontent Services Incorporated.

   We compete with these companies primarily on the basis of:

  . operating performance and reliability;

  . speed of Internet service;

  . broadband capacity;

  . scalability of our services; and

  . price.

   These competitors pose a risk to VelocityHSI because they have resources that may allow them advantages based on their ability to:

  . build high-speed Internet infrastructure more rapidly than we can;

  . market to existing and future customers more readily than we can; and

  . gain acceptance by property owners and individual subscribers more readily than we can through the provision of related services (e.g. telephone, cable, Internet service provider or portal services).

   Competitors with substantial financial resources, established brands and substantial marketing resources may offer content and services that are more popular than the content and services we offer. Also, recent advances in technology have lowered the barriers to entry for emerging participants. Specifically, the ability to deliver high-speed Internet access over existing copper telephone wires has allowed more entrants to compete directly with larger digital subscriber line and cable modem providers. In addition, because our strategy is to offer content and services to targeted groups, the potential demand for our content and services is limited. There can be no assurance that we will have the financial resources, technical expertise or marketing and support capabilities to compete successfully with these competitors. If we are unable to do so, our business and results of operations will be materially and adversely affected.

If we do not respond effectively and on a timely basis to rapid technological change in our industry, we will not be able to sell our services and our sales will materially decline.

   The Internet service provider industry is characterized by rapid change. The speed of both the technological change and user requirements and preferences creates rapid change in industry standards. These changing standards could render our existing services, proprietary technology and systems obsolete. We must continually improve the performance, features and reliability of our services, particularly in response to competitive offerings.

   Our success depends, in part, on our ability to enhance our existing email and Internet services and to develop new services, functionality and technology that address the increasingly sophisticated and varied needs of our prospective subscribers. If we do not properly identify the future preferences of prospective subscribers, or if we fail to deliver features or content which meet the standards of these prospective customers, our ability to market our services successfully and to increase our revenues could be impaired.

   The development of proprietary technology and necessary service enhancements entail significant technical and business risks and require substantial expenditures and lead-time. During the twelve month period ended June 30, 2000, we and BRE invested approximately $725,000 in the development of proprietary technology and service enhancements. We may not be able to keep pace with the latest technological developments. We may also not be able to use new technologies effectively or adapt our services to customer requirements or emerging industry standards. If we cannot adapt or respond in a cost-effective and timely manner to changing market conditions or customer requirements, our business and results of operations will be materially and adversely affected.

The future success of our business depends largely on the continued growth in use of the Internet and the development of demand for our email, Internet portal and Web hosting services. If the Internet does not continue to grow or demand for our email, Internet portal and Web hosting services does not develop, our business would be materially and adversely affected.

   Our future success is substantially dependent on continued growth in the use of the Internet by residents of multifamily apartment communities. Rapid growth in the use of, and interest in, the Internet, and in particular the World Wide Web, is a recent phenomenon. There can be no assurance that Internet usage will become more widespread by residents of multifamily apartment communities, that extensive Internet content will continue to be developed or accessible at no or nominal cost, or that there will be a demand for high-speed, always-on Internet access. There can be no assurance that demand will develop for our services, including VelocityHSI, ZIPPITYKLIK and KLIKLANE.

   The Internet may not prove to be viable for a number of reasons, including potentially inadequate development of the necessary infrastructure or performance improvements. If use of the Internet does not continue to grow, our business and results of operations would be materially and adversely affected. Conversely, to the extent that the Internet continues to experience significant growth in the number of users and level of use, the Internet infrastructure may not be able to support the demands placed on it by that growth and it may not function properly or adequately thereby also materially and adversely affecting the growth or use of the Internet.

If consumer oriented Web-based businesses are unable to raise adequate capital or if these businesses implement cutbacks in expenditures, our business and results of operations may be materially and adversely affected.

   Our future success depends in part on the growth and success of consumer-oriented Web-based businesses that provide varying forms of content and electronic commerce. Many of these businesses have recently experienced difficulties in implementing their business plans. As a result, the private and public capital markets have become less willing to finance these types of businesses. Recently some of these businesses have experienced significant layoffs and, in some cases, the termination of operations. The inability of these companies to successfully implement and finance their business plans could impact the commercial development of the Internet, and therefore materially and adversely affect our business.

   Although we currently do not derive revenue from these sources, we plan to derive future revenue from advertising on our Web sites that can be customized for each apartment community and from commissions that Web-based businesses would pay us for completed electronic sales transactions with our subscribers. Therefore, our future revenues may be limited by the amount of advertising revenues that these Web-based businesses could pay us for access to our subscribers through the customized Web sites we create for each apartment community and revenues from commissions that these Web-based businesses would pay us for completed electronic sales transactions with our subscribers. Our failure to generate future revenue related to advertising and commissions from Web-based businesses could have a material and adverse effect on our business and results of operations.

We need to upgrade our systems and infrastructure continually to accommodate increases in email and Internet traffic. If we fail to upgrade these services, our business and results of operations could be materially and adversely affected.

   We must continue to expand and adapt our network infrastructure as the number of users and the amount of information they wish to transmit over the Internet increases and as their requirements change. Currently, our network infrastructure can support 100,000 users. As of June 30, 2000, we had installed our equipment in 35 multifamily apartment communities with 10,573 apartment units, of which approximately 1,654 units had been activated for service. Our service includes approximately 54 non-revenue leasing office and demonstration activations and approximately 1,600 revenue generating subscriptions. The expansion and adaptation of our network infrastructure will require substantial financial, operational and management resources. Due to the limited deployment of our services to date, the ability of our network to connect and manage a substantially larger number of customers at high transmission speeds is unknown. We face risks related to the network's ability to operate with higher customer levels while maintaining expected performance.

   As the frequency, size and complexity of email transmission and Web hosting requirements increase, we will need to make additional investments in our infrastructure, which may be expensive. In addition, we may not be able to project accurately the rate or timing of email and Internet traffic increases or upgrade our systems and infrastructure to accommodate future traffic levels. We may also not be able to achieve or maintain a sufficient capacity of data transmission as customer usage increases. Subscriber demand for our services could be greatly reduced if we fail to maintain high capacity data transmission. High capacity data transmission is generally regarded to include Internet connection equipment which allows transmission through the Internet of audio, video, graphic and text data in content densities which are greater than those readily transmitted through the Internet by traditional dial-up modems. In addition, as we upgrade our network infrastructure to increase capacity available to our subscribers, we are likely to encounter equipment or software incompatibility which may cause delays in implementations. We may not be able to expand or adapt our network infrastructure to meet additional demand or our subscribers' changing requirements in a timely manner or at all. If we fail to do so, our business and results of operations could be materially and adversely affected.

Security breaches and viruses could hurt our business.

   Our network and services may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Internet service providers and online service providers have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current or former employees or others. Unauthorized access may also jeopardize the security of confidential information stored in our computer systems or those of our subscribers, which might result in liability to our subscribers, the loss of our current subscribers and the possible deterrence of potential subscribers. Although we have adopted industry-standard security measures and intend to continue to implement industry standard security measures in the future, those measures have been circumvented in the past at other companies, and there is no assurance that measures we implement will not be circumvented in the future. Eliminating computer viruses and alleviating other security problems may require interruptions, expenses, delays or cessation of service to our subscribers, which could have a material adverse effect on our business, operating results and financial condition. Any imposition of liability that is not covered by insurance or is in excess of our insurance coverage could have a material adverse effect on our business, operating results and financial condition. We are covered under BRE's general liability and umbrella liability insurance until the date on which we distribute our shares of common stock to BRE shareholders. After the distribution, we will have to obtain our own general liability and umbrella insurance. We may not be able to obtain adequate insurance at a reasonable cost, if at all.

We depend on the development and acceptance of high-quality, high-speed broadband internet content and applications. If the content and applications are not available, our business could be adversely affected.

   A key component of our strategy is to provide a more compelling interactive experience to Internet users than the experience currently available from dial-up Internet service providers and other online service providers. We believe that, in addition to providing high-speed, high-performance Internet access, we must also promote the development and aggregation of high-quality multimedia Internet content and applications. Our ability to provide and aggregate the content and applications, and our ability to charge a premium for our service, is dependent on the capability of content and applications providers to create and support high-quality, high-speed multimedia Internet content and applications and our ability to aggregate content and applications offerings in a manner that subscribers find useful. Our ability to accomplish this will depend on our ability and that of our competitors to develop a subscriber base sufficiently large to justify investments in the development of high-quality, high-speed multimedia Internet content and applications by others. There is no assurance that we will be successful in these endeavors. In addition, the market for high-quality, high-speed multimedia Internet content and applications is at an early stage of development and is rapidly evolving, and there is significant competition among Internet service providers and online service providers for aggregating content and applications. If the market fails to develop as expected or competition increases or our content and applications offerings do not achieve or sustain market acceptance, our business, operating results and financial condition will be materially and adversely affected.

We may not be able to protect our trademarks which could hamper our ability to market our products and services.

   Our success is dependent in part on recognition of our name, servicemarks and trademarks. We have filed applications for federal trademark protection in the United States for the following trademarks and servicemarks: "ZIPPITYKLIK," "KLIKLANE" and "VelocityHSI." We intend to protect and defend our name, servicemarks and trademarks in the United States and internationally. However, we cannot assure you that:

  . our applications for registration of our trademarks will be granted;

  . our efforts to protect our proprietary rights in the United States or abroad will be successful;

  . our use of our trademarks and servicemarks will be free from legal challenges; or

  . we will have sufficient funds to withstand such challenges or claims, regardless of their merit.

   If we are unable to protect our proprietary rights, it could seriously affect our ability to market our products and services. In addition, legal challenges to our proprietary rights could lead to a substantial diversion of our limited resources.

We cannot be certain that we will be able to protect our intellectual property and we may face claims of intellectual property infringement by a third party.

   The possibility exists that a third party may copy or otherwise obtain and use our products, services or technology without authorization, or develop similar technology independently. In addition, effective copyright, trademark and trade secret protection may be unavailable or limited in foreign countries. The global nature of the Internet makes it virtually impossible to control the ultimate destination of our content offerings. Policing unauthorized use of our content offerings is difficult. We can provide no assurance that the steps we take will prevent misappropriation or infringement of our technology. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition.

Uncertain federal and state tax and other surcharges on our products and services may increase our payment obligations.

   The tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals have been made at the federal, state and local level that could impose taxes on the sale of goods and services ordered through the Internet. A recently passed federal law places a temporary moratorium on types of taxation on Internet commerce until October 21, 2001. We cannot predict the effect of any current or future attempts to tax or regulate commerce over the Internet. Any legislation that substantially impairs the growth of e-commerce could harm our business.

Proposed federal and state legislation with respect to internet privacy-related issues may adversely impact our business.

   Federal and state legislators are currently studying online privacy-related issues. In particular, they are examining Internet sites' use of identifiers that enable sites, including advertisers, to track usage patterns by compiling data and to deliver customized content to users. The Federal Trade Commission and certain states' attorneys general are investigating these activities as potentially unfair and deceptive practices. In addition, other Internet privacy concerns, such as protecting the confidentiality of medical records, personal finances and credit card numbers, are also being reviewed. We have industry-standard security measures in place to maintain the confidentiality of certain subscriber information; however, our security measures may not prevent security breaches by people who intend to steal or misuse personal or confidential information of or about our subscribers. In addition, our own internal use of subscriber information, which we may use to personalize and customize product and service offerings to individuals and customer groups, could be the subject of government investigation or regulation in the future. We cannot predict the effect of or our liability under any legislation designed to safeguard privacy on the Internet. Any legislation that substantially impairs the growth of e-commerce could cause our sales to decline and have a material adverse effect on our business.

We may have liability for Internet content and we may not have adequate liability insurance. If we are subject to any claim that is not covered adequately by insurance, we may be liable for damages that could materially and adversely affect our financial condition.

   As a provider of email, Internet portal and Web hosting services, we face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials transmitted through email, posted on the Web and downloaded from the Web by our subscribers. We do not and cannot screen all of the content generated by our users, and we could be exposed to liability with respect to this content. In addition, Congress has attempted to regulate the dissemination of obscene or indecent materials over the Internet. The constitutionality of those provisions has been debated in ongoing litigation and has been subject to further litigation. We may be subject to liability for the content distributed by our subscribers.

   We are covered under BRE's general liability and umbrella liability insurance until the date on which we distribute our shares of common stock to BRE shareholders. After the distribution, we will have to obtain our own general liability and umbrella liability insurance. We may not be able to obtain adequate insurance at a reasonable cost, if at all. If we are able to obtain general liability and umbrella liability insurance, this insurance may not cover claims of these types or may not be adequate to indemnify us for all liability that may be imposed. There is also a risk that a single claim or multiple claims, if successfully asserted against us, could exceed the total of our coverage limits. Should either of these risks occur, we may not have sufficient capital to cover the claims. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could have a material adverse effect on our reputation and our business and results of operations, or could result in the imposition of criminal penalties.

We must retain our initial directors and senior management to expand our business. If we are unable to retain these individuals, our business would suffer and the value of your shares would be adversely affected.

   The development of our business depends on the skills, experience and performance of our initial directors and senior management. The loss of the services of any of our initial directors, Frank C. McDowell and LeRoy E. Carlson, or our senior management including Stephen E. Carlson, our president and chief executive officer, Charles P. Wingard, our senior vice president, chief financial officer, secretary and treasurer, and Douglas A. Campillo, II, our senior vice president and chief technical officer, could materially and adversely affect our business.

We must recruit, hire, train and retain sales, marketing and technical personnel. If we are unable to recruit, hire and retain a sufficient number of these personnel, our business and results of operations would be adversely affected.

   Our success depends on our ability to recruit, hire, train, retain and motivate highly-skilled sales, marketing and technical personnel. Competition for these people is intense, and these people are in limited supply. We may not be able to successfully recruit, hire, train or retain qualified personnel, in particular qualified software developers for the enhancement of our Internet service offerings in order to grow our business and remain competitive. The number of sales, marketing and technical personnel that we will need to hire over the next 12 months will be substantially dependent on the extent and the form of the growth of our business. For example, to increase significantly the base of our apartment property owner and manager customers beyond BRE, we will require additional sales and marketing personnel, and to increase significantly the number of products and services that we offer to our customers we will require additional technical personnel. In addition, as our sales and marketing efforts result in increased subscriptions for our service, we will be required to add installation, technical support and customer service personnel. If we fail to recruit, hire, train and retain necessary software sales, marketing and technical personnel, our business and our ability to develop new services and to provide acceptable levels of customer service would suffer.

Governmental regulation and legal uncertainties could impair the growth of the Internet and decrease demand for our services or increase our cost of doing business. Future government regulation could make it easier for our competitors to have access to our customers. If legislation is enacted that makes competition easier, our business and results of operations could be materially and adversely affected.

   Although there are currently few U.S. laws and regulations that specifically regulate communications or commerce over the Internet, we may become subject to burdensome government regulation which could increase our costs of doing business or subject us to liability. New and existing laws may be interpreted to cover issues which include:

  .  content;

  .  distribution;

  .  antitrust matters;

  .  user privacy;

  .  pricing controls;

  .  consumer protection;

  .  libel and defamation;

  .  copyright and trademark protection;

  .  characteristics and quality of services;

  .  sales and other taxes; and

  .  other claims based on the nature and control of Internet materials.

The applicability to the Internet of new or existing laws in various jurisdictions governing these issues or issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Further, the growth and development of the market for high-speed home Internet service may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. We face risks due to possible changes in the way our competitors are regulated which could have an adverse effect on our business. For example, the Federal Communications Commission is considering measures that could stimulate the development of high-speed telecommunications facilities and make it easier for operators of these facilities to obtain access to customers. Favorable regulatory measures could enhance the viability of our competitors in the Internet access marketplace. In addition, changes in the regulatory environment may provide competing Internet service providers the right of access to the cable systems of local franchised cable operators. If legislation is enacted that increases competition, our business and results of operations could be materially and adversely affected.

Risks Related to the Distribution

Our stock has not been publicly traded before this distribution and our stock price may be volatile.

   Our common stock has not been publicly traded, and an active trading market may not develop or be sustained after this distribution. If an active trading market for our common stock does not develop, we may not be able to attract and retain market makers for our common stock or obtain coverage by financial analysts and other media attention. A when-issued trading market for VelocityHSI common stock may develop on or shortly before the distribution record date if the shares are qualified for quotation on the National Association of Securities Dealers Over-The-Counter Bulletin Board System. The term "when-issued" means that the shares of VelocityHSI common stock can be traded prior to the time certificates are actually available or issued. A when-issued trade is a trade that is conditional upon the issuing company, in this case BRE, actually distributing the shares of our common stock to BRE shareholders. No BRE shareholder will be able to initiate a when-issued transaction unless the shareholder either continues to hold the BRE shares until the trading day known as the

"Ex-Date" or has rights to when-issued shares of VelocityHSI common stock from a source other than ownership of shares of BRE. The Ex-Date is the trading day following the first trading day which occurs not earlier than the distribution record date and on which sales of shares of VelocityHSI common stock are quoted on any quotation system recognized by the New York Stock Exchange. The price at which our common stock will be quoted on the National Association of Securities Dealers Over-The-Counter Bulletin Board System after this distribution may be highly volatile and may fluctuate substantially due to factors such as:

  .  actual or anticipated fluctuations in our results of operations;

  .  announcements of technological innovations;

  .  introduction of new services by us or our competitors;

  .  the trading price of equity securities of our competitors;

  .  developments with respect to intellectual property rights;

  .  conditions and trends in the Internet and other technology industries;
     and

  . general market conditions, including the depth and liquidity of the market for VelocityHSI common stock.

   In addition, the National Association of Securities Dealers Over-The-Counter Bulletin Board System has from time to time experienced significant price quotation fluctuations. These broad market price fluctuations may result in a material decline in the market price of our common stock. If the market price for our common stock declines for a prolonged period of time, we may not be able to obtain sufficient capital to implement our current business plan and attract and retain qualified employees. These results would have a material and adverse effect on our business, liquidity and financial condition.

Initially, our common stock will be deemed to be a "penny stock." Transactions in penny stocks require broker-dealers to implement additional procedures before selling a penny stock to a particular investor. These additional procedures may materially and adversely affect the trading market of our common stock.

   Initially, our common stock will be deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Generally, penny stocks are stocks that trade at a price of less than five dollars per share and:

  .  are not registered on a recognized national securities exchange; or

  . are not issued by an issuer with net tangible assets in excess of $2,000,000, if the issuer has been in continuous operation for at least three years, or $5,000,000, if the issuer has been in continuous operation for less than three years, or an issuer with average annual revenues of at least $6,000,000 for the last three years.

   Section 15(g) of the Securities Exchange Act of 1934 and Rule 15g-2 promulgated under the Securities Exchange Act of 1934 require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account.

   In addition, Rule 15g-9 promulgated under the Securities Exchange Act of 1934 requires broker-dealers in penny stocks to approve the account of any investor for transactions in penny stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to:

  . obtain from the investor information concerning his or her financial situation, investment experience and investment objectives;

  . reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions;

  . provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination that the investor has sufficient knowledge and experience to be reasonably capable of evaluating the risks of penny stock transactions; and

  . receive a signed and dated copy of this statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives.

   Compliance with these requirements may make it more difficult for investors in our common stock to resell their shares to third parties or to otherwise dispose of these shares which may materially and adversely affect the trading market of our common stock.

Our directors, officers and principal stockholders will be able to exert significant influence over us. These persons may make decisions that are not in your interest as a stockholder and materially and adversely affect the value of your shares.

   Upon completion of this distribution, our directors and officers will beneficially own approximately 15.3% and BRE will own approximately 9.9% of our outstanding common stock, assuming exercise in full of all options to acquire shares of our common stock issued prior to the time of the distribution, the full vesting of all shares issued subject to vesting requirements and the sale of all shares of our common stock offered for sale to BRE Property Investors LLC unit holders. In addition, upon completion of or at the time of the distribution two existing shareholders of BRE who hold an aggregate of approximately 14% of BRE's common stock will own beneficially approximately 9.3% of our outstanding shares, assuming exercise in full of previously issued options, the full vesting of shares issued subject to vesting requirements and the sale of shares to the BRE Property Investors LLC unit holders. If the stockholders above vote together, they will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also delay or prevent a change in control of VelocityHSI.

Our directors may face conflicts of interest in making decisions that affect our relationship with BRE.

   Frank C. McDowell, the president and chief executive officer and a director of BRE, and Leroy E. Carlson, the executive vice president and chief operating officer and a director of BRE, will serve on our board of directors. At the time of the distribution, our board of directors will also include two directors who are unaffiliated with BRE. We expect to recruit and retain other independent, unaffiliated board members shortly after the distribution. Although our directors intend to act in a manner consistent with their fiduciary duties to our stockholders, there is a risk that common membership on the boards of directors or in management of VelocityHSI and BRE will lead to conflicts of interest in connection with transactions between the two companies, including matters arising under our administrative services and reimbursement agreement with BRE. It is anticipated that Messrs. McDowell and Carlson will abstain from voting on any matter submitted to a vote of our board of directors involving a conflict of interest with BRE.

Our certificate of incorporation and bylaws contain provisions which could delay or prevent a change in control. This could have the effect of materially and adversely affecting the value of your shares because it will discourage take-overs.

   Our certificate of incorporation and bylaws contain the following provisions that could delay or prevent a change in control of VelocityHSI or could limit the price that investors might be willing to pay in the future for shares of our common stock:

  . establishing a staggered board of directors, which prevents a third party from being able to remove all or a majority of our directors at once;

  . requiring the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock to remove a director for cause, which could make it more difficult for a third party to remove our directors;

  . authorizing the issuance of preferred stock which can be created and issued by the board of directors without prior stockholder approval, commonly referred to as "blank check" preferred stock, with rights senior to those of our common stock, which could make it more difficult or expensive for a third party to obtain voting control;

  . prohibiting stockholder action by written consent, which requires a third party to execute the proper procedures to convene a meeting of the stockholders which could delay a third party from acquiring us;

  . requiring the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock to amend any provision in our certificate of incorporation or bylaws and to approve certain business combinations, which could make it more difficult for a third party to remove the provisions we have included to prevent or delay a change of control; and

  . reserving to our board of directors the exclusive right to change the number of directors and fill vacancies on our board of directors, which could make it more difficult for a third party to obtain control of our board of directors.

These provisions could delay or prevent a third party from acquiring us even if this change of control would benefit our stockholders.

The number of shares eligible for future sale is substantial. Because so many shares can be traded at the same time, the market may not be able to balance efficiently all purchase and sale orders which could have a material adverse effect on our stock price.

   We are unable to estimate the number of shares that may be sold in the future by our stockholders or the effect, if any, that sales will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock, or the prospect of sales, could materially and adversely affect the market price of our common stock.

   Shares of VelocityHSI common stock distributed to BRE shareholders in the distribution will be freely transferable, except for the shares distributed to persons who may be deemed to be "affiliates" of VelocityHSI under the Securities Act. Affiliates generally include individuals or entities that control, are controlled by, or are under common control with VelocityHSI. Persons who are affiliates of VelocityHSI will be permitted to sell their shares of VelocityHSI common stock received in the distribution pursuant to Rule 144 under the Securities Act beginning 90 days after the distribution. In general, under Rule 144, an "affiliate" of VelocityHSI is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock of VelocityHSI or the average weekly trading volume of the common stock of VelocityHSI during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain volume limitations, manner of sale limitations, notice requirements and the requirement of availability of current public information about VelocityHSI.

   Beginning 90 days after the distribution, shares issued pursuant to the exercise of options granted to BRE option holders which are not subject to vesting restrictions will be freely transferable by non-affiliates of VelocityHSI, subject to compliance with the manner of sale limitations of Rule 144 and will be freely transferable by affiliates of VelocityHSI subject to compliance with the volume limitations, manner of sale limitations, notice requirements and the requirement of availability of current public information about VelocityHSI set forth in Rule 144. Based on the number of BRE shares and options outstanding as of July 31, 2000, of the 13,774,528 shares of our common stock which may be outstanding immediately following the distribution, assuming exercise in full of the options to purchase shares of our common stock issued in connection with the distribution to BRE shareholders and the sale of all of the shares offered for sale to holders of limited liability company units of BRE Property Investors LLC in connection with the distribution, we expect that:

  . 9,069,074 shares will be freely transferable upon completion of the distribution;

  . an additional 395,050 shares will become freely transferrable 90 days following the date of the distribution, subject to compliance by our affiliates with the applicable provisions of Rule 144;

  . an additional 427,603 shares, including shares assumed to have been issued upon exercise of options to purchase shares of our common stock, will become freely transferrable 180 days following the date of the distribution, assuming that none of those shares have been forfeited to us due to a failure of the shareholder to satisfy the applicable vesting requirements;

  . an additional 2,153,509 shares, including shares assumed to have been issued upon exercise of options to purchase shares of our common stock, will become freely transferrable on the first anniversary of the date of the distribution, assuming that none of those shares have been forfeited to us due to a failure of the shareholder to satisfy the applicable vesting requirements;

  . an additional 1,065,028 shares, including shares assumed to have been issued upon exercise of options to purchase shares of our common stock, will become freely transferrable on the second anniversary of the date of the distribution, assuming that none of those shares have been forfeited to us due to a failure of the shareholder to satisfy the applicable vesting requirements; and

  . an additional 664,264 shares become freely transferrable on the third and fourth anniversaries of the distribution, assuming that none of those shares have been forfeited to us due to a failure of the shareholder to satisfy the applicable vesting requirements.

   Following the distribution, we intend to file a registration statement on Form S-8 covering the 3,694,992 shares that have been reserved for issuance under the VelocityHSI, Inc. 2000 Equity Incentive Plan, including the shares issued upon the exercise of options issued to BRE option holders, that will permit resale of those shares in the public market without restriction under the Securities Act.

The distribution of the VelocityHSI common stock will be taxable to you.

   The distribution of the VelocityHSI common stock to you will be a taxable event. The amount of your distribution will be equal to the fair market value, determined at the time of the distribution, of the VelocityHSI common stock distributed to you. To the extent that BRE's distributions for the year, including the distribution of this stock, are made out of BRE's earnings and profits, which will be increased by the amount of gain recognized by BRE as a result of the distribution of the VelocityHSI common stock, the distribution will be taxable to you as a dividend. While the board of directors of BRE will report to you and to the Internal Revenue Service the amount of your dividend income based on its determination of the value of the VelocityHSI common stock, there can be no assurance that the Internal Revenue Service or the courts will agree with this determination.

The distribution may have an adverse effect on BRE common stock.

   After the distribution, the BRE common stock will continue to be traded on the New York Stock Exchange. As a result of the distribution, the trading price of BRE common stock may be lower than the trading price of BRE common stock prior to the distribution, reflecting the value of the assets transferred to us. The combined trading prices of BRE common stock and our common stock after the distribution may be less than the trading price of BRE common stock prior to the distribution. In addition, until the market has fully analyzed the operations of BRE without our assets, the price at which the BRE common stock trades may fluctuate significantly which may have an adverse effect on the price of the BRE common stock.

                          Forward-Looking Information

   This prospectus contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements can be identified by the use of forward-looking words such as "believes," "expects," "may," "will," "plan," "intends," "estimates," "could," "should," "would," "continue," "seeks," "pro forma" or "anticipates," or other similar words (including their use in the negative), or by discussions of strategies, plans or intentions. These statements include but are not limited to statements under the captions "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" as well as other sections in this prospectus. A number of factors could cause results to differ materially from those anticipated by the forward-looking statements, including those discussed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." You should be aware that the occurrence of any of the events discussed under "Risk Factors" and elsewhere in this prospectus could substantially harm our business, results of operations and financial condition and that upon the occurrence of any of these events, the trading price of our common stock could decline and you could lose all or a part of the value of your shares of our common stock.

   Our forward-looking statements are dependent upon assumptions and estimates that may prove to be incorrect. Although we believe that the assumptions and estimates reflected in the forward-looking statements are reasonable, our plans, intentions or expectations may not be achieved.

   The cautionary statements made in this prospectus are intended to be applicable to all related forward-looking statements wherever they may appear in this prospectus.

                                The Distribution

Background and Reasons for the Distribution

   BRE is a self-administered, self-managed real estate investment trust, or REIT, that owns and manages multifamily apartment communities in the western United States. To a large extent, public REITs, including BRE, manage their property portfolios with consideration to both public market perceptions and compliance with tax laws. Because investors are seeking a consistent and growing income stream from their REIT investments, REITs are encouraged to make conservative investments that will ensure sound returns. As a result, REITs have generally been hesitant to participate in long-term, higher-risk projects. In addition, the tax laws governing REITs include limitations on the types of assets that REITs may own, the type of income REITs may receive and the ability of REITs to retain earnings.

   BRE has developed a package of Internet services designed to meet the needs of the property owners and managers as well as the residents of its properties. The services known as "Project Velocity" are designed to enhance the experience of apartment community residents and facilitate the leasing and operation of these communities.

   BRE's business is significantly larger and more mature than the business of VelocityHSI. Consequently, the stock price of BRE reflects primarily the market value of an investment in a REIT rather than an investment in the business of VelocityHSI. So that investors may make an investment directly in the VelocityHSI business that will be priced in the stock market based upon the business of VelocityHSI rather than a combination of the VelocityHSI and BRE businesses, the BRE board of directors decided to separate the Project Velocity business from the BRE business and distribute shares of common stock of VelocityHSI to the BRE shareholders. The board of directors of BRE also determined that the distribution of shares of VelocityHSI common stock to the BRE shareholders and the conduct of the business of VelocityHSI through a separate company would:

  . enhance the attractiveness of VelocityHSI and BRE to investors who have investment criteria aligned with only one of these businesses;

  . enable VelocityHSI to operate outside of the constraints imposed by the rules and regulations applicable to REITs such as BRE and, among other things, to enable VelocityHSI to offer services to residents of properties not owned by BRE;

  . attract personnel to VelocityHSI with the required technological and marketing expertise to run an email, Internet and Web hosting service business;

  . focus the employees of each company on the management of their respective businesses; and

  . provide compensation incentives linked to the objective performance of each company's shares in the public markets.

   Distribution and Transfer Agent and Registrar. ChaseMellon Shareholder Services will act as the distribution agent for the distribution to BRE shareholders and as our transfer agent and registrar for transfers of our shares of common stock following the distribution.

The Contribution and Distribution

   BRE has contributed 100% of the assets of Project Velocity to VelocityHSI, a newly formed subsidiary, in exchange for 10,432,752 shares of VelocityHSI's common stock, representing all of the outstanding shares of VelocityHSI common stock.

   BRE will distribute by dividend to its shareholders, 9,069,074 of its shares of VelocityHSI common stock on the basis of one share of VelocityHSI common stock for every five shares of BRE common stock outstanding on the distribution record date of August 7, 2000. No holder of BRE common stock will be required to pay cash for the shares of VelocityHSI common stock to be received in the distribution or to surrender or exchange shares of BRE common stock in order to receive VelocityHSI common stock pursuant to the distribution. The general terms and conditions relating to the contribution of Project Velocity to VelocityHSI in exchange for all of the shares of VelocityHSI common stock and the distribution are set forth in the Contribution and Distribution Agreement between BRE and VelocityHSI.

Manner of Effecting the Distribution

   BRE will deliver certificates representing the shares of VelocityHSI common stock to be distributed to ChaseMellon for distribution to the holders of record of BRE common stock as of the close of business on August 7, 2000. The distribution will be made on the basis of one share of VelocityHSI common stock for every five shares of BRE common stock. Based on 45,345,370 shares of BRE common stock outstanding as of August 7, 2000, 9,069,074 shares of VelocityHSI common stock will be distributed to BRE shareholders. BRE will not distribute fractional shares of our common stock and BRE shareholders will receive cash in lieu of fractional shares. The shares of VelocityHSI common stock distributed to BRE shareholders have been duly authorized and are validly issued, fully paid and non-assessable, and the holders of these shares will not be entitled to preemptive rights. It is expected that certificates representing shares of the VelocityHSI common stock will be mailed to stockholders on or about August 15, 2000.

   Holders of BRE common stock should not send certificates to VelocityHSI. BRE stock certificates will continue to represent shares of BRE common stock after the distribution in the same amount shown on the certificates.

No Issuance of Fractional Shares

   No certificate or scrip representing fractional interests in shares of VelocityHSI common stock will be issued to BRE shareholders as part of the distribution. Instead of fractional shares, ChaseMellon, as distribution agent, will pay to any person who would be entitled to a fractional share cash in an amount equal to the fractional share multiplied by $1.00, the amount determined by the board of directors of BRE to represent the fair value of a share of VelocityHSI common stock at the time of the distribution.

Results of the Distribution

   After the distribution of the VelocityHSI common stock to the BRE shareholders, VelocityHSI will be a separate company. The number and identity of stockholders of VelocityHSI immediately after the distribution will be substantially the same as the number and identity of shareholders of BRE on August 7, 2000. Immediately after the distribution to the BRE shareholders, VelocityHSI expects to have approximately 6,300 holders of record of VelocityHSI common stock and approximately 13,079,536 shares of VelocityHSI common stock outstanding excluding shares issued upon the exercise of options issued prior to the distribution to holders of BRE options.

   The distribution will not affect the number of outstanding shares of BRE common stock or the rights of BRE shareholders. BRE has funded the costs associated with this distribution through August 7, 2000, including legal, accounting and other professional fees, through intracompany advances to VelocityHSI which were converted into a capital contribution to VelocityHSI on August 7, 2000.

Related Issuances of Securities not Covered by this Prospectus

   Issuance of Shares Prior to the Distribution. On August 7, 2000, immediately following the completion of the distribution, VelocityHSI sold an aggregate of 1,721,816 shares of VelocityHSI common stock, at a price of $0.50 per share to four executive officers and three other employees of VelocityHSI and gave an aggregate of 395,000 shares of VelocityHSI common stock to six employees of BRE who were instrumental in the development of the business of VelocityHSI who will not be required to pay for these shares. These 2,116,816 shares will represent approximately 15% of the shares of VelocityHSI common stock outstanding or issuable upon the exercise of all options outstanding following the distribution by BRE to its shareholders, assuming that holders of units of limited liability company interests in BRE Property Investors LLC purchase the 529,968 shares of VelocityHSI common stock offered for sale to them as described below. All of these 2,116,816 shares will vest in installments over a period of either 18 or 36 months and will be forfeited to us if the person to whom the shares are issued ceases to be employed by us or BRE prior to the date of vesting. Upon the forfeiture of shares issued to an officer or employee of VelocityHSI at a price of $0.50 per share, we will pay that officer or employee, in exchange for the forfeited shares, the lesser of $0.50 per share or the fair market value of the shares at the time of forfeiture. We will make no payment upon the forfeiture of any of the 395,000 shares given to the six employees of BRE who will not be required to pay for the shares. The 1,721,816 shares of VelocityHSI common stock were sold to the following executive officers and other employees of VelocityHSI in the following amounts:

                                                                      Number
                                                                        of
               Name                             Title                 Shares
               ----                             -----                 -------
   Stephen E. Carlson..........  President, Chief Executive Officer
                                  and Director                        826,471

   Douglas A. Campillo II......  Senior Vice President and Chief
                                  Technical Officer                   413,236

   Nancye Miller...............  Senior Vice President of Marketing   137,745

   Charles P. Wingard..........  Senior Vice President, Chief
                                  Financial Officer,
                                  Secretary and Treasurer              68,873

   Other employees (three
    persons)...................                                       275,490

   The 395,000 shares of VelocityHSI common stock were given to the following BRE employees who were instrumental in the development of the business of
VelocityHSI: Frank C. McDowell, the president and chief executive officer and director of BRE and a director of VelocityHSI (150,000 shares); LeRoy E. Carlson, the executive vice president and chief operating officer and a director of BRE and a director of VelocityHSI (175,000 shares); and four other employees of BRE (an aggregate of 70,000 shares). These six BRE employees were not required to pay for these 395,000 shares of VelocityHSI common stock.

   We will recognize compensation expense for the difference between the $1.00 fair market value of a share of our common stock and the $0.50 price per share paid for the shares to be sold to seven of our officers and employees referred to above. This amount will be recognized as compensation expense over the vesting period for the shares. Assuming no shares are forfeited, the total amount of compensation expense to be amortized and recognized over the 18 and 36-month vesting period for these shares sold to officers and employees will be $860,908. We will also recognize compensation expense for the 395,000 shares of common stock issued to six employees of BRE who will not be required to pay for the shares. The amortization of compensation expense related to these shares given to BRE employees will be recognized as the shares vest over the 36-month vesting period and the amount of the compensation expense will be adjusted to reflect the fair market value of the shares at the time of vesting. Under the accounting rules applicable to employee stock compensation transactions, the expense to be recognized related to the shares sold to the seven VelocityHSI employees at a price of $0.50 per share will not be adjusted based on the fair market value of the shares at the time of vesting.

   BRE Option Holders. In connection with the distribution, current BRE option holders received options to purchase shares of our common stock as an anti-dilution mechanism. The VelocityHSI options granted to BRE option holders reflected the terms of the BRE options, including the vesting provisions and exercise periods of the BRE options. The number of shares underlying the VelocityHSI options reflected the distribution ratio of one share of our common stock for every five shares of BRE common stock subject to the BRE options. For example, if a BRE option holder held an option to purchase 25 shares of BRE common stock, this option holder received options to purchase five shares of our common stock. We established the exercise price of each VelocityHSI option using the ratio of the holder's BRE option exercise price to the underlying BRE market value per share immediately before the distribution. We then applied this ratio to the VelocityHSI value per share at the time of the distribution to establish the exercise price of the VelocityHSI option. The exercise price of the existing BRE option after the distribution will be calculated by applying the same ratio to the BRE market value per share immediately after the distribution. We determined the market value of BRE common stock immediately before the distribution based on the market capitalization of BRE on August 4, 2000, the date which is three days prior to the distribution record date. The VelocityHSI value will be based on $1.00 per share, the amount determined by the board of directors of BRE, based in substantial part upon an analysis prepared by an independent valuation and consulting firm, to represent the fair value of a share of VelocityHSI common stock at the time of the distribution.

   The formula used for determining the BRE and VelocityHSI option exercise prices was designed to assure that the aggregate intrinsic value of both the BRE option and the related VelocityHSI option for each option holder following the distribution would not be greater than the intrinsic value of the BRE option prior to the distribution under the guidelines included in Financial Accounting Standards Board Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The relevant guidelines, when applied in a spin-off transaction, provide that modifications to exercise prices of existing options and the granting of new awards for each option holder do not result in financial accounting consequences to the grantors. The issuance of the options to purchase shares of VelocityHSI common stock to BRE option holders and the modification of the price of the BRE options in the manner described above will not result in a new measurement date for BRE's accounting purposes.

   The Board of Directors of BRE relied in substantial part upon the results of an analysis prepared by Financial Strategy Consulting Group, LLC ("FSCG"), an independent valuation and consulting firm, in determining the fair value of a share of VelocityHSI common stock at the time of the distribution to be $1.00 per share. FSCG presented the results of its analysis to the board of directors on June 15, 2000 and confirmed the continued accuracy of the analysis on July 28, 2000. In performing the analysis, FSCG discussed the business, strategy and future prospects of VelocityHSI with management of VelocityHSI, analyzed financial forecasts and other data provided by VelocityHSI, conducted an income approach analysis to estimate the value of VelocityHSI based upon the present value of estimated future cash flows, conducted a market approach analysis of value, applied an adjustment to the computed value of VelocityHSI to reflect the value of VelocityHSI prior to the distribution of shares to BRE shareholders, and performed other studies, analyses and investigations considered appropriate by FSCG.

   The income approach analysis conducted by FSCG consisted of the calculation of future debt-free cash flow for the six-year period ending December 31, 2005 and the discount of the cash flow to present value using a 27.5% discount rate. FSCG then determined a terminal value by multiplying by 5 the estimated earnings before interest, taxes, depreciation and amortization for the year ended December 31, 2005, and discounting that amount to present value using a 27.5% discount rate. FSCG added the discounted terminal value to the present value of the debt-free cash flow and adjusted the result to reflect the benefit of estimated net operating loss carryforwards, resulting in an income approach analysis of VelocityHSI value of approximately $13.5 million.

   In the market approach analysis, FSCG analyzed market value multiples of projected financial results of companies comparable to VelocityHSI, multiplied the market value multiples by VelocityHSI's revenue and subscriber forecasts and arrived at an estimated value of VelocityHSI of approximately $15.3 million based on revenues and approximately $13.6 million based on subscribers.

   As a result of the estimated values resulting from the income approach analysis of $13.5 million, the market approach-revenue analysis of $15.3 million and the market approach-subscriber analysis of $13.6 million, FSCG estimated VelocityHSI's value to be approximately $14.1 million, representing the midpoint of these values. FSCG then applied a discount of 30% to this amount to reflect the limited marketability of the VelocityHSI common stock, resulting in a valuation of the VelocityHSI common stock of $9.9 million. Based upon this analysis and the fact that the board of directors of BRE expected approximately 10 million shares of common stock to be outstanding following contribution of Project Velocity to VelocityHSI in exchange for all of the outstanding shares of VelocityHSI common stock, the Board of Directors determined the fair value of the shares of VelocityHSI common stock to be $1.00 per share.

   BRE Property Investors LLC Unit Holders. Holders of units of limited liability company interests ("LLC Unit Holders") in BRE Property Investors LLC (the "LLC") will not receive shares of VelocityHSI common stock directly in connection with the distribution of shares of VelocityHSI common stock to the BRE shareholders. LLC Unit Holders currently have the right to exchange their units for cash, or, at the sole discretion of BRE as managing member of the LLC, shares of BRE common stock at the ratio of one share of common stock for each unit exchanged. If the units are exchanged for cash, the LLC Unit Holder would receive an amount of cash equal to the market value at the time of exchange of the shares of BRE common stock that may otherwise have been delivered as part of the exchange.

   In connection with the distribution, VelocityHSI has offered to sell to the LLC Unit Holders, other than BRE, one share of VelocityHSI common stock, at a price of $1.00 per share, for each five shares of BRE common stock issuable to the LLC Unit Holder upon exchange of the units held by the LLC Unit Holder at the close of business on August 7, 2000. LLC Unit Holders, other than BRE, who exchange their units for shares of BRE common stock prior to the close of business on August 7, 2000, will receive one share of VelocityHSI common stock for every five shares of BRE common stock for which the units were exchanged and will not be entitled to purchase additional VelocityHSI shares. If the LLC Unit Holders, other than BRE, holding the 2,649,837 units currently outstanding elect to acquire shares of VelocityHSI common stock, VelocityHSI will issue an aggregate of 529,968 shares of its common stock to the LLC Unit Holders for an aggregate consideration of $529,968. BRE has caused the LLC to make a special cash distribution to the LLC Unit Holders in an amount sufficient to enable each LLC Unit Holder to purchase shares of VelocityHSI common stock. BRE will not be entitled to acquire shares of VelocityHSI common stock as a result of its membership interest in the LLC.

   The table below summarizes, as of August 7, 2000, the allocation of the outstanding shares of VelocityHSI common stock upon completion of the distribution covered by this prospectus and related issuances of securities, assuming exercise of all of the options issued to BRE option holders, the purchase of 529,968 shares of VelocityHSI common stock by LLC Unit Holders and the vesting of all VelocityHSI restricted shares.

                                                                    Beneficial
                                                                   Ownership of
                                                                   Outstanding
                                                                   and Issuable
                                                          Shares      Shares
                                                        ---------- ------------
Shares to be issued to BRE common shareholders at the
 distribution date.....................................  9,069,074     65.8%
                                                        ----------    -----
Shares to be issued in related transactions to:
  BRE option holders (assuming exercise of the related
   VelocityHSI options)................................    694,992      5.0%
  LLC Unit Holders.....................................    529,968      3.9%
  VelocityHSI and BRE employees (subject to vesting)...  2,116,816     15.4%
                                                        ----------    -----
                                                         3,341,776     24.3%
                                                        ----------    -----
Shares retained by BRE ................................  1,363,678      9.9%
                                                        ----------    -----
Total VelocityHSI shares outstanding................... 13,774,528    100.0%
                                                        ==========    =====

          Material Federal Income Tax Consequences of the Distribution

 General

   The following summary of the material federal income tax considerations associated with the distribution is based on current law, is for general information only and is not tax advice. The information set forth below was prepared by Latham & Watkins, tax counsel to BRE and VelocityHSI. A BRE shareholder's treatment will vary depending on his particular situation, and this discussion does not purport to deal with all aspects of taxation that may be relevant to a BRE shareholder in light of his personal investments or tax circumstances, or to shareholders who receive special treatment under the federal income tax laws except to the extent discussed under the headings "-- Taxation of Tax-Exempt Shareholders of BRE as a Result of the Distribution" and

"--Taxation of Foreign Shareholders of BRE as a Result of the Distribution." Shareholders receiving special treatment include, without limitation:

  .  insurance companies;

  .  financial institutions or broker-dealers;

  .  tax-exempt organizations;

  . shareholders holding securities as part of a conversion transaction, or a hedge or hedging transaction or as a position in a straddle for tax purposes;

  .  foreign corporations or partnerships; and

  .  persons who are not citizens or residents of the United States.

   The information in this section is based on:

  .  the Internal Revenue Code;

  . current, temporary and proposed treasury regulations promulgated under the Internal Revenue Code;

  .  the legislative history of the Internal Revenue Code;

  . current administrative interpretations and practices of the Internal Revenue Service; and

  .  court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service except with respect to the particular taxpayers who requested and received the rulings. Future legislation, treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations described in this prospectus. Any change could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment and the statements in this prospectus are not binding on the Internal Revenue Service or a court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the Internal Revenue Service or sustained by a court if challenged by the Internal Revenue Service.

   You are urged to consult your tax advisor regarding the specific tax consequences to you of (1) the distribution, (2) the ownership and sale or other disposition of our common stock, including the federal, state, local, foreign and other tax consequences of ownership and sale or other disposition, and (3) potential changes in applicable tax laws.

   Based upon the transactions as described in this prospectus, upon representations made by BRE and VelocityHSI as to factual matters and subject to the qualifications and assumptions contained in its opinions and this prospectus, Latham & Watkins is of the opinion that:

  . BRE's contribution of the VelocityHSI assets to VelocityHSI in exchange for common stock of VelocityHSI, which occurred for federal income tax purposes at the time VelocityHSI issues common stock to BRE and VelocityHSI employees and other service providers, qualified as an exchange under Section 351 of the Code; and

  . BRE's distribution of the VelocityHSI stock to BRE's shareholders will constitute a distribution of property under Section 301 of the Code.

Based on the characterization of this transaction as set forth in the opinions above, except to the extent described below, this contribution was tax-free to BRE. In addition, as a result of the distribution, BRE will recognize gain and the BRE shareholders will recognize ordinary income, tax-free return of capital and/or capital gain, depending on BRE's earnings and profits and the shareholders' personal tax situations. The resulting tax consequences to BRE and its shareholders are described in more detail below.

 Taxation of BRE in General

   BRE has elected to be taxed as a REIT under Sections 856 through 860 of the Code. BRE believes that it was organized and has operated in such a manner so as to qualify as a REIT under the Code. BRE intends to continue to operate in that manner, but no assurance can be given that it has operated in a manner so as to qualify, or will operate in a manner so as to continue to qualify, as a REIT. The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. Qualification and taxation as a REIT depend upon BRE's ability to meet, through actual annual operating results, asset diversification, distribution levels, and diversity of stock ownership, the various qualification tests imposed under the Code. Accordingly, no assurance can be given that BRE has operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT.

 Taxable Income Recognition by BRE as a Result of the Formation of VelocityHSI and the Distribution

   BRE has contributed the assets of Project Velocity to VelocityHSI in exchange for 10,432,752 shares of common stock of VelocityHSI, which represented 100% of the outstanding shares of VelocityHSI stock. During the period of time BRE owned 100% of the stock of VelocityHSI, VelocityHSI was treated as a "qualified REIT subsidiary" which was disregarded as an entity separate from BRE for federal income tax purposes. VelocityHSI's issuance of its common stock to BRE and VelocityHSI employees and other service providers, which occurred after BRE's contribution of assets to VelocityHSI, caused VelocityHSI to cease to be a qualified REIT subsidiary. Immediately before this occurred BRE was deemed for tax purposes to have contributed the assets then owned by VelocityHSI to VelocityHSI in exchange for common stock of VelocityHSI. As set forth above, this deemed exchange transaction qualified as a contribution under Section 351 of the Code. As a result of this treatment, and except with respect to the treatment of the compensatory issuance of VelocityHSI common stock and options described below, the deemed exchange transaction was tax-free to BRE. BRE intends to take the position that it did not recognize income upon the issuance by VelocityHSI of its common stock or options to purchase its common stock to BRE employees or other service providers as compensation. However, the law is not clear on this point and there can be no assurance that the Internal Revenue Service will not successfully take the position that BRE recognized income upon these issuances. BRE has a basis in its VelocityHSI common stock equal to the basis of the VelocityHSI assets it contributed to VelocityHSI in the deemed exchange transaction.

   BRE's distribution of VelocityHSI common stock to BRE shareholders will result in the recognition of gain by BRE to the extent that the fair market value of the distributed stock at the time of distribution exceeds BRE's adjusted tax basis in the stock. BRE believes that the income it recognizes upon the distribution will be offset by the dividends paid deduction to which it will be entitled as a result of the distribution, assuming BRE qualifies as a REIT for the taxable year of the distribution. As a result, BRE does not expect to pay federal income tax with respect to the distribution.

 Characterization of Gain Recognized by BRE for Purposes of REIT Income Tests

   In order to maintain qualification as a REIT, BRE annually must satisfy two gross income requirements. First, at least 75% of BRE's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property," certain interest, and gains from the sale or other disposition of real property) or from certain types of temporary investments. Second, at least 95% of BRE's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from investments the income from which satisfies the 75% gross income test or from dividends, interest and gain from the sale or other disposition of stock or securities (or from any combination of the foregoing).

   Any income recognized by BRE as a result of the issuance by VelocityHSI of its common stock or options to purchase its common stock to BRE employees or other service providers as compensation may not qualify under the 75% or 95% REIT gross income test. Also, gain recognized by BRE upon the distribution to its shareholders of VelocityHSI common stock will be characterized as gain from the disposition of securities, which will constitute qualifying income for purposes of the 95% income test, but not for purposes of the 75% income test. Because of the factual nature of the value of the VelocityHSI common stock on the date of the distribution, no assurance can be given regarding the amount of income or gain that will be recognized by BRE upon these issuances or upon the distribution of the VelocityHSI common stock to the BRE shareholders. BRE's board of directors has made a determination of the value of the VelocityHSI common stock as of the date of the distribution. If the Internal Revenue Service were to successfully assert that the value of the VelocityHSI common stock for federal income tax purposes on the date of the distribution was much greater than the value determined by BRE's board, BRE could recognize substantial income or gain upon the stock or option issuances or the distribution, possibly causing BRE to fail a REIT gross income test.

   If BRE fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, BRE may nevertheless qualify as a REIT for the year if it is entitled to relief under certain provisions of the Code. Generally, BRE may avail itself of the relief provisions if:

  . its failure to meet these tests was due to reasonable cause and not due to willful neglect;

  . it attaches a schedule of the sources of its income to any federal income tax return; and

  . any incorrect information on the schedule was not due to fraud with intent to evade tax.

   It is not possible, however, to state whether BRE would be entitled to the benefit of these relief provisions. If BRE failed the 75% or 95% income tests and these relief provisions did not apply, BRE would fail to qualify as a REIT.

   If BRE fails to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Code do not apply, BRE will be required to pay tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to shareholders in any year in which BRE fails to qualify as a REIT will not be deductible by BRE, and BRE will not be required to distribute any amounts to its shareholders. As a result, BRE anticipates that any failure to qualify as a REIT would reduce the cash available for distribution by BRE to its shareholders. In addition, if BRE fails to qualify as a REIT, all distributions to its shareholders will be taxable as ordinary income to the extent of BRE's current and accumulated earnings and profits, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, BRE will also be disqualified from taxation as a REIT for the four taxable years following the year during which BRE lost its qualification. It is not possible to state whether in all circumstances BRE would be entitled to this statutory relief.

 Taxation of Taxable Domestic Shareholders as a Result of the Distribution

   As set forth above, the receipt of VelocityHSI common stock will be taxable to domestic shareholders as a distribution from BRE under Section 301 of the Code. The amount of the distribution for federal income tax purposes will be equal to the fair market value of the VelocityHSI common stock at the time of the distribution. As long as BRE qualifies as a REIT, distributions, including the distribution of the VelocityHSI common stock, made to BRE's taxable U.S. shareholders out of BRE's current or accumulated earnings and profits, and not designated as capital gain dividends, will be taxable to U.S. shareholders as ordinary income. For corporate shareholders, these distributions will not be eligible for the dividends received deduction. In making this determination, BRE's earnings and profits for the taxable year of the distribution of the VelocityHSI common stock will be increased by the amount of gain recognized by BRE as a result of the distribution. Distributions in excess of current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent that they do not exceed the adjusted tax basis of the shareholder's shares of BRE common stock. These distributions will reduce the adjusted tax basis which each U.S. shareholder has in his BRE shares for tax purposes, but not below zero. Distributions in excess of a U.S. shareholder's adjusted tax basis in his shares will be taxable as capital gains, provided that the shareholder's BRE shares have been held as a capital asset. For certain non-corporate shareholders (including individuals), this capital gain will be subject to a reduced rate if the shareholder has held the shares for more than one year. A shareholder's initial tax basis for determining gain or loss on a subsequent disposition of the VelocityHSI common stock received in the distribution will be equal to the fair market value of that stock at the time of the distribution. A shareholder's holding period for this stock will begin on the day following the distribution.

 Taxation of Tax-Exempt Shareholders of BRE as a Result of the Distribution

   The Internal Revenue Service has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder, except some tax-exempt stockholders described below, has not held its shares as "debt financed property" within the meaning of the Code and the shares are not otherwise used in a trade or business, the distribution will not be unrelated business taxable income to a tax-exempt BRE shareholder.

   For tax-exempt BRE shareholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from the distribution will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specified purposes so as to offset the income generated by its investment in BRE shares. These BRE shareholders should consult their tax advisors concerning these "set aside" and reserve requirements.

   Notwithstanding the above, however, a portion of the dividends paid by a "pension-held REIT" shall be treated as unrelated business taxable income as to some types of trusts which hold more than 10%, by value, of the interests in the REIT. A REIT will not be a "pension-held REIT" if it is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to specified trusts. BRE does not expect to be classified as a "pension-held REIT," and as a result, the tax treatment described above should be inapplicable to BRE shareholders.

 Taxation of Foreign Shareholders of BRE as a Result of the Distribution

   The rules governing United States federal income taxation of Non-U.S. Persons are complex. When we use the term "Non-U.S. Persons" we mean a holder of BRE common stock who, for United States federal income tax purposes:

  . is neither a citizen nor resident of the United States;

  . is a corporation, partnership, or other entity that is not created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, and, in the case of a partnership, treasury regulations do not provide otherwise;

  . is an estate the income of which is not subject to United States federal income taxation regardless of its source; or

  . is a trust whose administration is not subject to the primary supervision of a United States court and which does not have one or more United States persons who have the authority to control all substantial decisions of the trust.

   The preceding discussion does not address the United States federal income tax consequences of the distribution to BRE shareholders that are Non-U.S. Persons. In general, Non-U.S. Persons may be subject to special tax withholding requirements on the distribution of VelocityHSI common stock to them, except to the extent reduced or eliminated by an income tax treaty between the United States and the Non-U.S. Person's country. A Non-U.S. Person who is a shareholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with BRE in order to claim such treatment. Non-U.S. Persons holding BRE common stock should consult with their tax advisors to determine the impact of federal, state and local tax laws with regard to the distribution, including any reporting requirements. Amounts required to be withheld from payments to Non-U.S. Persons may be collected by exchanging a portion of VelocityHSI common stock to be distributed for cash.

 Reporting of the Distribution

   As discussed above, the board of directors of BRE has made a determination of the fair market value of VelocityHSI common stock as of the distribution date. Based upon that determination, BRE will report the amount of the distribution received by each shareholder to such shareholder and to the Internal Revenue Service on Internal Revenue Service Form 1099-DIV. There can be no assurance that the Internal Revenue Service or the courts will agree with the amount determined by BRE.

   A BRE shareholder may also be subject to backup withholding at a rate of 31% of amounts paid to the shareholder, unless the shareholder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

                          Trading of BRE Common Stock

   BRE common stock will continue to trade on a regular basis, reflecting the combined value of BRE and VelocityHSI, until the trading day known as the "Ex-Date." The Ex-Date is the trading day following the first trading day which occurs not earlier than the distribution record date and on which sales of shares of VelocityHSI common stock are quoted on any quotation system recognized by the New York Stock Exchange. On and subsequent to the Ex-Date, sales of BRE common stock will not include the rights to the VelocityHSI common stock. From the date two days before the distribution record date until the Ex-Date, all shares of BRE common stock will carry due-bills representing the rights to the VelocityHSI common stock distributable with respect to the shares of BRE common stock. This means that during the due-bill period, if a BRE shareholder sells shares of BRE common stock, the BRE shareholder will give up the right to retain the shares of VelocityHSI common stock distributed in the distribution and upon receipt of the certificate representing the VelocityHSI common stock, will be required to deliver the certificate to the buyer of the BRE common stock. Prior to the Ex-Date, the New York Stock Exchange will not allow the sale of either the BRE common stock or the due-bills separately. If for any reason the distribution of VelocityHSI common stock is not completed, the due bills will become null and void.

                      Trading of VelocityHSI Common Stock

   There is not currently a public market for the VelocityHSI common stock. A when-issued trading market for VelocityHSI common stock may develop on or shortly before the distribution record date if the shares are qualified for quotation on the National Association of Securities Dealers Over-The-Counter Bulletin Board System. The term "when-issued" means that shares of VelocityHSI common stock can be traded prior to the time certificates are actually available or issued. A when-issued trade is a trade that is conditional upon the issuing company, in this case BRE, actually distributing the shares of our common stock to BRE shareholders. No BRE shareholder will be able to initiate a when-issued transaction unless they either continue to hold the BRE shares until the Ex-Date or have rights to when-issued shares of VelocityHSI common stock from a source other than ownership of their shares of BRE. Prices at which the VelocityHSI common stock may trade on a when-issued basis or after such time certificates are actually available or issued cannot be predicted. If for any reason the distribution of VelocityHSI common stock is not completed, the when-issued trades in VelocityHSI common stock will be null and void.

   Until the VelocityHSI common stock is fully distributed and an orderly market develops, the prices at which trading in VelocityHSI common stock occurs may fluctuate significantly. The prices at which the VelocityHSI common stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, the depth and liquidity of the market for VelocityHSI common stock, investor perception of VelocityHSI and its business, changes in the Internet service provider and consumer Web site industries, VelocityHSI's financial results, and general economic and market conditions.

             Transferability of Shares of VelocityHSI Common Stock

   Shares of VelocityHSI common stock distributed to BRE shareholders in the distribution will be freely transferable, except for the shares distributed to persons who may be deemed to be "affiliates" of VelocityHSI under the Securities Act. Persons who may be deemed to be affiliates of VelocityHSI after the distribution generally include individuals or entities that control, are controlled by, or are under common control with VelocityHSI. Persons who are affiliates of VelocityHSI will be permitted to sell their shares of VelocityHSI common stock received in the distribution pursuant to Rule 144 under the Securities Act beginning 90 days after the distribution, subject to certain volume limitations, manner of sale limitations, notice requirements and the requirement of availability of current public information about VelocityHSI. Beginning 90 days after the distribution, shares issued pursuant to the exercise of options granted to the BRE option holders which are not subject to vesting restrictions will be freely transferable by non-affiliates of VelocityHSI subject to compliance with the manner of sale limitations of Rule 144 and will be freely transferable by affiliates of VelocityHSI subject to compliance with the volume limitations, manner of sale limitations, notice requirements and the requirement of availability of current public information about VelocityHSI set forth in Rule
144. See "Risk Factors--The number of shares eligible for future sale is substantial. Because so many shares can be traded at the same time, the market may not be able to balance efficiently all purchase and sale orders which could have a material adverse effect on our stock price" for a summary of the manner of sale limitations under Rule 144. Following the distribution, we intend to file a registration statement on Form S-8 covering the 3,694,992 shares that have been reserved for issuance under the VelocityHSI, Inc. 2000 Equity Incentive Plan, including the shares issued upon the exercise of options issued to BRE option holders, that will permit resale of those shares in the public market without restriction under the Securities Act.

                            Conditions; Termination

   The BRE board of directors has conditioned the distribution upon the following material events:

  . the transfers of assets and liabilities of Project Velocity to VelocityHSI having occurred in all material respects;

  . the VelocityHSI board of directors having been appointed, and the VelocityHSI certificate of incorporation and VelocityHSI bylaws having been adopted and in effect;

  . BRE and VelocityHSI having obtained all third party consents or approvals necessary or desirable in connection with the distribution, and if some are not yet attained, BRE's board of directors determining that the absence of the consents or approvals would not have a material adverse effect on BRE or VelocityHSI;

  . the registration statement on Form S-1, of which this prospectus forms a part, filed by VelocityHSI pursuant to the Securities Act in connection with the distribution having been declared effective by the Securities and Exchange Commission;

  . the registration statement on Form 8-A filed by VelocityHSI pursuant to the Securities Exchange Act of 1934 having been declared effective by the Securities and Exchange Commission; and

  . BRE and VelocityHSI having entered into all of the agreements, instruments, understandings, assignments or other arrangements which are necessary in connection with the transactions contemplated by the distribution.

   As of the date of this prospectus, all of the conditions to the distribution have been satisfied. Nevertheless, the BRE board of directors has reserved the right to abandon, defer or modify the distribution or the other elements of the distribution at any time prior to the date the shares of VelocityHSI common stock are distributed to BRE shareholders. The BRE board of directors will not change the terms of the distribution unless the BRE board of directors determines that the change would not be materially adverse to the BRE shareholders.

   Significant Financial Accounting Methods to be Used in Connection with the
                                  Distribution

   The significant financial accounting methods to be used in connection with the distribution are discussed in the "Overview" section of the "Unaudited Proforma Financial Information" referenced under the Index to Financial Statements.

                                 Capitalization

   The following table sets forth the capitalization of VelocityHSI, Inc. as of June 30, 2000:

  .  on a historical basis; and

  . on a pro forma basis giving effect to the issuance of 10,432,752 shares of VelocityHSI common stock to BRE and the distribution of shares to the BRE shareholders, the 395,000 shares of VelocityHSI common stock given to employees of BRE, and the payment of signing bonuses totalling $1,250,000 to executive officers and other employees of VelocityHSI, as if those transactions had occurred on June 30, 2000.

The table does not reflect 694,992 shares issuable upon the exercise of VelocityHSI stock options granted to BRE option holders as part of the distribution transaction or the sale of 1,721,816 shares of VelocityHSI common stock to executive officers and employees of VelocityHSI and 529,968 shares of VelocityHSI common stock to holders of units of limited liability company interests in BRE Property Investors LLC.

                                                        As of June 30, 2000
                                                      ------------------------
                                                      Historical    Pro Forma
                                                      -----------  -----------
Stockholders' Equity:
  Preferred Stock, 50,000,000 shares authorized, $.01
   par value per share; no shares issued or
   outstanding....................................... $       --   $       --
  Common Stock, 100,000,000 shares authorized, $.01
   par value per share; 10,827,752 pro forma shares
   issued and outstanding............................         --       108,278
  Additional paid-in capital (1).....................         --     7,203,387
  Deferred compensation (2)..........................         --    (1,645,000)
  Intercompany account (3)...........................   6,782,177          --
  Accumulated deficit................................  (1,817,962)  (1,817,962)
                                                      -----------  -----------
Total capitalization................................. $ 4,964,215  $ 3,848,703
                                                      ===========  ===========

--------
(1) In addition to the issuance of shares, additional paid-in capital includes on a pro forma basis amounts advanced by BRE to pay $1,250,000 of signing bonuses, as well as $6,782,177 of other advances converted into a capital contribution in connection with the distribution. Also offset against additional paid-in capital is a charge of $1,115,512 reflecting prepaid transaction costs which were carried on the balance sheet of VelocityHSI as an asset prior to the distribution.

(2) Deferred compensation includes a charge for the 395,000 shares of VelocityHSI common stock subject to vesting requirements given to employees of BRE who were instrumental in the development of the business of VelocityHSI, which will be amortized over the 18 and 36 month vesting periods for the shares. Also included in deferred compensation is a charge for the signing bonuses which vest over 24 months.

(3) The intercompany account represents amounts advanced by BRE to VelocityHSI which will be converted into a capital contribution in connection with the distribution.

                            Selected Financial Data

   The selected financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes contained eleswhere in this prospectus.

   The business referred to as VelocityHSI commenced operations in March 1999 with limited revenue generating activities conducted mainly on a part-time basis by several BRE employees. On January 1, 2000, BRE formed a division with accounting and reporting separate and discrete from all of BRE's other activities and referred to as "Project Velocity."

                                                    Period from    Six Months
                                                   March 1, 1999      Ended
                                                      through       June 30,
                                                 December 31, 1999    2000
                                                 ----------------- -----------
                                                                   (unaudited)
Operating Results
Revenues
  Subscriber service fees.......................     $ 138,125     $   182,378
                                                     ---------     -----------
Expenses
  Cost of services, including depreciation of
   $105,069 and $388,211 for the periods ended
   December 31, 1999 and June 30, 2000,
   respectively.................................       287,779         899,535
  Sales and marketing...........................        53,396         178,450
  General and administrative....................         4,861         714,444
                                                     ---------     -----------
                                                       346,036       1,792,429
                                                     ---------     -----------
Net loss........................................     $(207,911)    $(1,610,051)
                                                     =========     ===========
Balance Sheet Data
Assets
  Prepaid transaction costs.....................     $     --      $ 1,115,512
  Equipment and fixtures, net...................       857,350       3,066,611
  Software development costs....................        29,650         725,662
  Other assets..................................           --           56,430
                                                     ---------     -----------
    Total assets................................     $ 887,000     $ 4,964,215
                                                     =========     ===========
Equity
  Intracompany account and accumulated deficit..     $ 887,000      $4,964,215
                                                     =========     ===========

          Management's Discussion and Analysis of Financial Condition
                           and Results of Operations

Nature of Business

   The business referred to as VelocityHSI commenced operations in March 1999 with limited revenue generating activities conducted mainly on a part-time basis by several BRE employees. On January 1, 2000, BRE formed a division with accounting and reporting separate and discrete from all of BRE's other activities and referred to "Project Velocity."

   In April 2000, BRE formed a corporation, VelocityHSI, Inc., which had no assets or liabilities as of June 30, 2000.

   Monthly subscriber fees comprised 100% of revenues for the periods ended June 30, 2000 and December 31, 1999. Although we are actively engaged in discussions with other property owners and we intend to enter into agreements with other property owners in the future, as of June 30, 2000, all of our subscribers were residents of apartment communities owned by BRE.

Results of Operations

   Revenues totaled $182,378 for the six months ended June 30, 2000 and $138,125 for the ten months ended December 31, 1999. This increase was due to an increased number of subscribers over the period. Revenues consist solely of subscription sales from subscribers to our monthly Internet access service. Subscription fees vary in amount based on the level of service a subscriber chooses. However, as of June 30, 2000, almost all of our subscribers selected the level of services with a monthly subscription fee of approximately $35.00 per month. Subscribers pay our subscription fees for our Internet services on a monthly basis. Either the subscriber or VelocityHSI can terminate our service upon 30 days notice. Our subscribers are not required to sign written contracts to pay for our subscription fees for any minimum length of time. These subscription fees are recognized as income as earned. As part of our marketing plan, we may reduce the charges to potential subscribers as part of special promotions. As of June 30, 2000 and December 31, 1999, we had approximately 1,650 and 836 subscribers in 35 and 23 apartment communities, respectively.

   Cost of services totaled $899,535 for the six months ended June 30, 2000, an increase of $611,756 over the $287,779 for the ten months ended December 31, 1999. The increase in cost resulted from the addition of new apartment communities as customers and the addition of subscribers during the six month period ended June 30, 2000 in addition to related increases in depreciation of capitalized equipment installation costs. The costs, excluding depreciation, for the period ended June 30, 2000 consist of $280,000 in charges for wiring, setup and installation of Internet services performed by an independent contractor, T-1 access charges of $205,000 and, to a lesser extent, commissions to on-site personnel for new subscriptions. We anticipate that installation expenses will be associated with each new subscriber. As new subscriber installation costs include significant expenditures for equipment and system installation costs that include amounts initially capitalized, it will take an extended period of service to earn revenues to recover this initial cost. For example, our basic equipment and related installation costs per multifamily apartment community are approximately $30,000 and this basic installed equipment can accommodate up to 50 subscribers. Based on a subscriber group of 50 apartment units, it will take approximately 18 months, at a minimum, to recover these capitalized initial basic equipment and related installation costs through monthly subscriber fees before payment of our other costs of activating and providing subscriber service. In the event the installation costs exceed this basic cost and we are unable to obtain reimbursement of the excess cost from the owner of the multi-family apartment community, it may take substantially more than 18 months for us to recover the installation costs through monthly subscriber fees.

   Included in costs of services is depreciation expense totaling $388,211 for the six months ended June 30, 2000 compared to $105,069 for the ten months ended December 31, 1999. The increase of $283,142 is directly related to the increase in equipment placed in service in 2000. Depreciation expense is based on the total cost to place the related equipment in service and is calculated on a straight-line basis over three years. We anticipate our depriciation expense will increase as we continue to purchase additional equipment. In the event that a multifamily apartment community cancels our service prior to the respective equipment's full depreciation, and we are not able to redeploy this equipment at another multifamily apartment community, these remaining unamortized costs will be written off at the cancellation date.

   Sales and marketing costs totaled $178,450 for the six months ended June 30, 2000, an increase of $125,054 over the $53,396 for the ten months ended December 31, 1999. The increase in sales and marketing costs consists largely of promotional expenses to introduce Project Velocity to the multifamily apartment industry in March 2000. These costs are nonrecurring; however, we anticipate significant ongoing sales and marketing expenses as we market our services to property owners, managers and potential subscribers.

   General and administrative expenses totaled $714,444 for the six months ended June 30, 2000, a significant increase of $709,583 over the $4,861 for the ten months ended December 31, 1999. The increase resulted from additional direct and indirect personnel costs of executive and administrative officers and support personnel, additional facility costs and expenses for travel, printing, and office supplies incurred in connection with the development of the VelocityHSI business. General and administrative expenses should continue to increase over the next 12 months as we hire additional software developers, sales, marketing and technical personnel to support VelocityHSI on a stand-alone basis.

   Net loss of $1,610,051 and $207,911 for the six months ended June 30, 2000 and the ten months ended December 31, 1999, respectively, resulted from the costs of services, sales and marketing costs, depreciation and general and administrative costs exceeding revenues generated from subscriber service fees.

   Equipment totalling $3,066,611 and $857,350 on our balance sheets as of June 30, 2000 and December 31, 1999, respectively, consists of hardware and other equipment used for VelocityHSI services. These amounts are expected to continue to increase as additional equipment is required to install VelocityHSI at new communities.

   Software development costs totalling $725,662 and $29,650 on our balance sheets as of June 30, 2000 and December 31, 1999, respectively, consist primarily of salary and consultant expenses incurred in connection with the development of our Internet applications and content. There has been no amortization of these costs, since these projects were under development during the period ended June 30, 2000. Upon completion of the projects, these costs will be amortized over a term of three years or less.

   Prepaid transaction costs totalling $1,115,512 on our balance sheet at June 30, 2000 consist mainly of legal and accounting services incurred in connection with the formation of VelocityHSI and the distribution of shares of our common stock to shareholders of BRE. Such costs will be expensed by VelocityHSI upon the distribution or by BRE on the termination date if the plans for distribution are terminated.

Liquidity and Capital Resources

   Cash used in operating activities, primarily for the payment of operating expenses, was $2,393,782 and $102,842 for the six months ended June 30, 2000 and the ten months ended December 31, 1999, respectively. We expect to experience substantial negative cash flow from operating activities through the end of fiscal year 2000 due to the commencement of our business and the implementation of our business plan. Our future cash requirements as well as our revenues will depend on a number of factors including: the number of multifamily apartment properties with which we contract to provide services; the terms of contracts with the multifamily apartment property owners; subscriber penetration within the multifamily apartment property; monthly subscription rates; variable installation and setup costs at each multifamily apartment property and marketing costs.

   We incur both system installation costs to place equipment in service at each property and incremental installation costs to set up new subscribers with VelocityHSI. Since we do not charge the property owner or subscribers for these installation costs, and the monthly subscriber fees generated from service are earned over a period of time, we experience negative cash flows upon installation.

   Our major expenditures to date consist of hardware and software purchases and development costs of our Internet services. Net cash used in investing activities was $3,293,484 and $992,039 for the six months ended June 30, 2000 and the ten months ended December 31, 1999, respectively.

   Our expenses to date have been financed primarily with advances from BRE. On August 7, 2000, we entered into an agreement with BRE pursuant to which BRE has agreed to provide us with up to $10 million in additional funds through September 30, 2001 to finance our operating expenses and the costs of installing equipment at properties which are not owned by BRE. BRE has also agreed to provide us with funds through September 30, 2001, without limitation on amount, to finance the installation of our equipment at properties owned by BRE. We must repay, on or before September 30, 2001, all of the funds advanced to us by BRE under the agreement, including advances we use to reimburse BRE for administrative services, together with accrued interest on unpaid balances at the rate of 9% per year. We currently have no external debt facility or source of funds other than BRE. The operating expenses and capital expenditures we will incur during the next 12 months in carrying out our business plan will vary depending upon a number of factors, including:

  . the number of new apartment property owner customers and subscribers engaged during that period which will determine the amount required for the acquisition and installation of capital equipment;

  . the extent of the changes and developments that may occur during that period in available technology and user requirements and preferences that will affect the amount we will be required to spend to develop and maintain a competitive position in the industry; and

  . the cost of attracting new apartment property owner customers and subscribers.

   Although we cannot predict with precision the amount required to fund future operating expenses and capital expenditures, we expect the funding required to carry out our business plan during the next 12 months to exceed substantially the funding available from BRE. Consequently, we will be required to obtain financing from additional sources in order to fund our expected operations both during the next 12 months and thereafter, including the repayment on or before September 30, 2001 of advances made by BRE. If we cannot obtain additional capital, we will be required to reduce our expenditures to a level that could be financed with advances from BRE and will be unable to repay the BRE advances on September 30, 2001. A reduction in expenditures would limit our ability to:

  . hire and retain the technical personnel necessary to develop our products and services;

  . hire and retain the marketing personnel necessary to expand our property owner and customer base beyond BRE and attract new subscribers;

  .  acquire the equipment necessary to expand or maintain our business;

  .  respond effectively to competitive products and services; and

  .  hire necessary management personnel.

   We intend to pursue additional sources of financing, including debt and equity financing and borrowings. However, a reduction in expenditures or a failure to repay the BRE advances when due as a result of our inability to obtain additional capital may result in a reduction in value or loss of your investment. Since BRE has not committed to provide us with funds subsequent to September 30, 2001, if we are unable to obtain additional capital prior to that date, our business may be materially and adversely affected and we may be unable to continue our operations after that date. Even if we raise additional capital it may be dilutive to existing shareholders and if we incur additional debt the lender may subject us to restrictions which will impair our ability to develop our business in accordance with our current business plan.

   We expect to experience negative cash flow from operating activities through the periods ending December 31, 2000 and September 30, 2001 and for periods thereafter depending on a variety of factors. Our future cash requirements as well as our revenues will depend on a number of factors including: the rate at which subscribers purchase our service; our effectiveness in developing income sources other than subscription fees; the cost to install and maintain the service to individual users or apartment communities; marketing costs, including the costs of providing service to new customers during an introductory period without charge; and changes in technology.

                                    Business

Company Overview

   VelocityHSI provides high-speed Internet installation, access and content to the apartment industry. The term "high-speed" as it relates to the transmission of information to and from the Internet is generally regarded to refer to connection and transmission speeds which are faster than those provided by traditional dial-up modems. Our customers are multifamily apartment owners and managers and their apartment unit residents and we offer them Internet-related products and services to meet their specific high-speed Internet communication, information and entertainment needs. VelocityHSI is comprised of three primary elements:

  . We develop and install high-speed Internet connection systems for apartment-property owners and managers. Our systems deliver Internet-access over existing copper telephone wires at T-1 speed, a signalling speed of 1.5 megabits per second, and allow property owners and managers to offer their residents subscriptions to very fast Internet access through existing telephone lines. Our systems are "always on" which allow our subscribers continuous connection to the Internet eliminating busy signals or the additional time required to periodically reconnect to the Internet inherent with the use of traditional dial-up modems. This data-over-voice technology allows subscribers simultaneous use of the telephone, Internet and fax machine over a single telephone line. VelocityHSI delivers Internet access to all subscribers at 1,000K bytes per second, which ranges from 17 to 69 times faster than standard dial-up modem connection speeds of 14.4K, 28.8K and 56.6K. In addition to providing an amenity for residents, the installation creates a high-speed, wide-area network, or WAN, for property owners and managers, allowing them to connect all their on-site properties to regional and headquarters offices for email and data transmission needs.

  . We provide portable email, Web site hosting and local-area networks with our Internet service provider service. Our Internet service provider service, also known as ISP service, called ZIPPITYKLIK, is offered on a monthly subscription basis giving individual subscribers unlimited, always-on, high-speed Internet access over existing telephone lines which may be accessed by personal computers or through a VelocityHSI-provided television set-top box. Our ISP service includes portable email accounts that can be accessed from the subscriber's home or from any remote Internet access location. Our subscribers may store their personal Web sites on our ISP servers and can make payments to us, or other goods and service providers, using our electronic billing and payment features. Activation of our service in an apartment unit creates a local area network, or LAN, for each customer, allowing file and printer sharing between multiple computers within the apartment.

  . We provide Web sites that can be customized to each apartment community and personalized to each subscriber. Our KLIKLANE Web sites provide a community bulletin board and messaging system; a preset or subscriber-defined information and service connection to national and local retail Web sites; personal management tools, such as calendar, contacts and task lists; and on-demand television-quality satellite-broadcast video and audio content.

   We offer standard system installations to multifamily apartment property owners and managers at no cost in exchange for the right to market our non-exclusive ISP services to their residents. Our standard system installation in multifamily apartment properties where the telephone system wiring has a central location costs us approximately $30,000 and can accommodate up to 50 subscribers. The installation for a multifamily apartment property without a central telephone wiring location may involve the installation of underground wiring or wireless systems which is likely to involve significant costs in addition to our basic installation cost. We may require a multifamily apartment property owner to reimburse us for a portion of or all of the costs in excess of our basic installation cost. We currently generate revenues through monthly subscriptions to ZIPPITYKLIK, our ISP service. Subscription fees vary in amount based on the level of services a subscriber chooses. Currently, almost all of our subscribers select the level of service with a monthly subscription fee of $35.00 per month. Once we have installed a system on a property, we can activate service for subscribers within two to five business days, any time of day, within a 30-minute appointment window. Our service includes customer service and technical support over the phone, 24 hours a day, seven days a week.

   As of July 31, 2000, VelocityHSI was installed in 36 apartment communities, comprising 10,675 apartment units. BRE owns each of these apartment communities and is our sole property owner customer; however, we are actively engaged in discussions with other property owners and we intend to enter into agreements with other property owners for the installation of our systems in their apartment communities. As of July 31, 2000, VelocityHSI had approximately 1,780 service activations in BRE apartment communities, approximately 1,722 of which are revenue-generating subscribers and the balance of which are for leasing office and demonstration purposes.

   While we have not generated revenues from other sources, we anticipate future sources of revenue to include advertisers on our KLIKLANE Web sites and commissions derived from retailers who complete sales with our subscribers who accessed participating retail Web sites through KLIKLANE. In addition, we intend to enter into arrangements with apartment owners and managers in which we will pay to them a percentage of the gross revenues we receive from our services provided at these apartment communities. We have entered into a service agreement pursuant to which we will pay to BRE 10% of gross revenues generated from our services provided at communities owned by BRE after the distribution. See "Relationship between VelocityHSI and BRE after the Distribution--Agreement for Provision of our Services to BRE."

Market Opportunity

   Our market opportunity can be characterized by the following factors:

  . Internet usage continues to grow. Demand for connectivity to the Internet continues to grow as households realize that the Internet can significantly enhance communication, allow for the accessibility of valuable information and provide opportunities to reach new markets and compare products and services. Tremendous market potential remains as Yankee Group research indicates that 72% of U.S. households are not yet online. This number is expected to decrease rapidly, with Forrester Research projecting that household Internet penetration will grow to 56% by 2003.

  . Increased broadband availability drives the adoption of the Internet and the need for more broadband- enhanced applications and access. Consumers are increasingly demanding faster connections. According to the Yankee Group, 34% of consumers indicate that the number one reason they do not access the Internet at home is because they can access it at work at higher speeds through the use of T-1 or other high-speed lines. Based on the emerging demand for streaming video, Internet long distance telephone service and other content-rich products and services, we believe there will be a further increased demand for broadband access.

  . Increasing access to non-PC based Internet devices further drives usage of the Internet. According to Forrester Research, household PC penetration is projected to grow only 8% over the next four years, from 52% in 1999 to 60% in 2003. Access to lower-cost, easy-to-use non-PC Internet devices, including wireless handheld devices, television set-top boxes and other Internet appliances, has the potential to reach non-PC households and further increase Internet usage. We believe these other Internet appliances such as wireless handheld devices have the potential to increase Internet penetration because they allow users to access the Internet remotely, inside or outside their home or office, without the physical constraints of sitting in front of a computer.

  . Broadband infrastructure is used for more than just Internet connectivity. Broadband capabilities are scalable for other services beyond Internet access, including Internet long-distance telephone and other communications services, enhanced entertainment and content delivery, streaming video, video on demand, interactive television, and home management services to name a few. These services are particularly attractive when bundled into one convenient package.

  . The multifamily apartment unit market provides a unique value proposition. Given the unique aggregation of subscribers attribute of multifamily apartment properties, the multifamily apartment unit market represents a significant opportunity for an ISP to efficiently deploy broadband infrastructure and enhance marketing opportunities. Properties of 50 units or more offer efficient broadband deployment. According to the National Multihousing Council and the Yankee Group in its November 1999 report, there are an estimated 20.6 million apartment units in the United States of which 9.4 million units or 46% are clustered in properties containing 50 or more units.

   We believe the multifamily apartment unit market provides a unique value proposition based on:

  . Efficient deployment of technology: The clustering of individual apartment units within buildings and the clustering of buildings within individual apartment properties allows for rapid, cost-effective installation of broadband infrastructure and allows technicians to activate service in multiple apartment units during a single property visit. This compares to the more labor-intensive installation process faced by cable and telecommunications companies to connect single-family homes on a one-by-one basis. Current technology allows router equipment investment in 50-unit increments, enabling us the flexibility to purchase and install equipment in anticipation of, or concurrent with, demand for subscriptions.

  . Consumer aggregation: The aggregation of demographically similar consumers allows for unique marketing and e-commerce programs, such as targeted marketing and aggregated purchasing of services including video, Internet access and Internet long-distance telephone service which provide value to both vendors and consumers. We believe that the control of access to this aggregation of consumers and of their access to the Internet gives the ISP a preferential position in monetizing potential future values.

  . Multiple entry points for marketing of services: Traditional providers of broadband service (such as cable and telephone companies) to the non-multifamily apartment property market incur large advertising costs for television, radio, direct-mail and call-center marketing targeting a broad spectrum of prospective users. Multifamily apartment unit marketing is property-specific and can reach 100% of its target market through demonstration of the service by incentivized on-site leasing professionals during initial leasing tours, at lobby or community events, information kiosks and door hangers, and through referrals from other resident subscribers.

Broadband Market Characteristics

   Numerous services have been developed to provide broadband Internet access to consumers and businesses. These include digital subscriber line, or DSL, service, supplied by many ISPs, telecommunications companies and DSL network providers; cable modem service, supplied by many cable television providers; wireless and satellite services, supplied by many existing and emerging wireless communications providers; and T-1 and other high-speed service provided primarily to business customers, employed by many telecommunications companies. Each solution employs a different set of technologies in providing high-speed service to end users. However, leading providers of these services have encountered limitations in expanding their customer bases. DSL, for example, suffers from geographic limitations since service generally cannot work effectively beyond a three-mile range increment or radius from the local exchange carrier's central office. Cable modem service systems experience limited service coverage and bandwidth degradation as user volume increases.

   Similarly, the broadband industry's interaction with the multifamily apartment property industry to date has been characterized by difficulties and limitations. Broadband service providers typically secure a long-term right-of-entry, or ROE, agreement, from a property owner to access and deliver infrastructure to individual properties or buildings. Such long-term ROEs represent a recordable easement on the title to a property and can tie the property to a single ISP for multiple years and, as a result, have caused property owners, wary of giving up property rights, to resist these services. While service providers typically provide a revenue sharing agreement to consenting property owners in exchange for the ROE, the level of revenue realized is largely dependent on the service provider's sales, marketing and customer service abilities and thus may not fully compensate the owner for the value of providing the ROE. In addition, many high-speed access providers do not have an industry-specific understanding of the needs of the owners, managers and residents of multifamily apartment property communities.

The VelocityHSI Advantage

   We believe our services address many of the problems and limitations faced by other providers of high-speed networking and Internet access services in the multifamily apartment unit marketplace. By utilizing T-1 or higher-speed circuits on a 24 hours a day, seven days a week, managed broadband network, we are able to offer reliable high-speed access without the bandwidth degradation problems faced by other broadband services. Currently, the two most common residential high-speed access delivery technologies are DSL and cable modem service. DSL services are delivered in three-mile range increments or radiuses from local exchange carrier central offices. Subscribers located at the outer range of the three mile radius experience slower signal speed and, therefore, bandwidth degradation. Cable modems deliver service over a distributed network. For example, a single cable modem is split equally among all users, degrading bandwidth speed with each additional actively connected user. However, VelocityHSI creates the equivalent of a local exchange carrier central office for each apartment community eliminating the bandwidth degradation problem encountered by DSL service at the outer points of the three-mile range. In addition, each VelocityHSI user is allocated an individual channel to the Internet which is not split between additional subscribers within the apartment community and is not degraded as additional subscribers connect to the Internet. In addition, by delivery of our services over existing copper telephone wires, Ethernet or wireless systems, as appropriate, we are able to offer multifamily apartment property owners an immediate, cost-effective, efficient and scalable infrastructure. We also serve both our property owner and subscriber customers by offering a community-specific Internet portal that provides targeted content, e-commerce and management tools and services. We believe management's extensive experience in the multifamily apartment unit industry has given us intimate knowledge of the products and services that address the needs of both property owners and managers and resident subscribers. We are committed to offering customer-focused services which:

  . address the communications and infrastructure needs of property owners without the ROE and contractual concerns of similar services;

  . allow property owners and managers to enhance competitiveness and improve the management of their properties; and

  . deliver high-speed Internet access, broadband-enabled content and customer service that multifamily apartment residents demand.

   The VelocityHSI Network. We deliver our high-speed networking, Internet access and content services using multiple broadband access technologies over our proprietary Internet Protocol network, which operates on leased T-1 lines, that is managed 24 hours a day, seven days a week to ensure peak performance. Our leased network alleviates Internet bottlenecks through the use of a direct connection between the infrastructure, or backbone, of the Internet and the end-user that allows us to provide reliable high-speed service without bandwidth degradation. We have developed and are implementing our network using a backbone that operates at DS-3, or a speed of 45Mbps, and can be upgraded as needed. We connect subscribers directly to our network using existing protocols that integrate multiple broadband access technologies, through network access points, that consist of fully scalable switches, routers and servers, typically located in space leased from a local exchange carrier. This architecture allows us to adapt to improving broadband technologies and rapidly scale our network to accommodate a growing subscriber base.

   VelocityHSI for Property Owners and Managers. Our services offer an efficient, cost-effective and convenient opportunity for multifamily apartment property owners and managers to provide their residents with high-speed Internet access and broadband-enabled content and services while enhancing the value of their properties and improving their own internal property management operations. Specifically, we provide multifamily apartment property owners and managers with:

  . a ready-to-use broadband system which enables existing copper telephone wires to carry multiple signals simultaneously, which facilitates system planning, hardware installation, subscriber marketing, content and technology upgrades, technical support and customer service for low or no initial investment;

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  . fee revenues from VelocityHSI based on the extent to which the residents generate subscriber fees, or the extent to which businesses that appear on an apartment community-specific KLIKLANE Web site provide VelocityHSI with advertising fees, commissions or promotional fees, in an amount to be determined by future market conditions, except for the fee from VelocityHSI due to BRE, which will be based on 10% of subscriber fees from residents in BRE-owned properties;

  . improved leasing effectiveness and resident retention by offering what we believe is a desirable amenity to prospective and current residents; and

  . reduced operating costs through subsidized installation of high-speed
    Internet access for communication, rapid transmission of data and Internet long-distance telephone capabilities among all multifamily apartment properties owned or managed by a particular customer and its headquarters offices.

   VelocityHSI for Subscribers. We provide subscribers with a suite of products and services that enhance the residential living experience of apartment residents. These advantages include:

  . availability of high-speed, always-on Internet access, delivered over existing copper telephone wires, replacing the need for slower dial-up modem connections and eliminating the increased cost of additional telephone lines which were necessary to enable a subscriber to access the Internet while simultaneously utilizing the telephone;

  . email accounts that can be accessed worldwide by a subscriber even after he or she no longer lives at a multifamily apartment community serviced by VelocityHSI.

  . a customized, personalized Web site featuring local apartment community communication tools, goods and services advertisements and the ability for subscribers to conduct transactions over the Internet; and

  . a local area network within each apartment unit, allowing subscribers to link multiple computers and printers.

   In addition, we intend to provide Internet access through television set-top boxes or other electronic devices that allow Internet access to those who do not have a personal computer.

Our Services

 VelocityHSI

   VelocityHSI provides system planning, development, and installation of high-speed Internet access for property owners and managers of apartment communities using a revenue-sharing model. We survey sites to determine the adaptability and installation wiring requirements of a given apartment community's telephone wiring system to utilize our T-1 distribution system. Based on this analysis, we are then able to plan the equipment and installation requirements for additional trenching, wiring, switching and routing equipment. VelocityHSI works with a multifamily apartment property's existing infrastructure, using a hybrid of wired and wireless engineering, creating a fully upgradable and expandable system. We offer standard system installations to property owners and managers at no cost in exchange for the right to market our ISP services to their residents. We generate revenues primarily through subscriptions to our ISP service. While we have not generated revenues from other sources, we anticipate future sources of revenues to include advertisers on our KLIKLANE Web sites and commissions derived from retailers who complete sales with our subscribers who accessed participating retail Web sites through KLIKLANE.

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 ZIPPITYKLIK

   ZIPPITYKLIK is our proprietary, ISP service offering subscribers access to the Internet at T-1 speed, ranging from 17 to 69 times faster than a standard dial-up connection. It also permits users to define a customized package of services, including multiple Internet-based email accounts. Customers are able to access ZIPPITYKLIK from their own PCs or from a television set-top box which we intend to make available in the third quarter of 2000. Initially, these television set-top boxes will be made available at no cost to subscribers on a test basis. We also provide online and telephone technical support to all subscribers 24 hours a day, seven days a week. Currently, almost all of our subscribers pay our basic monthly subscription fee of approximately $35.00 per month.

   KLIKLANE

   KLIKLANE is our Web site that can be customized with content channels and settings for each apartment community on a regional and localized basis. Standard KLIKLANE channels currently include Entertainment/Travel, Fashion & Style, Grocery & Dining, Health & Fitness, Home & Bath, Info/Referral, Klik Central Mall, Personal Finances and Kid Kliks. In addition, each user can customize basic content settings, such as local and national news, stock quotes, horoscopes and weather. Based on the package of options selected by property owners and managers, KLIKLANE can be used for online rent payment, maintenance service requests, direct messaging to and from community management, and links to and affiliations with local resources.

   KLIKLANE also features unique content and services such as Coolcast(TM). We are a provider of Coolcast to the multifamily apartment market. Coolcast is a video-enhanced portal, which aggregates and broadcasts live, TV-quality video and CD-quality digital audio from branded media and entertainment providers. As a media aggregator, Coolcast, and not VelocityHSI, contracts directly with branded providers that include Bloomberg, Disney, the Home Shopping Network and Fox Sports. Coolcast allows users to access live television and audio broadcasts from around the globe. Coolcast bypasses Web congestion by stripping apart audio and video content at its point of origin and transporting this content via satellite to a delivery hub where the audio and video is rejoined, effectively limiting the distance this content travels over the Internet to the distance between the delivery hub and the end user. This method allows Coolcast to provide a high-quality media experience without service delays or interruptions typically associated with streaming media. In addition, users can view broadcasts in full screen or, if desired, on a smaller screen while performing other computer activities.

Customer Service and Technical Support

   We believe that customer service and technical support are extremely important in retaining subscribers. Service and technical support are available to subscribers 24 hours a day, seven days a week. Our trained Help Desk team has access to a historical data base of similar issues and resolutions, problem areas and service histories and to the necessary in-house resources, training, and inventory to resolve problems. Working with our experienced field personnel and Web development groups, our Help Desk will publish the most common resolutions for use by advanced subscribers and field support teams.

Business Strategy

   Our goal is to be the leading developer and provider of high-speed Internet access, networking services and community-specific content to the multifamily apartment industry that will:

  . enhance the residential living experience of apartment residents; and

  . increase productivity and competitive advantages for apartment property owners and managers.

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   VelocityHSI's strategy to achieve this objective includes six key elements:

   Increase number of connected communities. Our services have been tested within BRE's apartment portfolio for approximately 18 months for technical quality, efficiency of delivery, and subscriber acceptance and satisfaction. Having developed the business model within a property owner and subscriber environment, our strategy is to rapidly expand the delivery of our services beyond BRE's western U.S. portfolio to the broader multifamily apartment marketplace. We target large and mid-size multifamily apartment property owners as customers for our services by tailoring content specifically to their needs and the needs of their residents. Furthermore, while we have the capability to deploy our connected community technology in any size multifamily apartment unit property, we are initially targeting properties with 50 or more units, a U.S. market totaling approximately nine million units. Such criteria will allow us to take advantage of greater efficiencies in deployment and community aggregation.

   Build and strengthen subscriber relationships with demand-driven speed, superior content and high-quality service and support. Our strategy is to develop a large and loyal subscriber base by offering superior services through broadband technology and with customer-focused support at competitive prices. We believe our delivery of high-speed Internet access combined with content, information and local services through a community-specific portal will drive subscribers to our services and increase subscribers' usage of our KLIKLANE Web site to access information and goods and services. In addition, we intend to build customer loyalty by offering superior customer service, such as installation within two to five days and technical service and support 24 hours a day, seven days a week.

   Drive penetration levels through non-PC access devices. VelocityHSI's goal is to drive basic Intranet usage levels to 100% within each connected community and then achieve Internet subscription levels in excess of current industry levels. To achieve this, we plan to provide each resident in a connected community with a television set-top box, allowing the resident access to our Internet services through the television. When used, this television set-top box will enable residents to access our community-specific KLIKLANE Web site for intra-property communications, and to access our e-commerce affiliates, regardless of whether the resident has a PC. We intend for this convenient device to encourage residents to subscribe to our Internet services, thus taking advantage of the high-speed Internet access and bandwidth-enabled services included in the monthly subscription.

   Increase revenue per subscriber by growing additional revenue streams. We recognize that speed and bandwidth may ultimately become a commodity, and that revenues from subscriptions are not sufficient to sustain long-term growth. To this end, we intend to increase revenues per subscriber by leveraging our control of property connectivity into additional revenue streams. We intend to seek to enter into relationships with content providers or e-commerce companies to offer increasingly value-added products and services such as pay-per-view entertainment, on-line education, broadband-enabled entertainment and services. We are currently evaluating these products and services. In order to provide these products and services we will need to establish connections to these services from our KLIKLANE Web sites, and establish customer billing procedures and revenue sharing agreements with these providers or partners. At the present time, Internet long-distance telephone service is the only product which would require a modification to our existing system. Hardware, in the form of a card insert, is being developed by one of our technology providers to allow our existing systems to provide Internet long-distance telephone service to our subscribers. We also expect to provide content and e-commerce opportunities which will encourage subscribers to increase their Internet usage. In providing these services, we hope to capture a portion of subscribers' on-line spending as well as monetize their on-line time through targeted marketing and advertising programs.

   Build and strengthen relationships with e-commerce companies, consumer marketers and strategic technology providers. In order to provide goods and services to our subscribers and to increase revenues, we intend to aggressively pursue strategic alliances. We will continue to seek providers or e-commerce companies to deliver Internet-enabled technologies for Internet long-distance telephone service, broadband-enabled

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

entertainment, distance learning, local-area networks, and home-based business and total qtelecommuting solutions. We believe this combination of activities will continually improve our service and subscriber satisfaction.

   Expand our branded multifamily apartment property-specific network. In expanding the exposure of our full service Internet address, our subscriber base will benefit from an improved set of services, such as commerce, entertainment, communication, educational and other services from a single network. Developers of broadband-enabled content will look to targeted user groups such as subscribers to VelocityHSI's apartment-specific portal for distribution of revenue generating content where accounting, authorization and authentication systems are in place.

Competition

   Over the last few years, DSL technologies, cable modems, T-1-based systems and fixed-wireless connections have emerged as alternative technologies for high-speed Internet access. As a result, we operate in a highly competitive environment for each of our Internet services, which may become increasingly competitive in the future. There exist companies that offer or are capable of offering some or all of the services we provide, and new companies are rapidly entering these markets. Many of these competitors are larger and more established companies with significantly greater financial, technical and marketing resources and deeper customer relationships. As a result, there is no assurance that we will be able to compete effectively in the target markets. The competitive environment for our different lines of business is as follows:

  High-speed Connectivity and Internet Access Services

   We face several major groups of competitors in the business of providing high-speed Internet connectivity and networking services. We face direct competition from companies which are focused specifically on servicing multi-tenant properties with high-speed Internet access and networking services. These include companies focused on the multifamily apartment sector, such as CAIS Internet, Inc., Brix Communications Corp., Ntegrity Telecontent Services Incorporated, BroadbandNOW, Inc. and Reflex Communications, Inc., as well as companies focused on office properties, such as Allied Riser Communications Corporation, Cypress Communications, Inc. and BroadBand Office, Inc., which could extend their offerings to include apartment communities. While we believe we will be competitive based upon our non-ROE flexible 30-day contract terms, many of these competitors have been in existence much longer and have already gained significant market share and visibility, and they may be in a better position to drive acceptance of their services.

   In addition, we face competition from several other major groups in the business of providing high-speed Internet connectivity and networking services. One such group consists of providers of DSL services, including incumbent and competitive local exchange carriers, or CLECs, such as Pacific Bell Telephone Company and SBC Communications, Inc.; established inter-exchange carriers such as AT&T Corp., Sprint Corporation and MCI WorldCom, Inc.; and DSL infrastructure providers such as Covad Communication Group Inc., Rhythms NetConnections Inc. and Northpoint Communications Group, Inc. In addition, we experience competition from local, regional and national ISPs, such as PSINet Inc., EarthLink, Inc. and Internet America, Inc. which either offer DSL service on their own networks or resell these services from the providers listed above. We also face competition from established and emerging cable television providers which offer high-speed connectivity through cable modem service, such as Excite@Home and Road Runner and their respective cable partners. Recently, some companies have also developed the technology to efficiently offer high-speed connectivity through fixed wireless technology such as WinStar Communications, Inc. and Teligent, Inc. Other companies intend to launch high-speed satellite services within the next several years, such as Spaceway, Loral Cyberstar, iSKY and Teledesic LLC. Although we believe our combination of T-1 lines and connecting equipment offer a better and more dependable service than the above-mentioned competitors, many of our competitors are in a better financial and market position from which to drive acceptance of their product.

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

   Many ISPs have partnered directly with high-speed network providers. These include Excite@Home, which offers some of its service through the @HomeNetwork, and America Online, which has gained a cable affiliate through its planned merger with Time Warner. Many of the DSL network providers also partner directly with ISPs, often offering their services through a variety of ISP partners. The ISP market is highly competitive, and we believe simple Internet access services will become commoditized over time. Therefore, our ability to compete successfully in this market will depend on our ability to compete against providers that offer value-added products and services along with high-speed Internet access, including Internet long-distance telephone service and video delivery technologies.

  Content and Portal Services

   The Internet portal market is extremely competitive, with a small number of successful entrants. Yahoo! and America Online are the dominant players, with a significant hold over the market for general content. In addition, many ISPs, such as Excite@Home, brand their own portal offerings in an attempt to control their users' entrance onto the Internet. In addition to these general content providers, companies have emerged which are attempting to provide community-specific content to the multifamily apartment industry. These competitors include Insignia/Edifice Rex, ElectricStreets.com and Ntegrity Telecontent Services Incorporated. Although these are early stage companies and these companies are just developing their services, some of them have significant financial and strategic backing. While we believe our knowledge and expertise in the multifamily apartment market will enable us to provide relevant and compelling content to our subscribers, these services are critical to our business model and our overall performance will depend significantly on our ability to deliver them successfully.

Sales and Marketing

   As part of our overall strategy, we market to multifamily apartment property owners and managers, apartment community residents and content providers and e-commerce companies.

   Property owners and managers: We are marketing our services to large and mid-sized multifamily apartments, leveraging our management's expertise in multifamily apartment operations as well as our management's extensive contacts in the multifamily apartment industry. Our sales strategy is to target owners of large multifamily apartment portfolios through direct contact with the senior management in order to gain access to significant portions of their portfolios. We supplement our primary sales strategy of direct relationships and referrals with appropriate industry trade shows and advertisements.

   Apartment community residents: We will train, support and utilize management and leasing professionals in our connected communities to market our products to new and existing residents, using sales commissions and other incentive programs to encourage active and productive marketing. We also intend to advertise our services in kiosks and model apartments during the normal course of the leasing presentation. Additionally, we provide flexible service options offered to subscribers.

   Content providers and e-commerce companies: Through in-person contacts by our senior team members, we are actively pursuing content providers and e-commerce companies with which we can establish relationships to improve the attractiveness of our entertainment, information, educational and retail service offerings for our subscribers. In addition to being a provider of Coolcast to the multifamily apartment market, we have entered into affiliate agreements with six e-commerce companies under which we may receive commissions, generally ranging from 5 to 15%, for purchases made by our subscribers who were referred to the companies' web sites through our KLIKLANE Web sites. These agreements may be terminated by either party at any time. We may enter into additional similar affiliate agreements in the future. To date, we have not received any payments under these agreements.

   VelocityHSI is a spin-off of BRE. As of June 30, 2000 BRE constituted our sole customer. Although we are actively engaged in discussion with other property owners and we intend to enter into agreements with

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

other property owners, we have not entered into an agreement with another property owner and no assurances can be given that we will enter into agreements with other property owners. We anticipate that BRE will remain our largest customer at least through the end of the year 2000.

Intellectual Property

   We have filed applications for federal registration or own common law rights in the following trademarks: VelocityHSI, KLIKLANE, ZIPPITYKLIK and our logos. This prospectus also includes trade dress, trade names and the trademarks of other companies. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

   The acquisition and maintenance of Web domain names generally is regulated by governmental agencies and their designees. For example, in the United States, the National Science Foundation has appointed Network Solutions, Inc. as the current exclusive registrar for the ".com," ".net" and ".org" generic top-level domains. The regulation of domain names in the United States and in foreign countries is subject to change in the near future. Such changes in the United States are expected to include a transition from the current system to a system which is controlled by a non-profit corporation and the creation of additional top-level domains. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names.

   We regard the code we have written and continue to upgrade for our KLIKLANE portal site as proprietary and attempt to protect it with trademarks, trade secret laws, restrictions on disclosure and other methods. We also generally enter into confidentiality or license agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products, services or technology without authorization, or to develop similar technology independently. In addition, effective copyright, trademark and trade secret protection may be unavailable or limited in foreign countries, and the global nature of the Internet makes it virtually impossible to control the ultimate destination of our content offerings. Policing unauthorized use of our content offerings is difficult. There can be no assurance that the steps we take will prevent misappropriation or infringement of our technology. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results, and financial condition.

   From time to time, we may receive notice of claims of infringement of other parties' proprietary rights, including claims for infringement resulting from the downloading of materials by the online or Internet services we operate or facilitate. There can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against us or that any assertions or prosecutions will not materially affect our business, operating results and financial condition. Irrespective of the validity or the successful assertion of such claims, we would incur significant costs and diversion of resources with respect to the defense thereof, which could have a material adverse effect on our business, operating results and financial condition. If any claims or actions are asserted against us, we may seek to obtain a license under a third party's rights. There can be no assurance, however, that under such circumstances a license would be available on commercially reasonable terms, or at all.

Government Regulation

   The following summary of regulatory developments and legislation does not purport to describe all present and proposed federal, state and local regulations and legislation affecting our industry. Other existing federal, state and local legislation and regulations are currently subject to judicial proceedings, legislative hearings and administrative proposals that could change, in varying degrees, the manner in which this industry operates. We cannot predict the outcome of these proceedings or their impact upon the Internet industry or upon us.

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   We provide Internet access, in part through transmissions over public telephone lines. The underlying telephonic transmissions are governed by regulations and policies establishing charges, terms and conditions for communications. As an ISP, we are not currently regulated directly by the Federal Communications Commission or any other agency, other than regulations applicable to businesses generally. We could, however, become subject in the future to regulation by the Federal Communications Commission and/or other regulatory agencies if we become classified as a provider of basic telecommunications services or if such agencies seek to regulate ISPs. Regulations relating to providers of telecommunications services could affect the charges that we pay to connect to the local telephone network or for other purposes. For example, currently, ISPs, unlike long-distance telephone companies, are not required to pay carrier access charges. Access charges are assessed by local telephone companies on long-distance companies for the use of the local telephone network when the local telephone company originates and terminates long-distance calls, generally on a per-minute basis. The payment of access charges has been a matter of continuing dispute, with long-distance companies complaining that the charges are substantially in excess of actual costs and local telephone companies arguing that access charges are justified to subsidize lower local rates for end users and other purposes. In May 1997, the Federal Communications Commission reaffirmed its decision that ISPs should not be required to pay access charges. Subsequent statements issued by the Federal Communications Commission have not altered this conclusion. A requirement by the Federal Communications Commission that we pay access charges could have a significant impact on our costs of providing service.

   The Federal Communications Commission also has concluded that Internet access providers should not be required to contribute to a new universal service fund established to replace current local rate subsidies and to meet other public policy objectives, such as providing access to enhanced communications systems for schools, libraries and health care providers. As a result, unlike telecommunications providers, ISPs do not have to contribute a percentage of their revenues to the federal universal service fund and are not expected to be required to contribute to similar funds being established at the state level. Both the access charge issue and the universal service treatment of ISPs, however, are the subjects of further Federal Communications Commission proceedings and could change. Telephone companies are actively seeking reconsideration or reversal of the relevant Federal Communications Commission decisions and their arguments are gaining support as Internet long-distance telephone service begins to compete with conventional telecommunications services. We cannot predict how these matters will be resolved but we could be adversely affected if, in the future, ISPs are required to pay access charges or contribute to universal service support.

   In addition, to the extent that an end user's call to an ISP is considered local rather than long distance, the local telephone company that serves the ISP may be entitled to reciprocal compensation from the calling party's local telephone company. Reciprocal compensation is a reimbursement mechanism between telephone companies whereby the carrier that terminates a call is eligible for payment from the carrier serving the calling party. To the extent that a call to an ISP is considered local, the local telephone company serving an ISP would be entitled to reciprocal compensation. This payment of reciprocal compensation reduces the local telephone company's costs and ultimately reduces the ISPs costs. However, the Federal Communications Commission has determined that most, but not all, traffic to an ISP is interstate rather than local in nature. This determination could potentially eliminate or significantly reduce the payment of reciprocal compensation to the local telephone companies that serve us, which ultimately may affect our costs. The Federal Communications Commission's ruling was challenged in federal court and remanded to the Federal Communications Commission. There is a pending proceeding at the Federal Communications Commission to determine appropriate compensation mechanisms for such calls and the Federal Communications Commission has ruled that state commissions, in the interim, may determine under what circumstances reciprocal compensation should be paid. To date, most states considering the issue have upheld reciprocal compensation for calls placed to ISPs. If new compensation mechanisms increase the costs to carriers that terminate calls to ISPs or if states eliminate or significantly reduce reciprocal compensation payments for calls to ISPs, the affected carriers could increase the price of service to ISPs to compensate, which could have a material adverse effect on our business, financial condition and results of operation. The Federal Communications Commission is also considering measures that could stimulate the development of high-speed telecommunications facilities and make it easier for operators of these facilities to

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obtain access to customers by requiring incumbent telephone companies to provide access to their rights-of-way and wiring located within multiple tenant buildings. In addition, the Federal Communications Commission is considering requiring owners of multiple tenant buildings to provide competing service providers nondiscriminatory access to their buildings. These regulatory measures could enhance the competitive viability of ISPs that are affiliated with the providers of these high-speed facilities.

   The issue of ISP access to the infrastructure deployed by cable television operators is being considered at the local and federal levels. Several municipal franchising authorities have required franchised cable companies to provide competing ISPs open access to their cable infrastructure. However, the Federal Communications Commission has recently filed a brief in federal court addressing the open access issue in which it voiced its opposition to the local regulation, preferring instead a uniform national policy on the issue of open access. Further, in February 2000, the Federal Communications Commission decided that an ISP is not entitled to obtain leased access to a cable system for the purpose of providing Internet access or any service other than video programming. Nonetheless, several large multiple system operators have recently entered into open access commitments with ISPs. The outcome of efforts to compel open access will affect our business, by either increasing or foreclosing ISP access rights to the cable television infrastructure. If open access is mandated, we could face additional competition, although we could also benefit by being able to obtain access to cable operators' networks.

   The law relating to the liability of ISPs and online service providers for information disseminated through their networks is not completely settled. While the U.S. Supreme Court has held that content transmitted over the Internet is entitled to the highest level of protection under the U.S. Constitution, there are federal and state laws regarding the distribution of obscene, indecent, defamatory or otherwise illegal material, as well as materials that infringe on intellectual property rights, that may subject us to liability. These risks are mitigated by two federal laws. In 1996, Congress immunized ISPs and online service providers from liability for defamation and similar claims arising from materials the ISPs and online service providers did not create, but merely distributed without knowing or having had reason to know of their nature.

   U.S. laws protecting Internet Privacy include the Children's Online Privacy Protection Act, which recently became effective. This Act mandates that sites whose traffic includes children under the age of 13 post a privacy policy spelling out what information they collect about their child visitors and have a parental notification and approval system in place.

   Federal and state legislators are currently studying additional Internet privacy-related issues and have introduced numerous Internet and email privacy bills. which are currently pending. In particular, they are examining Internet sites' use of identifiers that enable sites, including advertisers, to track usage patterns by compiling data and then delivering customized content to targeted users. The Federal Trade Commission and several attorneys general are investigating these practices as potentially unfair and deceptive practices. Other Internet concerns regarding user privacy or secure transmission of personal or confidential information, as well as encryption and other Internet security-related issues, are also being reviewed. VelocityHSI collects personal subscriber information, provided by users, through the registration process and by subscribers' voluntary participation in surveys and contests. Examples of personal subscriber information include name, email address, password, birth date, profession, gender, postal address or ZIP code. This data is collected to authenticate a service account for ZIPPITYKLIK and KLIKLANE users, to offer interactive or personalized elements on the KLIKLANE Web site or to better prepare future content, based on the interest demonstrated through user demographics or patterns of usage. We have encryption security measures in place to maintain the confidentiality of this personal subscriber information; however, our security measures may not prevent security breaches by people who desire to steal or misuse personal or confidential information of or about our subscribers. In addition, our own use of personal subscriber information, which we may use to personalize and customize product and service offerings to individuals and customer groups, could be the subject of government investigation or regulation in the future. We cannot predict the effect on us or our industry of any legislation to safeguard privacy and provide security on the Internet. Any legislation that substantially impairs the growth of e-commerce could cause our sales to decline and have a material adverse effect on our business.

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   The law in the United States relating to the liability of on-line service providers and Internet service providers for information carried on, disseminated through, or hosted on their systems remains largely unsettled. In 1998, Congress passed the Digital Millennium Copyright Act. The Act includes a limitation on liability of on-line service providers for copyright infringement for transmitting, routing, or providing connections, transient storage, caching or storage at the direction of a user. This limitation on liability applies if the service provider had no actual knowledge or awareness that the transmitted or stored material was infringing and if certain other conditions are met. Since this law is new, we are unsure of how it will be applied to limit any liability we may face in the future for any possible copyright infringement or copyright-related issues. This new law also requires ISPs to follow certain "notice and take-down" procedures in order to be able to take advantage of the limitation on liability. We have not yet implemented those procedures or evaluated the cost of complying with them. Although our customers are subject to an acceptable use policy which regulates their use of our services, this policy and any enforcement of it may not be sufficient to shield us from liability under the Digital Millennium Copyright Act or otherwise. In addition, this new law addresses only copyright infringement. It may take years to determine whether and how existing laws such as those governing other types of intellectual property (such as trademarks), privacy, libel and taxation apply to the Internet. If liability for materials carried on or disseminated through their systems is imposed on ISPs, we would likely implement measures to reduce our exposure to such liability. Those measures could require us to expend substantial resources or discontinue certain product or service offerings. In addition, increased attention to liability issues, as a result of lawsuits, legislation and legislative proposals, could divert management attention, result in unanticipated expenses and harm our business.

   Due to the increasing popularity and use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet, covering issues such as the sale of alcohol and firearms, content, user privacy, pricing and trademark or copyright infringement. Laws and regulations potentially affecting us have been adopted, and may be adopted in the future, by federal and state governments, as well as by foreign governments. We cannot predict the impact, if any, that recent and any future legislative or regulatory changes or developments may have on our business, financial condition and results of operations. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly affect telecommunications costs or increase the likelihood or scope of competition from regional telephone companies or others, such as open access to cable infrastructure, could have a material adverse effect on our business.

Employees

   As of July 31, 2000, we had 22 full-time employees and approximately 37 outside consultants and BRE employees providing services relating to the marketing, installation and support of VelocityHSI. None of our employees is covered by a collective bargaining agreement.

Facilities

   We currently operate out of space located at 2175 North Carolina Boulevard, Suite 810, Walnut Creek, California 94596, under a lease entered into by BRE for VelocityHSI's executive offices. VelocityHSI will reimburse BRE for the cost of this occupied space.

Legal Proceedings

   We are not involved in any pending legal proceedings.

                    Relationship between VelocityHSI and BRE
                             after the Distribution

   The agreements described below have been filed as exhibits to our registration statement on Form S-1 which has been filed with the Securities and Exchange Commission, and are available for public review. The following description is only a summary; for the full text of the agreements, you should review the exhibits filed with the Securities and Exchange Commission.

Contribution and Distribution Agreement

   VelocityHSI and BRE have entered into a Contribution and Distribution Agreement which provides for the contribution of the Project Velocity assets to VelocityHSI and the distribution.

   The Contribution and Distribution Agreement provides that BRE is responsible for all liabilities with respect to the contributed assets and the VelocityHSI business arising out of events happening prior to the contribution. We are responsible for all liabilities with respect to the contributed assets and the VelocityHSI business arising out of events happening on or after the contribution. The contribution occurred on August 7, 2000. The Contribution and Distribution Agreement further provides that we will be covered under BRE's insurance policies until the distribution occurs. BRE and VelocityHSI have agreed to provide each other access to documents relating to or affecting the other party after the distribution.

Administrative Services and Reimbursement Agreement

   On August 7, 2000, at the time of BRE's contribution of the Project Velocity assets to VelocityHSI, we entered into an Administrative Services and Reimbursement Agreement with BRE pursuant to which BRE has agreed to provide us with financial support and administrative services, such as use of office space; management, accounting and payroll services; administration of benefits programs; and any other administrative services on which we and BRE may agree. The Agreement will terminate on September 30, 2001 and is terminable prior to September 30, 2001 by us for any reason, upon 30 days notice, and by BRE in the event of an acquisition or other change in control of VelocityHSI.

   BRE provided funding for the operations of VelocityHSI prior to August 7, 2000 in the form of intercompany advances. Prior to August 7, 2000, VelocityHSI's intercompany account balance represented accumulated advances from BRE used to fund operations. As of June 30, 2000, BRE has advanced a total of $6,782,177 to VelocityHSI. On August 7, 2000 the balance of this intercompany account was converted into capital.

   We will be obligated to reimburse BRE for administrative services provided under the Agreement in an amount equal to the direct and indirect costs incurred by BRE in providing the services. Reimbursements for actual time spent on VelocityHSI matters by BRE employees will be computed based upon hourly rates assigned to BRE employees which reflect the employees' salary and benefit costs to BRE, plus 35% of the hourly rate to cover indirect costs such as office space, equipment usage, supplies and utilities. The 35% adjustment reflects BRE's analysis of the historical relationship between its indirect costs and its labor costs.

   BRE has also agreed to make advances to us of up to $10 million during the term of the Agreement to finance our operating expenses and costs of installing equipment at properties which are not owned by BRE and capital expenditures, including reimbursements for administrative services provided under the Agreement but excluding capital expenditures for equipment installed at properties owned by BRE. BRE has further agreed to make advances to us during the term of the Agreement, without limitation on amount, to cover capital expenditures for equipment installed at properties owned by BRE. We will be obligated to repay all advances made by BRE subsequent to the distribution, including advances we use to reimburse BRE for administrative services, together with accrued interest on unpaid balances at the rate of 9% per annum, on or before September 30, 2001 or any earlier Agreement termination date.

Agreement for Provision of our Services to BRE

   On August 7, 2000, we entered into a Service Agreement with BRE pursuant to which we have agreed to provide high-speed Internet installation, access and content to apartment properties owned by BRE. Under the Service Agreement, we will pay to BRE 10% of gross revenues generated subsequent to August 7, 2000 from services provided at communities owned by BRE. BRE may terminate the agreement by providing us with 30 days' notice at any time after the earlier of six months from August 7, 2000 or 30 days after completion of our initial installation in BRE's properties referenced in the Service Agreement of the equipment necessary to deliver our services. We may terminate the agreement at any time by providing BRE with 180 days' notice.

Registration Rights

   Pursuant to the terms of a registration rights agreement, we have granted BRE the following registration rights with respect to the shares of our common stock that BRE will continue to hold after the distribution.

   Demand Registration. At any time following the expiration of the 180-day period after the effective date of the first underwritten public offering of our common stock, if BRE requests, we are required to use reasonable commercial efforts to cause BRE's shares to be registered under the Securities Act, subject to certain conditions and limitations. BRE is entitled to two of these demand registrations.

   Piggy-Back Registration. If we propose to register any of our common stock under the Securities Act for sale solely for cash, other than this registration statement, the registration of our first underwritten public offering of common stock, a registration statement on Form S-4 or Form S-8, a registration statement in which the only stock being registered is common stock issuable upon conversion of debt securities which are also being registered, or any registration on any registration statement form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of our shares of common stock held by BRE, BRE is entitled to notice of the proposed registration and the opportunity to include its shares in the registration. If the registration involves an underwriting, the underwriters have the right to limit shares proposed to be included in the registration and underwriting by BRE.

   Registration on Form S-3. BRE has the right to require us to register all or a portion of our shares held by BRE on Form S-3 when we are entitled to use Form S-3, provided that:

  . we are not required to effect more than two Form S-3 registrations in any twelve-month period; or

  . the registration does not occur during the period ending 180 days after the effective date of a registration statement subject to our obligations described above under "Piggy-Back Registration."

   In addition, we have the right to delay the filing of a registration statement in response to a registration request from BRE if we determine that the filing would be detrimental to our interests. We may not delay the filing more than twice in any 12-month period or more than three times in any 24-month period or for more than 120 days at a time.

Procedure for Addressing Conflicts of Interest

   Frank C. McDowell, the president and chief executive officer and a director of BRE, and Leroy E. Carlson, the executive vice president and chief operating officer and a director of BRE, will serve on our board of directors. At the time of the distribution, our board of directors will also include two directors who are not affiliated with BRE. The number of shares of common stock of BRE and options to acquire shares of common stock of BRE beneficially owned or held by Messrs. McDowell and Carlson as of August 7, 2000, together with the number of shares of VelocityHSI common stock and options to acquire VelocityHSI common stock acquired by Messrs. McDowell and Carlson prior to the distribution of our shares by BRE are set forth in the following table:

                               BRE Common Stock        VelocityHSI Common Stock
                            ------------------------   ----------------------------
                               Shares       Shares                  Shares Subject
                            Beneficially  Subject to    Shares            to
                               Owned       Options     Acquired    Options Acquired
                            ------------  ----------   --------    ----------------
Frank C. McDowell..........   196,028(1)   559,404(2)  178,196(3)      126,514(4)


Leroy E. Carlson...........    94,816(5)   166,375(6)  184,845(7)       42,393(8)

--------
(1) Includes 45,635 shares owned directly by Mr. McDowell, 1,450 shares held by his wife in which he disclaims any interest, 55,050 shares that may be purchased upon exercise of stock options that are currently exercisable or will become exercisable on or prior to September 29, 2000, 8,893 restricted shares and 85,000 shares acquired upon the exercise of stock options that are collateral for recourse loans from BRE.

(2) Does not include 55,050 shares included in the number of shares beneficially owned by Mr. McDowell.

(3) Includes 150,000 shares which will vest in installments over a period of 36 months and will be forfeited to VelocityHSI if Mr. McDowell ceases to be employed by BRE prior to the vesting date and 28,196 shares expected to be acquired in the distribution as a result of the ownership of BRE shares.

(4) These options were issued on August 7, 2000 in connection with the distribution as an antidilution mechanism with respect to options held by Mr. McDowell to purchase 559,404 shares of BRE common stock.

(5) Includes 11,743 shares owned directly by Mr. Carlson, 45,591 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or prior to September 29, 2000, 1,482 restricted shares and 36,000 shares acquired upon the exercise of stock options that are collateral for recourse loans from BRE.

(6) Does not include 45,591 shares included in the number of shares beneficially owned by Mr. Carlson.

(7) Includes 175,000 shares which will vest in installments over a period of 36 months and will be forfeited to VelocityHSI if Mr. Carlson ceases to be employed by BRE prior to the vesting date and 9,845 shares expected to be acquired in the distribution as a result of the ownership of BRE shares.

(8) The options were issued on August 7, 2000 in connection with the distribution as an antidilution mechanism with respect to options held by Mr. Carlson to purchase 211,966 shares of BRE common stock.

   VelocityHSI and BRE intend to pursue separate and distinct business strategies to minimize potential conflicts of interest between the two companies. Nonetheless, the ongoing relationship between VelocityHSI and BRE may present conflict-of-interest situations for directors of VelocityHSI. Although the directors of VelocityHSI intend to act in a manner consistent with their fiduciary duties to VelocityHSI shareholders, there is a risk that common membership on the boards of directors or in management of VelocityHSI and BRE will lead to conflicts of interest in connection with transactions between the two companies, including matters arising under the administrative services and reimbursement agreement between VelocityHSI and BRE. It is anticipated that Messrs. McDowell and Carlson will abstain from voting on any matter submitted to a vote of the VelocityHSI board of directors involving a conflict of interest with BRE.

                                   Management

Executive Officers and Directors

   Our bylaws authorize a minimum of three and a maximum of 15 directors, with the exact number of directors to be determined by our board of directors. We currently have four authorized directors. Following consummation of the distribution, we intend to expand the authorized number of directors to six and appoint two additional non-employee directors.

   The following table sets forth our executive officers and directors. There are no family relationships among our executive officers or directors.

Name                      Age Position
----                      --- --------
Stephen E. Carlson......   53 President, Chief Executive Officer and Director
Charles P. Wingard......   42 Senior Vice President, Chief Financial Officer, Secretary and Treasurer
Douglas A. Campillo II..   31 Senior Vice President and Chief Technical Officer
Nancye Miller...........   43 Senior Vice President of Marketing
LeRoy E. Carlson........   54 Director
Morgan P. Guenther......   46 Director
Frank C. McDowell.......   51 Director

   Stephen E. Carlson has served as the president, chief executive officer and a director of VelocityHSI since April 2000. Prior to joining VelocityHSI, Mr. Carlson was executive director of the California Housing Council for over 19 years. Mr. Carlson also served as executive director of the Cellular Carriers Association of California from 1993 to 2000. Mr. Carlson has a J.D., magna cum laude, from the University of San Diego School of Law and a bachelor's degree in economics from Wesleyan University. Stephen E. Carlson is not related to LeRoy E. Carlson.

   Charles P. Wingard has served as senior vice president, chief financial officer, secretary and treasurer of VelocityHSI since April 2000. Prior to that date, Mr. Wingard was vice president of financial reporting from May 1999 and director of financial reporting from August 1996 to May 1999 at BRE Properties, Inc. Prior to joining BRE Properties, Mr. Wingard served as controller of De Anza Properties from April 1996, and controller of Bay Apartment Communities from July 1994 to April 1996. Mr. Wingard has a bachelor's degree from the University of California at Berkeley and is a certified public accountant.

   Douglas A. Campillo II has served as senior vice president and chief technical officer of VelocityHSI since April 2000. Prior to joining VelocityHSI, Mr. Campillo was vice president, chief technology officer of BRE Properties, Inc. from May 1997. Prior to joining BRE, Mr. Campillo was network manager for InPower, Inc., a human resources software development company from May 1995 to May 1997. Mr. Campillo is an alumnus of the University of Hawaii.

   Nancye Miller has served as senior vice president of marketing of VelocityHSI since April 2000. Prior to joining VelocityHSI, from 1998 to 2000, Ms. Miller was vice president for sales and marketing at Coolcast, Inc. where she was responsible for marketing that company's Coolcast service and for coordinating technical trials of Coolcast with ISPs. Prior to joining Coolcast, Ms. Miller was president of Miller & McCall Enterprises, a media consulting firm, from 1984 to 1998. Ms. Miller holds a bachelor's degree from Trinity College.

   LeRoy E. Carlson has served as one of our directors since April 2000. Mr. Carlson has been executive vice president and chief operating officer and a director of BRE Properties, Inc. since July 2000. Prior to that date, Mr. Carlson served as executive vice president and chief financial officer of BRE since 1996. Prior to joining

BRE in 1996, Mr. Carlson served as the chief financial officer of Real Estate Investment Trust of California. Mr. Carlson is a California certified public accountant and holds a bachelor's degree from the University of Southern California.

   Morgan P. Guenther has served as one of our directors since July 2000. Mr. Guenther has been a vice president of business development of TiVo, Inc. since June 1999. Prior to joining TiVo, Inc., Mr. Guenther was a partner in the law firm of Paul, Hastings, Janofsky & Walker LLP from March 1998 to June 1999, and a partner in the law firm of Farella Braun & Martel LLP from 1990 to March 1998. Mr. Guenther presently serves on the board of directors of Tier Technology, Inc. Mr. Guenther holds a bachelor's degree and J.D. from the University of Colorado, and an M.B.A. from the University of San Francisco.

   Frank C. McDowell has served as one of our directors since April 2000. Mr. McDowell has served as the president, chief executive officer and a director of BRE Properties, Inc. since 1995. From 1992 to 1995, Mr. McDowell served as the chairman and chief executive officer of Cardinal Realty Services, Inc. Mr. McDowell has over twenty-five years of experience in the real estate investment, management and financing fields, and has served in various executive capacities for banks and management and investment companies. Mr. McDowell holds a bachelor's degree and an M.B.A. from the University of Texas.

   Executive officers are appointed by, and serve at the discretion of, our board of directors.

Classified Board

   Our board of directors is divided into three classes. The Class I directors' initial term will expire at the annual meeting of stockholders to be held in 2001, the Class II directors' initial term will expire at the annual meeting of stockholders to be held in 2002 and the Class III directors' initial term will expire at the annual meeting of stockholders to be held in 2003. After their initial terms, directors in each class will serve for a term of three years. Mr. Stephen E. Carlson is a Class I director, Mr. LeRoy E. Carlson is a Class II director and Mr. Frank C. McDowell and Mr. Morgan P. Guenther are Class III directors.

Committees of the Board of Directors

   Upon the appointment of additional outside directors, our board of directors will establish an Audit Committee and a Compensation Committee, each consisting of outside members of the board of directors.

   The Audit Committee will review the annual audits of our independent public accountants, review and evaluate internal accounting controls, recommend the selection of our independent public accountants, review and pass upon or ratify related party transactions, and conduct those reviews and examinations as it deems necessary with respect to the practices and policies of, and the relationship between, VelocityHSI and its independent public accountants. Mr. Guenther will serve as chairman of the Audit Committee.

   The Compensation Committee will review salaries, bonuses and stock options of our senior officers, and administer our executive compensation policies and stock option plans. Mr. Guenther will serve as chairman of the Compensation Committee.

Director Compensation

   We will reimburse each member of our board for reasonable out-of-pocket expenses incurred in connection with attending board meetings. No board member currently receives any additional cash compensation. Board members will be entitled to receive options to purchase VelocityHSI common stock under the VelocityHSI, Inc. 2000 Equity Incentive Plan following the distribution. It is currently expected that first time board members may receive 100,000 options for serving as a board member for their first year of service. Thereafter, it is expected that board members will receive 25,000 options per year for serving as a board member. Board members will receive an additional 5,000 options for serving as a committee chairman and an additional 3,000 options for serving on a committee, up to a maximum of 33,000 options per year per board member after the first year of service as a board member. The chairman of the board will receive an additional 25,000 options. Options will be granted after the distribution or upon joining the board and annually thereafter, vesting over one year, and will have an exercise price equal to the market price of VelocityHSI common stock on the date of grant.

Transactions with Executive Officers

   Project Velocity was formed in January 2000 as a division of BRE. We were separately incorporated as VelocityHSI, Inc. in April 2000 and employed no executive officers prior to that time. We have paid signing bonuses in the amounts of $600,000, $300,000, $100,000 and $50,000 respectively, to Stephen E.
Carlson, our president and chief executive officer, Douglas A. Campillo II, our senior vice president and chief technical officer, Nancye Miller, our senior vice president of Marketing, and Charles P. Wingard, our senior vice president, chief financial officer, secretary and treasurer. The recipient of the signing bonus must return 100% of this payment if he or she ceases to be employed by us during the first year following commencement of employment and 50% of this payment if he or she ceases to be employed by us during the second year following commencement of employment.

Stock Options

   Under the VelocityHSI 2000 Equity Incentive Plan, we may issue options to purchase 3,694,992 shares of common stock. Under the Plan, we have issued options to purchase 694,992 shares to holders of BRE stock options as an anti-dilution mechanism in the manner described elsewhere in this prospectus.

Employment Agreements

   In July 2000, we entered into an employment agreement with Stephen E. Carlson to serve as our president and chief executive officer effective as of April 1, 2000. Under the terms of the agreement, Mr. Carlson receives a base salary of $200,000 per year, subject to adjustment, and an annual discretionary bonus of between 50% to 100% of his then-current base salary, based upon achieving specific operating and performance criteria established by the board of directors. On January 15, 2001, Mr. Carlson will be entitled to receive a bonus of $250,000 and a loan in the amount of $250,000 if we have completed the installation by December 31, 2000 of the infrastructure necessary to provide our service to 35,000 apartment units. The loan will accrue interest at the rate of 9% per annum, payable quarterly, and the principal amount of the loan will be due and payable on January 15, 2003. We have agreed to forgive up to $150,000 of the principal amount of the loan, plus accrued interest, in the extent we achieve designated future infrastructure installation targets. The employment agreement is for a term of three years from April 1, 2000. The agreement provides that if we terminate Mr. Carlson's employment without cause or Mr. Carlson voluntarily terminates his employment for good reason during the first year of his employment, we will pay him his then-current base salary for one year and a bonus equal to 50% of his then-current base salary. If we terminate Mr. Carlson's employment without cause or Mr. Carlson voluntarily terminates his employment for good reason after the first year, we will pay him his then-current base salary for the shorter of one year or the remainder of the term of his employment agreement and we will pay him a bonus equal to the average of the bonuses paid to him in previous years.

   In August 2000, we entered into an employment agreement with Nancye Miller to serve as our senior vice president of marketing effective as of April 1, 2000. Under the terms of the agreement, Ms. Miller receives a base salary of $175,000 per year, subject to adjustment, and an annual discretionary bonus of between 50% to 100% of her then-current base salary, based upon achieving specific operating and performance criteria established by the board of directors. The employment agreement is for a term of three years from April 1, 2000. The agreement provides that if we terminate Ms. Miller's employment without cause or Ms. Miller voluntarily terminates her employment for good reason during the first year of her employment, we will pay her then-current base salary for one year and a bonus equal to 50% of her then-current base salary for the shorter of one year or the remainder of the term of her employment agreement and we will pay her a bonus equal to the average of the bonuses paid to her in previous years. Under the terms of the employment agreement, we have loaned $125,000 to Ms. Miller bearing interest at 9.0% per annum with a maturity date of April 1, 2002. We have agreed to forgive 50% of the loan on April 1, 2001 and the remainder of the loan on April 1, 2002, if Ms. Miller is employed by us on those dates. The loan will also be forgiven in its entirety if Ms. Miller's employment is terminated by us other than for cause, and the loan will become immediately due if Ms. Miller voluntarily terminates her employment with us other than for good reason.

   We may enter into other employment agreements with selected senior management. We are currently paying Charles P. Wingard, our senior vice president, chief financial officer, secretary and treasurer, an annual salary of $125,000 and Douglas A. Campillo II, our senior vice president and chief technical officer, an annual salary of $150,000.

                         Security Ownership of Certain
                        Beneficial Owners and Management

   Based on the number of outstanding shares of BRE common stock on July 31, 2000, the following table sets forth the number of shares and approximate percentage of VelocityHSI common stock expected to be owned beneficially immediately following the distribution by (i) all stockholders expected to own beneficially more than 5% of the outstanding VelocityHSI common stock, (ii) the executive officers and directors of VelocityHSI and (iii) all of VelocityHSI's executive officers and directors as a group.

                                            Total Shares         Percent of
Name (1)                               Beneficially Owned (2) Common Stock (3)
--------                               ---------------------- ----------------
BRE Properties, Inc. .................       1,363,678              10.4%
Stephen E. Carlson (4)................         826,472               6.3%
Charles P. Wingard (5)................          71,790               *
Douglas A. Campillo II (6)............         414,276               3.2%
Nancye Miller (7).....................         137,745               1.1%
Frank C. McDowell (8).................         188,916               1.4%
LeRoy E. Carlson (9)..................         193,963               1.5%
Morgan P. Guenther ...................             --                --
Executive Officers and Directors as a
 group (10)...........................       1,833,162              14.0%

--------
 *  Less than 1%

 (1) The address of each stockholder is c/o VelocityHSI, Inc., 2175 North California Boulevard, Suite 810, Walnut Creek, CA 94596 .

 (2) Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Shares of VelocityHSI common stock subject to options which are currently exercisable, or will become exercisable within 60 days of July 31, 2000 (including options expected to be issued prior to the distribution), are deemed outstanding for purposes of computing the percentage of the person or entity holding the options but are not outstanding for purposes of computing the percentage of any other person or entity. Except as otherwise indicated by footnote, and subject to the community property laws where applicable, each stockholder named in the table above has sole investment and voting power with respect to the shares shown.

 (3) Assumes the sale in connection with the distribution of 529,968 shares of VelocityHSI common stock to holders of limited liability company units in BRE Property Investors LLC and the vesting of all VelocityHSI restricted shares.

 (4) Includes 826,472 shares owned pursuant to a three-year vesting arrangement.

 (5) Includes 68,873 shares owned pursuant to an 18-month vesting arrangement and 2,900 shares that may be purchased upon the exercise of stock options which are vested or will vest by September 29, 2000.

 (6) Includes 413,236 shares owned pursuant to an 18-month vesting arrangement and 1,040 shares that may be purchased upon the exercise of stock options which are vested or will vest by September 29, 2000.

 (7) Includes 137,745 shares owned pursuant to a three-year vesting arrangement.

 (8) Includes 150,000 shares owned pursuant to a three-year vesting arrangement and 11,010 shares that may be purchased upon the exercise of stock options which are vested or will vest within 60 days of September 29, 2000.

 (9) Includes 175,000 shares owned pursuant to a three-year vesting arrangement and 9,118 shares that may be purchased upon the exercise of stock options which are vested or will vest by September 29, 2000.

(10) Includes 482,109 shares owned pursuant to 18-month vesting arrangements, 1,289,216 shares owned pursuant to three-year vesting arrangements and 24,068 shares which have vested or will vest by September 29, 2000.

                          Description of Capital Stock

   The certificate of incorporation of VelocityHSI authorizes a total of 150,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. The certificate of incorporation grants to the board of directors the right to designate series of preferred stock, with such rights, preferences, privileges and restrictions as the board may approve by resolution within the confines of state law and the terms of the certificate and bylaws. As of August 7, 2000, the total outstanding shares of VelocityHSI consist of 12,549,568 shares of common stock and no shares of preferred stock.

The Common Stock

   Voting Rights. Each holder of common stock shall be entitled to one vote per common stock share registered in his, her or its name on the books of VelocityHSI as of the record date on all matters submitted to a vote of stockholders. Except as may be provided in connection with any preferred stock in a certificate of designation filed pursuant to the Delaware General Corporation law ("DGCL"), or as may otherwise be required by law or our Certificate of Incorporation, the common stock will be our only capital stock entitled to vote in the election of directors and on all other matters presented to our stockholders. Our common stock will not have cumulative voting rights.

   Dividend Rights. Each holder of common stock shall be entitled to that dividend per share declared by the board of directors in its sole discretion subject to the prior rights of any preferred stock then outstanding.

   Liquidation Rights. Upon a liquidation, dissolution or winding up of VelocityHSI, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after payment of all debts and other liabilities of VelocityHSI, subject to the prior rights of any preferred stock then outstanding.

   Other Rights. The outstanding shares of our common stock, including the shares being distributed hereby, are validly issued, fully paid and nonassessable. The common stock does not have any preemptive, subscription or conversion rights. Additional shares of authorized common stock may be issued, as determined by our board of directors from time to time, without stockholder approval, except as may be required by applicable law, stock exchange or Nasdaq requirements.

Preferred Stock

   Our board of directors may, without the consent or further action by the stockholders, authorize and issue from time to time, a total of 50,000,000 shares of preferred stock in one or more series. Our board of directors may fix the number of shares, designations, preferences, powers and relative participating, optional or other special rights, and the qualifications or restrictions thereof, associated with each series. The preferences, powers, rights and restrictions of different series of preferred stock may differ from each other with respect to dividend rates, amounts payable on liquidating, voting rights, conversion rights, redemption provisions, sinking fund provisions, or any other matter. The issuance of additional preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers of the holders of common stock.

Anti-Takeover Effect of Authorized but Undesignated Preferred Stock

   Our certificate of incorporation authorizes our board of directors to issue, without further action by the stockholders, up to 50,000,000 shares of preferred stock, in one or more series, with such rights, preferences, privileges and restrictions as the board may designate. The issuance of preferred stock with super voting or conversion rights could adversely affect the voting power or other rights of the holders of common stock, and may have the effect of delaying, deterring or preventing a change in control of VelocityHSI. We have no current intention to issue any such series of preferred stock.

                                Dividend Policy

   We presently intend to retain future earnings to finance the growth and development of our business and do not currently anticipate paying any cash dividends. Any future determination relating to dividend policy will be made at the discretion of our board of directors. Such determinations will depend on a number of factors, including our future earnings, capital requirements, financial condition and prospects, possible loan or financing covenant restrictions, and such other factors as our board may deem relevant.

     Limitation of Liability and Indemnification of Directors and Officers

   Our certificate of incorporation eliminates the personal liability of our directors to the company and its stockholders for breach of any director's fiduciary duty to VelocityHSI to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as that section may be amended or supplemented from time to time. Section 102(b)(7) allows a corporation to limit or eliminate the personal liability of directors to the corporation and its shareholders, so long as the provision does not limit or eliminate liability based on:

  . a breach of the duty of loyalty;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . Section 174 of the Delaware General Corporation Law dealing with unlawful payment of dividends;

  . a transaction from which a director received an improper personal benefit; or

  . acts or omissions that occurred prior to the enactment of the provision.

   In addition, except for derivative actions, our bylaws provide that VelocityHSI shall indemnify officers and directors when they are made or threatened to be made a party to any action relating to his or her affiliation with the corporation as an officer or director, so long as the person acted:

  . in good faith;

  . in a manner he or she believed to be in the best interest or not adverse to the best interest of VelocityHSI; and

  . had no reason to believe that his or her actions were unlawful.

   In actions by or in the right of VelocityHSI (i.e., derivative actions) no officer or director will receive indemnification if found to be liable to VelocityHSI, unless the appropriate Delaware court or similar court with jurisdiction determines that, under the circumstances, we should indemnify the director or officer. In any case, if the officer or director prevails on the merits in any defense of the action, we will indemnify that person for expenses actually and reasonably incurred in defending the action. Indemnification expenses may include, without limitation, attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action. Our bylaws also allow us to advance to officers and directors expenses related to the defense of the claims, and to purchase and maintain insurance on behalf of any officer or director to protect the officer or director against any liability asserted as a result of the officer or director's service in that capacity with VelocityHSI.

   The inclusion of the indemnification provision in our bylaws may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though the action, if successful, might otherwise benefit us and our stockholders.

   We intend to enter into indemnification agreements with our directors and executive officers for the indemnification of those persons to the fullest extent permitted by law.

   Under Delaware law, each director and officer is restricted in his or her ability to take advantage, either directly or through affiliates, of corporate opportunities of interest to VelocityHSI. Under Delaware law, a contract or transaction with VelocityHSI in which a director or officer of VelocityHSI has a direct or indirect interest is not voidable by VelocityHSI solely because of the director's or officer's interest in it if:

  . the material facts of the contract or transaction and the director's or officer's interest are disclosed to or known by the directors or the committee of directors that authorizes the contract, and the contract or transaction is authorized in good faith by a majority of the disinterested directors; or

  . the material facts of the contract or transaction and the director's or officer's interest are disclosed to or known by the stockholders entitled to vote and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

  . the contract or transaction is established to have been fair to VelocityHSI at the time it was authorized, approved or ratified.

                          Transfer Agent and Registrar

   The transfer agent and registrar for the shares of our common stock is ChaseMellon Shareholder Services.

                                 Legal Matters

   The validity of the securities offered hereby will be passed upon for us by Latham & Watkins, San Francisco, California. In addition, the description of material federal income tax considerations contained in this prospectus under the caption "Material Federal Income Tax Considerations of the Distribution" is based upon the opinion of Latham & Watkins, special tax counsel to VelocityHSI.

                                    Experts

   Ernst & Young LLP, independent auditors, have audited the financial statements of VelocityHSI at December 31, 1999, and for the period from March 1, 1999 (commencement of operations) through December 31, 1999, as set forth in their report. We have included these financial statements in this prospectus and registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

   Ernst & Young LLP, independent auditors, have audited BRE's consolidated financial statements at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, as set forth in their report. We have included these consolidated financial statements in this prospectus and registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      Where You Can Find More Information

   As a result of the distribution, the Securities Exchange Act of 1934 requires us to file annual, quarterly and other reports with the Securities and Exchange Commission. We intend to provide annual reports containing audited financial statements to our stockholders in connection with our annual meetings of stockholders.

   We filed with the Securities and Exchange Commission a registration statement, which includes exhibits, under the Securities Act, with respect to the shares covered by this prospectus. This prospectus contains general information about the contents of contracts and other documents filed as exhibits to the registration statement. However, this prospectus does not contain all of the information set forth in the registration statement and the exhibits filed with the registration statement. You should read the registration statement and the exhibits for further information about VelocityHSI and the distribution.

   You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

   You may read and copy the registration statement and other materials that we file with the Securities and Exchange Commission at the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents, upon payment of a duplication fee, by writing to the Securities and Exchange Commission's Public Reference Section. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Rooms. The Securities and Exchange Commission filings of VelocityHSI are also available to the public on the Securities and Exchange Commission Internet site (http://www.sec.gov).

                         Index to Financial Statements

VelocityHSI

Unaudited pro forma financial information.................................. F-2

  Overview................................................................. F-2

  Pro forma balance sheet.................................................. F-5

  Pro forma statements of operations....................................... F-6

June 30, 2000 and December 31, 1999

  Report of independent auditors........................................... F-8

  Balance sheets........................................................... F-9

  Statements of operations................................................. F-10

  Statement of changes in equity........................................... F-11

  Statements of cash flows................................................. F-12

  Notes to financial statements............................................ F-13

BRE Properties, Inc.

Financial statements....................................................... F-18

March 31, 2000

  Consolidated balance sheets.............................................. F-19

  Consolidated statements of income........................................ F-20

  Consolidated statements of cash flows.................................... F-21

  Notes to consolidated financial statements............................... F-22

December 31, 1999, 1998 and 1997

  Report of independent auditors........................................... F-23

  Consolidated balance sheets.............................................. F-24

  Consolidated statements of income........................................ F-25

  Consolidated statements of cash flows.................................... F-26

  Consolidated statements of shareholders' equity.......................... F-27

  Notes to consolidated financial statements............................... F-28

                                  VelocityHSI

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

                                    Overview

   The following unaudited pro forma financial information has been prepared to give effect to the transactions described below.

 Unaudited Pro forma Balance Sheet and Statement of Operations

   The unaudited pro forma balance sheet presents the historical balance sheet of VelocityHSI as of June 30, 2000, adjusted to give effect to the pro rata distribution of VelocityHSI common stock directly and indirectly to BRE shareholders. The aggregate number of shares of VelocityHSI common stock to be distributed to BRE and BRE shareholders is assumed to be 10,432,752 shares in this presentation.

   The unaudited pro forma balance sheet also gives effect to the following related transactions as if those transactions had occurred on June 30, 2000:

  . The transfer of assets and liabilities which comprise VelocityHSI (a division of BRE) from BRE to a wholly owned subsidiary, VelocityHSI, Inc., at carry-over basis, in exchange for VelocityHSI, Inc. common stock. Both VelocityHSI, a division of BRE, and VelocityHSI, Inc. are referred to in this pro forma financial information as VelocityHSI.

  . VelocityHSI's issuance of 395,000 restricted shares of common stock to six employees of BRE who will not be required to pay for these shares. The full value of the shares granted to the employees of BRE (at $1.00 per share) is reflected as deferred compensation which amortizes over the vesting periods of the stock of 36 months. The amortization will be adjusted to the then fair market value as shares vest. For the purposes of presentation herein, it is assumed that the fair market value of the shares does not change during the periods ended June 30, 2000 and December 31, 1999.

  . The payment by VelocityHSI of signing bonuses to key executives of VelocityHSI. The signing bonuses vest over a period of 24 months and are reflected as deferred compensation at origination to be amortized over the vesting period.

   The unaudited pro forma balance sheet does not give effect to the offer for sale by VelocityHSI of 1,721,816 shares of VelocityHSI common stock at a price of $0.50 per share to officers of VelocityHSI or 529,968 shares of VelocityHSI common stock, at a price of $1.00 per share, to holders of units of limited liability company interests in BRE Property Investors LLC.

   The unaudited pro forma statements of operations present VelocityHSI's historical statement of operations for the six months ended June 30, 2000 and for the period from March 1, 1999 (commencement of operations) to December 31, 1999, adjusted as if the distribution and related transactions discussed above had occurred on March 1, 1999. The pro forma adjustments to operations reflect amortization of the aforementioned deferred compensation amounts and interest expense on the intracompany account. The pro forma adjustments to operations also reflect the payment to BRE of 10% of VelocityHSI revenues generated from services provided to residents in communities owned by BRE under the Service Agreement between VelocityHSI and BRE, as if that agreement was effective as of March 1, 1999.

 Issuance of Options

   In addition to the aforementioned pro rata distribution of VelocityHSI common stock, BRE option holders holding options to purchase BRE common stock have received options to purchase shares of VelocityHSI common stock. The number of shares underlying the VelocityHSI options reflect the same distribution ratio of one share of VelocityHSI common stock for every five shares of BRE common stock. The terms of

VelocityHSI options received by the BRE option holders are identical to the BRE options held by the BRE option holder. The exercise price of each VelocityHSI option was established using the ratio of the holder's BRE option exercise price to the underlying BRE market value per share immediately before the distribution. This ratio was then applied to the VelocityHSI value per share at the time of the distribution to establish the exercise price of the VelocityHSI option. The exercise price of the existing BRE option after the distribution will be calculated by applying the same ratio to the BRE market value per share immediately after the distribution. The market value of BRE stock immediately before the distribution was based on the market capitalization of BRE on August 4, the date which was three days prior to the distribution record date. The VelocityHSI value was based on $1.00 per share, the amount determined by the board of directors of BRE, based in substantial part upon an analysis prepared by an independent valuation and consulting firm, to represent the fair value of a share of VelocityHSI common stock at the time of the distribution.

   The formula for determining the BRE and VelocityHSI option exercise prices was designed to assure that the aggregate intrinsic value of both the BRE option and the related VelocityHSI option for each option holder following the distribution will not be greater than the intrinsic value of the BRE option prior to the distribution under the guidelines included in Financial Accounting Standards Board Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The relevant guidelines, when applied in a spin off transaction, provide that modifications to exercise prices of existing options and the granting of new awards for each option holder do not result in financial accounting consequences to the grantors. The issuance of the options to purchase shares of VelocityHSI common stock to BRE option holders and the modification of the price of the BRE options in the manner described above will not result in a new measurement date for BRE's accounting purposes.

 Pro forma Per Share Information

   Pro forma basic and diluted net loss per share is based on the net loss for the periods ended June 30, 2000 and December 31, 1999, divided by the weighted average number of shares of common stock outstanding during the respective period, assuming that the distribution and related transactions had occurred on March 1, 1999. The effect of shares of common stock resulting from the assumed exercise of stock options (because their effect would be anti-dilutive) and the grant of restricted shares that would not have vested through June 30, 2000 and December 31, 1999 (because the shares would be subject to forfeiture) were not included in the respective computation of diluted net loss per share. The number of options and restricted shares omitted from the calculation was 3,341,776 for the periods ended June 30, 2000 and December 31, 1999.

 Significant Financial Accounting Methods To Be Used For The Distribution

   VelocityHSI will account for the net assets transferred to it by BRE as a non-reciprocal transfer to owners in accordance with Accounting Principles Board Opinion No. 29, "Accounting for Nonmonetary Transactions." Accordingly, the net assets will be carried over to the balance sheet of VelocityHSI at the same basis as they appeared on the balance sheet of BRE immediately prior to the transfer.

   The VelocityHSI options granted to existing BRE option holders are intended to qualify under the guidelines included in Financial Accounting Standards Board Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation," an interpretation of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). The relevant guidelines, when applied in a spin off transaction, provide that modifications to exercise prices of existing options and the granting of new awards do not result in financial accounting consequences to the grantors.

   Stock awards to VelocityHSI employees will be accounted for under APB 25. As a result, the difference between the fair market value of each share issued to employees at the time of the distribution of $1.00 and the $0.50 amount paid for each share will be recorded by VelocityHSI as deferred compensation and amortized to expense over the vesting period.

   Stock awards issued to non employees of VelocityHSI will be accounted for at fair market value in accordance with the guidelines of EITF 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." As a result, the fair market value of $1.00 for each of the 395,000 shares given to the six employees of BRE will be recorded by VelocityHSI as deferred compensation and amortized to expense over the vesting period. These six employees will not be required to pay for these shares. The amortization will be adjusted to the then fair market value as shares vest. For the purposes of presentation herein, it is assumed that the fair market value of the shares does not change during the periods ended June 30, 2000 and December 31, 1999.

   Shares restricted until the satisfaction of certain conditions are considered to be outstanding common shares and are included in the computation of basic earning per share after all necessary conditions have been satisfied. Such shares shall be included in the computation of diluted earning per share under the treasury stock method unless their impact is antidilutive.

   Costs incurred in the formation and organization of VelocityHSI will be expensed as incurred as start up costs.

 Administrative Services and Reimbursement Agreement

   VelocityHSI has entered into an Administrative Services and Reimbursement Agreement with BRE pursuant to which BRE will provide VelocityHSI with funding and office space and administrative services in connection with the business operations of VelocityHSI. It is impractical for management to estimate whether there would have been a material difference between the actual results of operations compared to the pro forma results had the Administrative Services and Reimbursement Agreement been in place for prior periods and, therefore, no pro forma adjustment has been made to the presentation, except for interest expense on an intercompany account.

   The pro forma financial data is provided for informational purposes only and does not purport to represent what VelocityHSI's financial position or results of operations would actually have been had the distribution occurred on June 30, 2000 or March 1, 1999 or to project VelocityHSI's results of operations or financial position for any future period.

                                  VelocityHSI

                            PRO FORMA BALANCE SHEET
                                  (unaudited)

                                                  June 30, 2000
                                       ----------------------------------------
                                                     Pro Forma
                                       Historical   Adjustments      Pro Forma
                                       -----------  -----------     -----------
ASSETS
Prepaid transaction costs............  $ 1,115,512  $(1,115,512)(1) $       --
Equipment and fixtures, net of
 accumulated depreciation of $493,280
 at June 30, 2000....................    3,066,611                    3,066,611
Software development costs...........      725,662                      725,662
Other assets.........................       56,430                       56,430
                                       -----------  -----------     -----------
  Total assets.......................  $ 4,964,215  $(1,115,512)    $ 3,848,703
                                       ===========  ===========     ===========
EQUITY
Convertible preferred stock, $.01 par
 value; 50,000,000 pro forma shares
 authorized; no pro forma shares
 issued or outstanding...............  $       --   $       --      $       --
Common stock, $.01 par value;
 100,000,000 pro forma shares
 authorized; 10,827,752 pro forma
 shares issued and outstanding.......          --       104,328 (2)     108,278
                                                          3,950 (3)
Additional paid-in capital...........          --     6,677,849 (2)   7,203,387
                                                        391,050 (3)
                                                      1,250,000 (4)
                                                     (1,115,512)(1)
Deferred compensation................          --      (395,000)(3)  (1,645,000)
                                                     (1,250,000)(4)
Intracompany account.................    6,782,177   (6,782,177)(2)         --
Accumulated deficit..................   (1,817,962)         --       (1,817,962)
                                       -----------  -----------     -----------
  Total equity.......................  $ 4,964,215  $(1,115,512)    $ 3,848,703
                                       ===========  ===========     ===========

--------
Pro Forma Adjustments:

(1) Reflects the expensing of prepaid transaction costs at the time of distribution.

(2) Reflects the conversion of the amount due to BRE at the time of BRE's contribution of net assets to VelocityHSI into common stock of VelocityHSI.

(3) Reflects the issuance of 395,000 shares of common stock given to select BRE employees, who will not be required to pay for these shares, at a share value of $1.00 per share. The offsetting entry appears as deferred compensation since the shares vest over 36 months.

(4) VelocityHSI paid signing bonuses in this amount to executives of VelocityHSI with funds advanced by BRE. The advance has been converted to additional paid-in capital of VelocityHSI. The offsetting entry is reflected as deferred compensation since the bonuses vest over 24 months.

                            See accompanying notes.

                                  VelocityHSI

                       PRO FORMA STATEMENT OF OPERATIONS
                                  (unaudited)

                                        Six Months Ended June 30, 2000
                                      ---------------------------------------
                                                    Pro Forma
                                      Historical   Adjustments     Pro Forma
                                      -----------  -----------    -----------
Revenues
  Subscriber service fees............ $   182,378                 $   182,378
                                      -----------                 -----------
Expenses
  Cost of services, including
   depreciation of $388,211 on a
   historical and pro forma basis....     899,535   $ 18,238 (1)      917,773
  Sales and marketing................     178,450                     178,450
  Interest...........................         --      27,902 (2)       27,902
  General and administrative.........     714,444     65,833 (3)    1,092,777
                                                     312,500 (4)
                                      -----------                 -----------
    Total expenses...................   1,792,429                   2,216,902
                                      -----------                 -----------
  Net Loss........................... $(1,610,051)                $(2,034,524)
                                      ===========                 ===========
Pro forma basic and diluted net loss
 per share...........................                             $     (0.20)
                                                                  ===========
Pro forma weighted average common
 shares used in computing pro forma
 basic and diluted net loss per
 share...............................                              10,432,752
                                                                  ===========

--------
Pro Forma Adjustments:

(1) Represents the payment to BRE of 10% of revenues generated from services installed at communities owned by BRE which are due to BRE under terms of a service agreement between VelocityHSI and BRE.

(2) Represents interest expense on intracompany advances from BRE at an annual rate of 9%. The amount of intracompany advances is assumed to represent advances related to the net loss adjusted for non-cash items funded ratably over the six months ended June 30, 2000.

(3) Represents the amortization during the six months ended June 30, 2000, of deferred compensation expense of $395,000 related to the issuance of common stock given to select employees of BRE who will not be required to pay for these shares. Vesting period equals thirty-six months.

(4) Represents the amortization during the six months ended June 30, 2000, of deferred compensation of $1,250,000 related to signing bonuses paid to executives of VelocityHSI.

                            See accompanying notes.

                                  VelocityHSI

                       PRO FORMA STATEMENT OF OPERATIONS
                                  (unaudited)

                                            Period from March 1, 1999 to
                                                  December 31, 1999
                                          ------------------------------------
                                                       Pro Forma
                                          Historical  Adjustments   Pro Forma
                                          ----------  -----------   ----------
Revenues
  Subscriber service fees...............  $ 138,125                 $  138,125
                                          ---------                 ----------
Expenses
  Cost of services, including
   depreciation of $105,069 on a
   historical and pro forma basis.......    287,779    $ 13,813(1)     301,592
  Sales and marketing...................     53,396                     53,396
  Interest..............................        --        4,374(2)       4,374
  General and administrative............      4,861     109,722(3)     635,416
                                                        520,833(4)
                                          ---------                 ----------
    Total expenses......................    346,036                    994,778
                                          ---------                 ----------
  Net Loss..............................  $(207,911)                $ (856,653)
                                          =========                 ==========
Pro forma basic and diluted net loss per
 share..................................                            $    (0.08)
                                                                    ==========
Pro forma weighted average common shares
 used in computing pro forma basic and
 diluted net loss per share.............                            10,432,752
                                                                    ==========

--------
Pro Forma Adjustments:

(1) Represents the payment to BRE of 10% of revenues generated from services installed at communities owned by BRE which are due to BRE under terms of a service agreement between VelocityHSI and BRE.

(2) Represents interest expense on intracompany advances from BRE at an annual rate of 9%. The amount of intracompany advances is assumed to represent advances related to the net loss adjusted for non-cash items funded ratably over the period from March 1, to December 31, 1999.

(3) Represents the amortization of deferred compensation expense of $395,000 during the period from March 1, 1999 to December 31, 1999, related to the issuance of common stock given to select employees of BRE who will not be required to pay for these shares.

(4) Represents the amortization during the period from March 1, 1999 to December 31, 1999, of deferred compensation of $1,250,000 related to signing bonuses paid to executives of VelocityHSI.


                            See accompanying notes.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
BRE Properties, Inc.

   We have audited the accompanying balance sheet of VelocityHSI as of December 31, 1999, and the related statements of operations, changes in equity and cash flows for the period from March 1, 1999 (commencement of operations) through December 31, 1999. These financial statements are the responsibility of BRE Properties, Inc. management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VelocityHSI at December 31, 1999, and its results of operations and cash flows for the period from March 1, 1999 (commencement of operations) through December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

San Francisco, California
July 12, 2000

                                  VelocityHSI

                                 BALANCE SHEETS

                                                      December 31,  June 30,
                                                          1999        2000
                                                      ------------ -----------
                                                                   (unaudited)
ASSETS
Cash.................................................  $      --   $       --
Prepaid transaction costs............................         --     1,115,512
Equipment, net of accumulated depreciation of
 $105,069 at December 31, 1999, and $493,280 at
 June 30, 2000.......................................     857,350    3,066,611
Software development costs...........................      29,650      725,662
Other assets.........................................         --        56,430
                                                       ----------  -----------
  Total assets.......................................  $  887,000  $ 4,964,215
                                                       ==========  ===========

EQUITY
Intracompany account.................................   1,094,911    6,782,177
Accumulated deficit..................................    (207,911)  (1,817,962)
                                                       ----------  -----------
  Total equity.......................................  $  887,000  $ 4,964,215
                                                       ==========  ===========

                            See accompanying notes.

                                  VelocityHSI

                            STATEMENTS OF OPERATIONS

                                                      Period from
                                                         March
                                                        1, 1999
                                                     (commencement
                                                          of
                                                      operations)  Six months
                                                        through       ended
                                                     December 31,   June 30,
                                                        1999          2000
                                                     ------------- -----------
                                                                   (unaudited)
Revenues:
  Subscriber service fees...........................   $ 138,125   $   182,378

Expenses:
  Cost of services, including depreciation of
   $105,069 and $388,211 for the periods ended
   December 31, 1999 and June 30, 2000,
   respectively.....................................     287,779       899,535
  Sales and marketing...............................      53,396       178,450
  General and administrative........................       4,861       714,444
                                                       ---------   -----------
                                                         346,036     1,792,429
                                                       ---------   -----------
    Net loss........................................   $(207,911)  $(1,610,051)
                                                       =========   ===========




                            See accompanying notes.

                                  VelocityHSI

                         STATEMENT OF CHANGES IN EQUITY
                                 June 30, 2000

Advances........................................................... $ 1,094,911
  Net loss.........................................................    (207,911)
                                                                    -----------
Balance, December 31, 1999.........................................     887,000
  Additional advances (unaudited)..................................   5,687,266
  Net loss (unaudited).............................................  (1,610,051)
                                                                    -----------
Balance, June 30, 2000 (unaudited)................................. $ 4,964,215
                                                                    ===========

                            See accompanying notes.

                                  VelocityHSI

                            STATEMENTS OF CASH FLOWS

                                                     Period from
                                                    March 1, 1999
                                                    (commencement
                                                         of
                                                     operations)  Six months
                                                       through       ended
                                                    December 31,   June 30,
                                                       1999          2000
                                                    ------------- -----------
                                                                  (unaudited)
Operating activities:
Net loss...........................................  $ (207,911)  $(1,610,051)
Adjustments to reconcile net loss to net cash used
 in operating activities:
  Depreciation.....................................     105,069       388,211
  Increase in prepaid transaction costs............         --     (1,115,512)
  Increase in other assets.........................         --        (56,430)
                                                     ----------   -----------
Net cash used in operating activities..............    (102,842)   (2,393,782)

Investing activities:
Purchase of equipment and fixtures.................    (962,419)   (2,597,472)
Additions to software development costs............     (29,650)     (696,012)
                                                     ----------   -----------
Net cash used in investing activities..............    (992,069)   (3,293,484)

Financing activities:
Proceeds from intracompany advances................   1,094,911     5,687,266
                                                     ----------   -----------
Net proceeds from financing activities.............   1,094,911     5,687,266
                                                     ----------   -----------

Net increase in cash...............................         --            --
Cash at beginning of period........................         --            --
                                                     ----------   -----------
Cash at end of period..............................  $      --    $       --
                                                     ==========   ===========


                            See accompanying notes.

                                  VelocityHSI

                         NOTES TO FINANCIAL STATEMENTS
                      December 31, 1999 and June 30, 2000
  (Financial information for the six months ended June 30, 2000 is unaudited)

1. Description of Business and Form of Organization

   VelocityHSI, Inc. (VelocityHSI), provides high-speed Internet installation, access and content to the multifamily apartment industry.

   The business referred to as VelocityHSI commenced operations in March 1999 with limited revenue generating activities conducted mainly on a part-time basis by several BRE employees. On January 1, 2000, BRE formed a division with accounting and reporting separate and discrete from all of BRE's other activities and referred to as "Project Velocity."

   In April 2000, BRE formed a corporation, VelocityHSI, Inc., which had no assets or liabilities as of June 30, 2000. It is expected that the operations and assets of Project Velocity will be transferred to VelocityHSI, Inc. after June 30, 2000 in exchange for stock. It is also expected that some employees of BRE will join VelocityHSI. BRE then plans to distribute a portion of the shares received from VelocityHSI to BRE common shareholders and retain the balance. In addition, the holders of BRE options will receive options in VelocityHSI as an anti-dilution mechanism. In related issuances of securities, VelocityHSI will sell shares of its common stock subject to vesting requirements and forfeiture provisions to seven of its officers, issue without consideration shares of its common stock subject to vesting requirements and forfeiture provisions to six employees of BRE, and offer to sell to the holders of units in BRE Property Investors LLC other than BRE, one share of VelocityHSI common stock for each five shares of BRE common stock issuable to the unit holder upon exchange of the units held by the unit holder. Assuming exercise of all options, vesting of all shares subject to forfeiture and purchase by all unit holders, BRE's interest would be reduced to 9.9% of the outstanding common stock of VelocityHSI. The transaction will be taxable to the distribution recipients.

   BRE will fund the costs associated with this distribution, including legal, accounting and other professional fees in the form of intracompany advances which will eventually be converted into an equity contribution on the date of BRE's contribution of net assets to VelocityHSI.

   VelocityHSI will account for the net assets transferred to it in connection with BRE's contribution as a non-reciprocal transfer to owners in accordance with Accounting Principles Board Opinion No. 29, "Accounting for Nonmonetary Transactions." Accordingly, the net assets will be carried over to the balance sheet of VelocityHSI at the same basis as they appeared on the balance sheet of BRE immediately prior to the transfer.

   For convenience in these financial statements, both the division known as Project Velocity and its eventual legal successor, VelocityHSI, Inc., are referred to herein as VelocityHSI.

   Through June 30, 2000, all revenues of VelocityHSI were generated from residents located in communities owned by BRE. VelocityHSI intends to provide its services to other owners and managers of apartment communities and residents of those communities.

2. Accounting Policies

 Basis of Presentation

   The financial statements of VelocityHSI reflect those of an activity or division of BRE prepared on a stand-alone, carve-out basis. Included herein are charges by BRE to the activity or division for direct and indirect costs which, in the opinion of management, reflect all costs of VelocityHSI doing business on such basis. Direct costs and allocated costs are more fully discussed in
Note 3.

                                  VelocityHSI

                      December 31, 1999 and June 30, 2000
  (Financial information for the six months ended June 30, 2000 is unaudited)


   BRE has agreed to provide VelocityHSI with up to $10 million in funds from the date of its contribution of net assets to VelocityHSI through September 30, 2001 to finance operating expenses and the costs of installing equipment at properties which are not owned by BRE. BRE has also agreed to provide VelocityHSI with funds from the date of contribution through September 30, 2001, without limitation on amount, to finance the installation of equipment at properties owned by BRE. VelocityHSI must repay, on or before September 30, 2001, all of the funds advanced by BRE subsequent to the contribution, together with interest at the rate of 9% per year. Management expects that the ability of VelocityHSI to repay its obligation to BRE when it becomes due will depend on VelocityHSI's ability to obtain additional capital on or before September 30, 2001. If VelocityHSI is unable to obtain additional capital prior to that date, its business may be materially and adversely affected and it may be unable to continue its operations after September 30, 2001.

   As of June 30, 2000, BRE constituted VelocityHSI's sole property owner customer. Although VelocityHSI intends to enter into agreements with other property owners, VelocityHSI anticipates that BRE will remain the largest customer at least through the end of the fiscal year 2000. The loss of BRE as a customer would have a material adverse effect on VelocityHSI's financial condition and results of operations.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Software Development Costs

   Software development costs are capitalized or expensed in accordance with Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" and Emerging Issues Task Force Issue No. 00-2, "Accounting for Website Development Costs". Amounts incurred during the planning and operation stages are expensed as incurred, while amounts incurred during the product development, Web application and infrastructure development, and graphics development stages are capitalized. Capitalized amounts are stated at cost less accumulated amortization. Amortization will be calculated using the straight-line method over periods not to exceed three years, beginning at the time assets are placed in service. No amortization has been recorded by VelocityHSI as of June 30, 2000.

 Equipment

   VelocityHSI's equipment is stated at cost, less accumulated depreciation. System installation costs incurred in order to place the equipment in service at a property are capitalized as equipment. Costs to install the monthly service for individual new subscribers are expensed as incurred and included as cost of services. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which is three years. In the event that a community cancels our service prior to the respective equipment's full depreciation any equipment not able to be redeployed and any other unamortized costs will be written off at the cancellation date.

 Impairment of Long-Lived Assets

   VelocityHSI records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be

                                  VelocityHSI

                      December 31, 1999 and June 30, 2000
  (Financial information for the six months ended June 30, 2000 is unaudited)

generated by those assets are less than the carrying amounts of those assets. There have been no events or circumstances to date that indicate that any assets might be impaired.

 Sales and Marketing Costs

   Sales and marketing costs, which amounted to $53,396 during the ten months ended December 31, 1999, and $178,450 (unaudited) during the six months ended June 30, 2000, are expensed in the period incurred.

 Prepaid Transaction Costs

   Costs, primarily legal and accounting to third parties, directly related to services in connection with the distribution have been capitalized and will be expensed at the time of the distribution (discussed in Note 1), or when such distribution becomes less than probable.

 Revenue Recognition

   VelocityHSI records monthly subscriber service fees due from apartment residents as revenue as the services are provided. VelocityHSI plans to derive future revenue from advertising on its KLIKLANE Web sites customized for each apartment community and from commissions that Web-based businesses would pay VelocityHSI for completed electronic sales transactions with subscribers. Advertising revenues will be recognized provided that no significant VelocityHSI obligations remain at the end of a contract period and collection of the resulting receivable is probable. VelocityHSI obligations may include guarantees of minimum amounts of advertising display times; to the extent minimum guaranteed display times are not met, VelocityHSI will defer recognition of the corresponding revenues until the remaining guaranteed display levels are achieved. Revenues from electronic commerce transactions will be recognized by VelocityHSI upon notification from the Web-based businesses of revenues earned.

 Cost of Services

   Cost of Services includes depreciation of capitalized equipment and related system installation costs incurred in order to place the equipment in service at a property. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which is three years. Cost of services also includes charges for wiring, setup and installation of Internet services performed by an independent contractor and T-1 access charges related to the monthly service for individual new subscribers which are expensed as incurred. Cost of services also includes amounts owed to property owners under the service agreements which provide access to the residents are reported as a cost of services. As of June 30, 2000, VelocityHSI had not commenced any service agreements.

 Income Taxes

   For the six months ended June 30, 2000, VelocityHSI's tax basis income or loss will be included in the federal and state income or franchise tax returns of BRE. For preparation of these financial statements, income taxes are accounted for on a separate return basis using the liability method. Accordingly, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates expected to be in effect when the differences are expected to reverse.

                                  VelocityHSI

                      December 31, 1999 and June 30, 2000
  (Financial information for the six months ended June 30, 2000 is unaudited)


   At June 30, 2000, and for the six months then ended, there were no differences between the financial and tax basis of assets and liabilities except for organization costs which are deferred and amortized over five years for income tax purposes. BRE has elected to be taxed as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended. As a result, BRE is not subject to taxation at the corporate level. Accordingly, no income tax benefit has been provided in connection with VelocityHSI's tax basis loss for the period.

 Stock-based Compensation and Consideration

   VelocityHSI accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion
No. 25, "Accounting for Stock Issued to Employees" (APB No. 25) and Financial Accounting Standards Board Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of APB No. 25, and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the estimated fair value of VelocityHSI stock and the exercise price.

   VelocityHSI accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force Consensus in Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

 Segment Information

   The Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"), which is effective for financial statements for periods beginning after December 15, 1997. SFAS 131 establishes standards for the way that public business enterprises report financial and descriptive information about reportable operating segments in annual financial statements and interim reporting to shareholders. In adopting the provisions of SFAS 131, VelocityHSI has determined that it has only one operating and reportable segment; therefore, separate segment disclosure has not been made.

 Recently Issued Accounting Pronouncements

   The staff of the Securities and Exchange Commission and the members of the Emerging Issues Task Force of the Financial Accounting Standards Board, among other accounting standard setters, are addressing accounting issues related to companies doing business commonly referred to as "electronic commerce." Areas of discussion include advertising barter transactions, Web site development, exchange of equity investment for services, revenue recognition in complex multiple element arrangements, arrangements with up front payments and revenue recognition for auction sites. The ultimate resolutions to these issues and other similar issues could have a material effect on VelocityHSI's accounting policies used in the future.

   In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 provides specific guidance, among other things, as to the recognition of revenue related to up-front, non-refundable fees and service charges received in connection with a contractual arrangement. VelocityHSI has applied the provisions of SAB 101 in these financial statements.

                                  VelocityHSI

                      December 31, 1999 and June 30, 2000
    (Financial information for the quarter ended June 30, 2000 is unaudited)


3. Related Party Transactions

   BRE has incurred direct and indirect costs and expenses on behalf of VelocityHSI. These costs and expenses, including BRE payroll costs, have been included in these financial statements. Where appropriate, costs and expenses were allocated to VelocityHSI by BRE based on BRE's cost, which reflects management's estimate of what the expenses would have been on a stand-alone, carve-out basis under arms length transactions. In the opinion of management, the allocation method is reasonable and appropriate.

   Under a revenue sharing agreement to become effective after BRE's contribution of net assets to VelocityHSI, VelocityHSI will pay to BRE 10% of revenues generated from services provided to residents of communities owned by BRE.

   The intracompany account is comprised of amounts earned and incurred by BRE on behalf of VelocityHSI.

 Administrative Services and Reimbursement Agreement

   VelocityHSI has entered into an Administrative Services and Reimbursement Agreement with BRE pursuant to which BRE will provide VelocityHSI with funding and office space and administrative services in connection with the business operations of VelocityHSI. BRE has also agreed to provide VelocityHSI with up to $10 million in funds through September 30, 2001, to finance operating expenses and the costs of installing equipment at properties which are not owned by BRE. BRE has further agreed to provide VelocityHSI with funds through September 30, 2001, without limitation on amount, to finance the installation of equipment at properties owned or managed by BRE. Funds advanced by BRE to VelocityHSI subsequent to BRE's contribution of net assets to VelocityHSI must be repaid by VelocityHSI on or before September 30, 2001 together with interest on periodic unpaid balances at the rate of 9% per year.

   Under a service agreement, VelocityHSI will pay to BRE 10% of revenues generated from services provided to residents of communities owned by BRE after BRE's contribution of net assets to VelocityHSI.

4. Subsequent Events

 Approval of Signing Bonuses

   In April 2000, the compensation committee of the board of directors of BRE approved signing bonuses aggregating $1,250,000 to be paid to key executives of VelocityHSI. The signing bonuses vest over a period of 24 months.

 S-1 Registration Statement

   VelocityHSI, Inc. has filed a registration statement on Form S-1, including several related amendments, in connection with the distribution of its shares to BRE shareholders discussed in Note 1.

 VelocityHSI 2000 Equity Incentive Plan

   Under the VelocityHSI 2000 Equity Incentive Plan, adopted in April 2000, VelocityHSI is authorized to issue options to purchase up to 3,694,992 shares of common stock.

                              BRE Properties Inc.

                              FINANCIAL STATEMENTS

   The financial statements of BRE are included in this filing because it is VelocityHSI's sole property owner customer at this time and because of BRE's commitment to fund portions of VelocityHSI's operations and capital requirements through September 30, 2001.

                              BRE PROPERTIES, INC.

                          CONSOLIDATED BALANCE SHEETS
                                  (unaudited)
         (Dollar amounts in thousands, except share and per share data)

                                                       March 31,   December 31,
                                                          2000         1999
                                                       ----------  ------------
                        ASSETS

Real estate portfolio
Direct investments in rental properties
  Multifamily......................................... $1,693,574   $1,691,762
  Construction in progress............................     86,146       46,575
  Less: accumulated depreciation......................   (118,093)    (109,623)
                                                       ----------   ----------
                                                        1,661,627    1,628,714
                                                       ----------   ----------
Equity interests in and advances to real estate joint
 ventures
  Investments in rental properties....................      4,565          --
  Construction in progress............................     10,843       15,083
                                                       ----------   ----------
                                                           15,408       15,083
                                                       ----------   ----------
Land under development................................     12,126       26,538
                                                       ----------   ----------
    Total real estate portfolio.......................  1,689,161    1,670,335
Cash..................................................      1,173       13,812
Other assets..........................................     29,076       25,306
                                                       ----------   ----------
    Total assets...................................... $1,719,410   $1,709,453
                                                       ==========   ==========

         LIABILITIES AND SHAREHOLDERS' EQUITY

Mortgage loans payable................................ $  205,623   $  211,403
Unsecured senior notes................................    243,000      253,000
Unsecured line of credit..............................    340,500      315,000
Accounts payable and other liabilities................     18,693       17,212
                                                       ----------   ----------
    Total liabilities.................................    807,816      796,615
                                                       ----------   ----------
Minority interest.....................................     86,190       87,640
                                                       ----------   ----------
Shareholders' equity:
  Preferred stock, $.01 par value; 10,000,000 shares
   authorized: 8 1/2% Series A cumulative redeemable,
   liquidation preference $25 per share. Shares issued
   and outstanding: 2,150,000 shares at March 31, 2000
   and at December 31, 1999...........................     53,750       53,750
  Common stock, $.01 par value; 100,000,000 shares
   authorized. Shares issued and outstanding:
   44,729,821 shares at March 31, 2000; 44,679,341
   shares at December 31, 1999........................        447          447
Additional paid-in capital............................    688,986      671,760
Accumulated net income in excess of cumulative
 dividends............................................     82,221       99,241
                                                       ----------   ----------
    Total shareholders' equity........................    825,404      825,198
                                                       ----------   ----------
    Total liabilities and shareholders' equity........ $1,719,410   $1,709,453
                                                       ==========   ==========

                 See Notes to Consolidated Financial Statements

                              BRE PROPERTIES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (unaudited)
              (Dollar amounts in thousands, except per share data)

                                                                   For the
                                                                Three Months
                                                               Ended March 31,
                                                               ---------------
                                                                2000    1999
                                                               ------- -------
Revenue
  Rental income............................................... $57,642 $52,293
  Other income................................................   3,961   3,127
                                                               ------- -------
    Total revenue.............................................  61,603  55,420
                                                               ------- -------
Expenses
  Real estate.................................................  17,405  16,940
  Provision for depreciation..................................   8,980   8,184
  Interest....................................................  11,635   9,839
  General and administrative..................................   1,894   1,696
  Provision for nonrecurring charge...........................     --    1,250
                                                               ------- -------
    Total expenses............................................  39,914  37,909
                                                               ------- -------
Income before gain on sales of investments in rental
 properties, minority interest and dividends attributable to preferred stock..............................................  21,689  17,511
Net gain on sales of investments in rental properties.........     --      --
                                                               ------- -------
Income before minority interest...............................  21,689  17,511
Minority interest in income...................................   1,352   1,415
                                                               ------- -------
Net income....................................................  20,337  16,096
  Dividends attributable to preferred stock...................   1,142     756
                                                               ------- -------
Net income available to common shareholders................... $19,195 $15,340
                                                               ======= =======
Net income per common share:
Income excluding net gain on sales of investments in rental
 properties and minority interest............................. $  0.43 $  0.35
Net gain on sales of investments in rental properties.........     --      --
                                                               ------- -------
Net income per common share--basic............................ $  0.43 $  0.35
                                                               ======= =======
Net income per common share assuming dilution:
Income excluding net gain on sales of investments in rental
 properties and minority interest............................. $  0.42 $  0.35
Net gain on sales of investments in rental properties.........     --      --
                                                               ------- -------
Net income per common share--assuming dilution................ $  0.42 $  0.35
                                                               ======= =======
Weighted average common shares outstanding--basic.............  44,710  44,280
                                                               ======= =======
Weighted average common shares outstanding--assuming
 dilution.....................................................  47,860  47,690
                                                               ======= =======
Dividends declared and paid per common share.................. $ 0.425 $ 0.390
                                                               ======= =======

                 See Notes to Consolidated Financial Statements

                              BRE PROPERTIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (unaudited)
                         (Dollar amounts in thousands)

                                                              For the Three
                                                              Months Ended
                                                                March 31,
                                                            ------------------
                                                              2000      1999
                                                            --------  --------
Cash flows from operating activities
Net income................................................  $ 20,337  $ 16,096
Adjustments to reconcile net income to net cash flows
 generated by operating activities
  Provision for depreciation..............................     8,980     8,184
  Provision for nonrecurring charge.......................       --      1,250
  Minority interest in income.............................     1,352     1,415
  (Increase) decrease in other assets.....................    (4,280)    1,772
  Increase (decrease) in accounts payable and other
   liabilities............................................     1,481      (635)
                                                            --------  --------
Net cash flows generated by operating activities..........    27,870    28,082
                                                            --------  --------
Cash flows from investing activities
Additions to direct investment construction in progress...   (14,359)   (4,146)
Reimbursements of construction in progress from
 unconsolidated joint ventures............................    16,926       --
Advances to unconsolidated joint ventures for construction
 in progress..............................................   (17,251)      --
Purchase of land under development........................   (10,800)   (8,155)
Capital expenditures--multifamily.........................    (1,199)   (1,191)
Rehabilitation expenditures...............................      (613)   (4,744)
Mortgage loans receivable repayments......................       --         57
Other.....................................................       --       (843)
                                                            --------  --------
Net cash flows (used in) investing activities.............   (27,296)  (19,022)
                                                            --------  --------
Cash flows from financing activities
New mortgage loans payable................................       --     10,954
Principal payments on mortgage loans and unsecured senior
 notes....................................................   (15,780)     (730)
Line of credit
  Advances................................................    77,000    41,000
  Repayments..............................................   (51,500)  (82,000)
Proceeds from preferred equity offering, net..............       --     51,933
Proceeds from exercises of stock options, net.............         1     1,854
Distributions to minority members and purchase of minority
 interest.................................................    (2,802)   (1,437)
Dividends paid............................................   (20,132)  (18,031)
                                                            --------  --------
Net cash flows (used in) generated by financing
 activities...............................................   (13,213)    3,543
                                                            --------  --------
(Decrease) increase in cash...............................   (12,639)   12,603
Balance at beginning of period............................    13,812     2,057
                                                            --------  --------
Balance at end of period..................................  $  1,173  $ 14,660
                                                            ========  ========
Transfers of direct investment construction in progress...       --   $ 12,811
                                                            ========  ========
Transfers of joint venture construction in progress, net..  $  5,049       --
                                                            ========  ========
Transfers of land under development.......................  $ 25,212       --
                                                            ========  ========
Interest capitalized......................................  $  2,938  $  3,034
                                                            ========  ========

                 See Notes to Consolidated Financial Statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)
                                 March 31, 2000

NOTE A--BASIS OF PRESENTATION

   The accompanying unaudited consolidated financial statements were prepared in accordance with the instructions to Form 10-Q and should be read in conjunction with the Annual Report of BRE Properties, Inc. (the "Company" or "BRE") on Form 10-K for the year ended December 31, 1999 (the "1999 10-K"). In the opinion of management, all adjustments (consisting of normal recurring adjustments only) that were necessary for a fair statement of the results for the interim periods presented herein were made.

   BRE adopted Financial Accounting Standards Board Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("Statement 131") in the fourth quarter of 1998. Statement 131 requires certain descriptive information about an enterprise's reportable segments. BRE determined that it has one operating and reportable segment, multifamily communities, which comprised 98% of BRE's assets and 98% of its revenues as of, and for, the quarter ended March 31, 2000. All multifamily communities owned by the Company are located in the Western United States.

   BRE's business focus is the ownership and operation of multifamily communities. The Company evaluates performance and allocates resources primarily based on the net operating income ("NOI") of an individual multifamily community. NOI is defined by the Company (and generally by the real estate industry) as the excess of all revenue generated by the community (primarily rental revenue) less direct operating expenses (primarily, but not limited to, payroll, property taxes, insurance and maintenance expense). Accordingly, NOI excludes depreciation, capitalized expenditures and interest expense. NOI from multifamily communities totaled $42,642,000 and $37,900,000 for the quarters ended March 31, 2000 and 1999, respectively. All other segment measurements are disclosed presently in the accompanying consolidated balance sheets and Notes to Consolidated Financial Statements.

   All revenues are from external customers. There are no revenues from transactions with other segments, because the only activity outside operating apartments is the ownership of one parcel of commercial land. There are no tenants who contributed 10% or more of BRE's total revenues in the quarters ended March 31, 2000 or 1999. Interest income is not separately reported because it is immaterial. Interest expense on debt is not allocated to individual properties, even if such debt is secured. Further, minority interest in consolidated subsidiaries is not allocated to the related properties. There is no provision for income tax because the Company is organized as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

   In the quarter ended March 31, 1999, the Company provided a nonrecurring restructuring charge of $1,250,000, primarily in personnel severance benefits, in connection with a restructuring to reduce corporate overhead costs.

   Certain reclassifications have been made from the prior year's presentation to conform to the current year's presentation.

NOTE B--LITIGATION

   BRE is defending various claims and legal actions that arise from its normal course of business. While it is not feasible to predict or determine the ultimate outcome of these matters, in the opinion of management, none of these actions will have a material adverse effect on BRE's results of operations or financial position.

NOTE C--COMMITMENTS

   As of March 31, 2000, the Company had commitments to acquire two multifamily communities, with a total estimated acquisition cost of approximately $65,000,000. The Company expects to fund the commitments in calendar year 2000. There can be no assurance that these communities will be acquired or will be acquired for the estimated cost indicated.

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Directors of
BRE Properties, Inc.:

   We have audited the accompanying consolidated balance sheets of BRE Properties, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, cash flows and shareholders' equity for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BRE Properties, Inc. and subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

San Francisco, California
January 18, 2000

                              BRE PROPERTIES, INC.

                          CONSOLIDATED BALANCE SHEETS
              (Dollar amounts in thousands, except per share data)

                                                            December 31,
                                                        ----------------------
                                                           1999        1998
                                                        ----------  ----------
                        ASSETS
                        ------
Real estate portfolio
Direct investments in rental properties:
  Multifamily.......................................... $1,691,762  $1,618,461
  Construction in progress.............................     46,575      43,830
  Less: accumulated depreciation.......................   (109,623)    (75,838)
                                                        ----------  ----------
                                                         1,628,714   1,586,453
                                                        ----------  ----------
Equity interests in and advances to real estate joint
 ventures
  Investments in rental properties.....................        --          --
  Construction in progress.............................     15,083         --
                                                        ----------  ----------
                                                            15,083         --
                                                        ----------  ----------
Land under development.................................     26,538      15,328
                                                        ----------  ----------
    Total real estate portfolio........................  1,670,335   1,601,781
Cash...................................................     13,812       2,057
Other assets...........................................     25,306      27,078
                                                        ----------  ----------
    Total assets....................................... $1,709,453  $1,630,916
                                                        ==========  ==========

         LIABILITIES AND SHAREHOLDERS' EQUITY
         ------------------------------------

Mortgage loans payable................................. $  211,403  $  235,146
Unsecured senior notes.................................    253,000     253,000
Unsecured line of credit...............................    315,000     264,000
Accounts payable and other liabilities.................     17,212      26,333
                                                        ----------  ----------
    Total liabilities..................................    796,615     778,479
                                                        ----------  ----------
Minority interest......................................     87,640      87,432
                                                        ----------  ----------
Shareholders' equity:
  Preferred stock, $.01 par value; 10,000,000 shares
   authorized: 8 1/2% Series A cumulative redeemable,
   liquidation preference $25 per share. Shares issued
   and outstanding: 2,150,000 shares at December 31,
   1999; no shares outstanding at December 31, 1998....     53,750         --
  Common stock, $.01 par value; 100,000,000 shares
   authorized. Shares issued and outstanding:
   44,679,341 shares at December 31, 1999; 44,221,560
   shares at December 31, 1998.........................        447         443
Additional paid-in capital.............................    671,760     664,811
Accumulated net income in excess of cumulative
 dividends.............................................     99,241      99,751
                                                        ----------  ----------
    Total shareholders' equity.........................    825,198     765,005
                                                        ----------  ----------
    Total liabilities and shareholders' equity......... $1,709,453  $1,630,916
                                                        ==========  ==========

                 See Notes to Consolidated Financial Statements

                              BRE PROPERTIES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
              (Dollar amounts in thousands, except per share data)

                                                    Years Ended December 31,
                                                   ---------------------------
                                                     1999     1998      1997
                                                   -------- --------  --------
Revenue
  Rental income--multifamily...................... $217,812 $189,810  $122,936
  Commercial and retail...........................      245      996     5,742
  Other income....................................   16,196   12,439     9,083
                                                   -------- --------  --------
    Total revenue.................................  234,253  203,245   137,761
                                                   -------- --------  --------
Expenses
  Real estate.....................................   70,469   64,624    44,571
  Provision for depreciation......................   35,524   27,763    17,938
  Interest........................................   41,695   35,598    21,606
  General and administrative......................    6,706    6,133     4,301
  Provision for nonrecurring charge...............    1,250    2,400       --
                                                   -------- --------  --------
    Total expenses................................  155,644  136,518    88,416
                                                   -------- --------  --------
Income before gain (loss) on sales of investments
 in rental properties and minority interest.......   78,609   66,727    49,345
Net gain (loss) on sales of investments in rental
 properties.......................................       54   (1,859)   27,824
                                                   -------- --------  --------
Income before minority interest...................   78,663   64,868    77,169
Minority interest in income.......................    5,447    4,224       972
                                                   -------- --------  --------
Net income........................................   73,216   60,644    76,197
Dividends attributable to preferred stock.........    4,182      --        --
                                                   -------- --------  --------
Net income available to common shareholders....... $ 69,034 $ 60,644  $ 76,197
                                                   ======== ========  ========
Earnings per common share:
Income excluding net gain (loss) on sales of
 investments in rental properties and minority
 interest......................................... $   1.55 $   1.45  $   1.35
Net gain (loss) on sales of investments in rental
 properties.......................................      --  $  (0.04) $   0.78
                                                   -------- --------  --------
Net income per common share--basic................ $   1.55 $   1.41  $   2.13
                                                   ======== ========  ========
Earnings per common share assuming dilution:
Income excluding net gain (loss) on sales of
 investments in rental properties and minority
 interest......................................... $   1.55 $   1.45  $   1.35
Net gain (loss) on sales of investments in rental
 properties.......................................      --  $  (0.04) $   0.76
                                                   -------- --------  --------
Net income per common share--assuming dilution.... $   1.55 $   1.41  $   2.11
                                                   ======== ========  ========

                  See Notes to Consolidated Financial Statements

                              BRE PROPERTIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (Dollar amounts in thousands)

                                                 Years Ended December 31,
                                               -------------------------------
                                                 1999       1998       1997
                                               ---------  ---------  ---------
Cash flows from operating activities
Net income...................................  $  73,216  $  60,644  $  76,197
Adjustments to reconcile net income to net
 cash flows generated by operating activities
  Net (gain) loss on sales of investments in
   rental properties.........................        (54)     1,859    (27,824)
  Provision for depreciation.................     35,524     27,763     17,938
  Provision for nonrecurring charge..........        --       2,400        --
  Minority interest in income................      5,447      4,224        972
  Decrease (increase) in other assets........        392         63     (9,074)
  (Decrease) increase in accounts payable and
   other liabilities.........................     (1,501)       128      9,355
                                               ---------  ---------  ---------
Net cash flows generated by operating
 activities..................................    113,024     97,081     67,564
                                               ---------  ---------  ---------
Cash flows from investing activities
Additions to direct investment construction
 in progress.................................    (35,514)  (179,568)    (9,813)
Reimbursements of construction in progress
 from unconsolidated joint ventures..........     56,615        --         --
Advances to unconsolidated joint ventures for
 construction in progress....................    (49,243)       --         --
Purchase of land under development...........    (11,210)       --         --
Multifamily communities acquired, net........    (59,206)  (149,638)  (152,700)
Apartments and construction in progress
 purchased from TCRW.........................        --         --    (160,544)
Decrease (increase) in funds held in escrow..        --      15,833    (15,833)
Capital expenditures--multifamily............     (4,715)    (3,553)    (1,542)
Capital expenditures--commercial and retail..        --        (141)      (446)
Rehabilitation expenditures..................    (12,604)    (6,665)    (4,578)
Mortgage loans receivable advanced...........        --         --      (5,950)
Mortgage loans receivable repayments.........        --       2,535     10,795
Proceeds from sales of property, net.........     11,589     30,900    105,318
                                               ---------  ---------  ---------
Net cash flows (used in) investing
 activities..................................   (104,288)  (290,297)  (235,293)
                                               ---------  ---------  ---------
Cash flows from financing activities
Principal payments on mortgage loans.........    (23,743)    (5,833)    (2,736)
Issuance of unsecured senior notes, net......        --     130,000     50,000
Costs of issuance of senior unsecured notes..        --      (3,787)    (3,746)
Line of credit
  Advances...................................    231,000    386,000    240,500
  Repayments.................................   (180,000)  (308,000)  (178,500)
Proceeds from preferred equity offering,
 net.........................................     51,637        --         --
Proceeds from common equity offerings, net...        --      56,013    109,903
Proceeds from exercises of stock options,
 net.........................................      3,438      2,991      8,375
Distributions to minority members............     (5,587)    (4,189)      (972)
Dividends paid...............................    (73,726)   (62,138)   (51,063)
                                               ---------  ---------  ---------
Net cash flows generated by financing
 activities..................................      3,019    191,057    171,761
                                               ---------  ---------  ---------
Increase (decrease) in cash..................     11,755     (2,159)     4,032
Balance at beginning of period...............      2,057      4,216        184
                                               ---------  ---------  ---------
Balance at end of period.....................  $  13,812  $   2,057  $   4,216
                                               =========  =========  =========

                  See Notes to Consolidated Financial Statements

                              BRE PROPERTIES, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
         (Dollar amounts in thousands, except share and per share data)

                                              Years Ended December 31,
                                         -------------------------------------
                                            1999         1998         1997
                                         -----------  -----------  -----------
Common stock shares
Balance at beginning of year...........   44,221,560   41,738,704   32,879,741
Issuance of shares pursuant to purchase
 transactions..........................          --           --     3,713,331
Stock options exercised................      269,852      350,415      364,752
Conversion of operating company units
 to common shares......................      185,000          --           --
Shares issued pursuant to dividend
 reinvestment plan.....................          --        12,926      101,951
Issuance of shares pursuant to equity
 offerings.............................          --     2,119,515    4,678,929
Other..................................        2,929          --           --
                                         -----------  -----------  -----------
  Balance at end of year...............   44,679,341   44,221,560   41,738,704
                                         -----------  -----------  -----------
Preferred stock shares
Balance at beginning of year...........          --           --           --
Issuance of 8 1/2% Series A cumulative
 redeemable............................    2,150,000          --           --
                                         -----------  -----------  -----------
  Balance at end of year...............    2,150,000          --           --
                                         ===========  ===========  ===========
Common stock
Balance at beginning of year...........  $       443  $       417  $       329
Issuance of shares pursuant to purchase
 transactions..........................          --           --            37
Stock options exercised................            2            5            4
Conversion of operating company units
 to common shares......................            2          --           --
Issuance of shares pursuant to dividend
 reinvestment plan.....................          --           --             1
Issuance of shares pursuant to equity
 offerings.............................          --            21           46
                                         -----------  -----------  -----------
  Balance at end of year...............  $       447  $       443  $       417
                                         -----------  -----------  -----------
Preferred stock
Balance at beginning of year...........          --           --           --
Issuance of 8 1/2% Series A cumulative
 redeemable............................  $    53,750          --           --
                                         -----------  -----------  -----------
  Balance at end of year...............  $    53,750          --           --
                                         -----------  -----------  -----------
Additional paid-in capital
Balance at beginning of year...........  $   664,811  $   605,833  $   387,674
Issuance of shares pursuant to purchase
 transactions..........................          --           --        99,932
Conversion of operating company units
 to common shares......................        4,980          --           --
Stock options exercised................        1,899        2,637        5,764
Issuance of shares pursuant to dividend
 reinvestment plan.....................          --           349        2,606
Issuance of shares pursuant to equity
 offerings.............................          --        55,992      109,857
Other..................................           70          --           --
                                         -----------  -----------  -----------
  Balance at end of year...............  $   671,760  $   664,811  $   605,833
                                         -----------  -----------  -----------
Accumulated net income in excess of
 cumulative dividends
Balance at beginning of year...........  $    99,751  $   101,245  $    76,111
    Net income for year................       73,216       60,644       76,197
Cash dividends paid: $1.56, $1.44 and
 $1.38 per common share for the years
 ended December 31, 1999, 1998 and
 1997, respectively, and $1.96 per
 preferred share in 1999...............      (73,726)     (62,138)     (51,063)
                                         -----------  -----------  -----------
  Balance at end of year...............  $    99,241  $    99,751  $   101,245
                                         -----------  -----------  -----------
    Total shareholders' equity.........  $   825,198  $   765,005  $   707,495
                                         ===========  ===========  ===========

                 See Notes to Consolidated Financial Statements

                              BRE PROPERTIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Company

   BRE Properties, Inc. ("BRE" or the "Company") is a self-administered real estate investment trust that owns and operates multifamily communities and other income-producing properties in the Western United States. At December 31, 1999, BRE's portfolio, owned directly or through subsidiaries, consisted of 89 properties, including 86 multifamily communities (aggregating 22,690 units), one commercial and retail property, and two properties held in partnerships in which BRE is a limited partner. Of these properties, 39 were located in California, 22 in Arizona, nine in Washington, five in Nevada, five in Utah, four in New Mexico, three in Oregon and two in Colorado. In addition, at December 31, 1999, there were eight properties under development aggregating an estimated 2,161 units, including 780 units held under joint venture agreements in which BRE will be a minority owner when construction is completed.

 Transaction with Trammell Crow Residential-West

   On November 18, 1997, BRE acquired 16 completed properties and eight development properties from certain entities of Trammell Crow Residential-West (the "Transaction") pursuant to a definitive agreement (the "Contribution Agreement"). BRE paid a total of approximately $160 million in cash and issued $100 million in common stock based on a stock price of $26.93 per share, as provided for in the Contribution Agreement. In addition, certain entities received Operating Company Units ("OC Units ") valued at $76 million in BRE Property Investors LLC (the "Operating Company"), a Delaware limited liability company and majority-owned subsidiary of BRE. The Operating Company also assumed approximately $120 million in debt. BRE is the sole managing member of the Operating Company and owned an approximate 74% interest therein at December 31, 1999. Substantially all of the properties acquired in the Transaction were held through the Operating Company, which was formed by the Company for the purpose of acquiring the properties in the Transaction. The Operating Company continues to hold substantially all of the properties acquired in the Transaction.

   The OC Units held by nonmanaging members are included in minority interest in the Company's consolidated financial statements. Starting in November 1998, nonmanaging members of the Operating Company can exchange their units for common stock of BRE on a 1:1 basis or, at the option of the Company, cash in an amount equal to the market value of such common stock at the time of the exchange. The exchange is accounted for at the then fair market value of the BRE common stock with the difference, if any, recorded as an adjustment to the basis of the related real estate. As of December 31, 1999, 185,000 OC Units have been exchanged for common stock. The nonmanaging members are entitled to priority distributions regardless of the cash flow of the Operating Company. The Operating Company is also required to maintain certain financial ratios to protect the nonmanaging member's distributions. Further, the Company is restricted from selling assets of the Operating Company in a taxable sale for a period ranging from eight to ten years from the date of the Transaction. The Operating Company has also guaranteed the repayment of the Company's $400 million line of credit.

   The Contribution Agreement also provided for an additional issuance of OC Units dependent on the extent to which the eight development properties attained completion schedules and budget objectives. In 1998, the Company recorded a liability of approximately $7 million for its estimate of the additional OC Units which had become issuable using the then fair market value of the shares subject to the exchange. The actual amount was reclassified to minority interest in 1999, once the actual number of OC Units issued of 430,624 was determined. As the value associated with the additional OC units was considered compensatory in nature to the unit holders, the basis was recorded as compensation.

 Equity Offerings

   In the first quarter of 1999, BRE issued 2,150,000 shares of 8 1/2% Series A Cumulative Redeemable Preferred Stock for net proceeds of approximately $52 million. The Series A Preferred Stock is redeemable, at the Company's option, starting January 29, 2004.

                              BRE PROPERTIES, INC.

   In July 1998, the Company issued 1,750,000 shares of common stock, for net proceeds of approximately $47 million. In April 1998, the Company issued 369,515 shares of common stock for net proceeds of approximately $9 million.

 Debt Offering

   In February 1998, the Company issued $130 million in unsecured notes due 2013, with a coupon rate of 7.125% resulting, after related costs, in an effective rate of 7.3%.

2. Accounting Policies

 Consolidation

   The accompanying consolidated financial statements include the accounts of the Company, the Operating Company and other subsidiaries that hold title to individual properties. All significant intercompany balances and transactions have been eliminated in consolidation. Due to the Company's ability to control the Operating Company and other subsidiaries through majority ownership and voting interests, such entities have been consolidated with the Company for financial reporting purposes. At December 31, 1999, the Company owned 74% of the Operating Company which in turn owned 99% of the individual title holding companies.

   During 1999, the Company entered into joint venture agreements in which the Company will be a noncontrolling minority owner. Accordingly, these interests are recorded using the equity method. BRE receives certain fees for the development and construction of the real estate property held by these joint ventures and has recognized other income to the extent of the third-party interest.

 Rental property

   Rental property is recorded at cost, less accumulated depreciation, less an adjustment, if any, for impairment. Rental properties are evaluated for impairment when conditions indicate that the sum of future expected undiscounted cash flows from a rental property during the expected holding period may be less than its carrying value. Projects under development are carried at cost including capitalized interest and property taxes until units are placed in service at which time depreciation begins. Projects under development are evaluated for impairment when conditions indicate that the sum of future expected undiscounted cash flows from rental operations during the expected holding period may be less than the estimated total cost at the end of development. Upon determination that such impairment has occurred, the related assets are reduced to estimated fair value. There were no assets for which an adjustment for impairment in value was made in 1999 or 1998.

   Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, which range from 35 to 45 years for buildings and three to ten years for other property. Direct investment development projects are considered placed in service as certificates of occupancy are issued and the units become ready for occupancy. Land acquired for development is capitalized and reported as "Land under development" until the development plan for the land is formalized. Once the development plan is determined, the costs are transferred to the balance sheet line items "Construction in progress."

 Real estate held for sale

   Real estate classified as held for sale is stated at the lower of its carrying amount or estimated fair value less disposal costs. Depreciation is not recorded on assets classified as held for sale.

                              BRE PROPERTIES, INC.

   In the normal course of business, BRE will receive offers for sale of its properties, either solicited or unsolicited. For those offers that are accepted, the prospective buyer will usually require a due diligence period before consummation of the transaction. It is not unusual for matters to arise that result in the withdrawal or rejection of the offer during this process. As a result, real estate is not classified as "held for sale" until it is likely, in the opinion of management, that a property will be disposed of in the near term, even if sales negotiations for such property are currently under way. No properties were considered "held for sale" for this purpose as of December 31, 1999 or 1998.

 Rental revenue and expenses, and capitalized costs

   Rental income-multifamily is recorded when due from tenants and recognized monthly as it is earned, which is not materially different than on a straight-line basis as lease terms are generally for periods of one year or less. Commercial and retail rental revenues are recorded on a straight-line basis over the lease term, as increases in rental revenue adjust on a scheduled basis and lease payments are measurable at the inception of the lease based on factors existing at the inception of the lease. Contingent rentals, if any, were insignificant. If contingent rentals were to be significant, income would not be recorded until any contingencies were resolved.

   For multifamily properties, costs of replacements, such as appliances, carpets and drapes, are expensed. For all properties, improvements and betterments that increase the value of the property or extend its useful life are capitalized.

 Cash and short-term investments

   Financial instruments that potentially subject BRE to concentrations of credit risk include cash, short-term investments and funds held in escrow. BRE places its cash deposits and temporary cash investments with creditworthy, high-quality financial institutions. Cash and cash-equivalent balances are held with various financial institutions and may at times exceed the applicable Federal Deposit Insurance Corporation limit of $100,000.

 Deferred costs

   Included in Other assets are costs incurred in obtaining debt financing that are deferred and amortized over the terms of the respective debt agreements as interest expense. Related amortization expense is included in interest expense in the accompanying consolidated statements of income. Net deferred financing costs included in Other assets in the accompanying balance sheets are $7,730,000 and $8,713,000 as of December 31, 1999 and 1998, respectively.

 Income taxes

   BRE has elected to be taxed as a Real Estate Investment Trust ("REIT") under the Internal Revenue Code of 1986, as amended ("the Code"). As a result, BRE will not be subject to federal taxation at the corporate level to the extent it distributes, annually, at least 95% of its REIT taxable income, as defined by the Code, to its shareholders and satisfies certain other requirements. In addition, the states in which BRE owns and operates real estate properties have provisions equivalent to the federal REIT provisions. Accordingly, no provision has been made for federal or state income taxes in the accompanying consolidated financial statements.

 Net gain (loss) on sales of investments in rental properties

   Sales are recorded after title has been transferred to the buyer and after appropriate payments have been received and other criteria met, as more fully described in Financial Accounting Standards Board Statement No. 66, "Accounting for Sales of Real Estate."

                              BRE PROPERTIES, INC.

 Fair value of financial instruments

   The fair values of BRE's financial instruments (including such items in the financial statement captions as cash, other assets, accounts payable and other liabilities and unsecured line of credit) approximate their carrying or contract values based on their nature, terms and interest rates that approximate current market rates. The fair value of mortgage loans payable and unsecured senior notes is estimated using discounted cash flow analyses with an interest rate similar to that of current market borrowing arrangements. The fair value of the Company's mortgage loans payable and unsecured senior notes approximates their carrying value at December 31, 1999.

 Reclassifications

   Certain reclassifications have been made to the prior years' financial statements to conform to the presentation of the current year's financial statements.

 Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Descriptive information about reportable segments

   BRE adopted Financial Accounting Standards Board Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("Statement 131") in the fourth quarter of 1998. Statement 131 requires certain descriptive information to be provided about an enterprise's reportable segments. BRE has determined that it has one operating and reportable segment, multifamily communities, which comprised 98% of BRE's assets at December 31, 1999 and 1998 and approximately 96% of its total revenues for the three years ended December 31, 1999. All multifamily communities owned by the Company are located in the Western United States, in three general markets that it defines as Coastal, Desert and Mountain states.

   BRE's business focus is the ownership and operation of multifamily communities; it evaluates performance and allocates resources primarily based on the net operating income ("NOI") of an individual multifamily community. NOI is defined by the Company (and generally by the real estate industry) as the excess of all revenue generated by the community (primarily rental revenue) less direct operating expenses (primarily, but not limited to, payroll, property taxes, insurance and maintenance expense). Accordingly, NOI excludes depreciation, capitalized expenditures and interest expense. NOI from multifamily communities totaled $158 million, $134 million and $83 million for the years ended December 31, 1999, 1998, and 1997, respectively. All other segment measurements are presently disclosed in the accompanying consolidated balance sheets and Notes to Consolidated Financial Statements.

   All revenues are from external customers and there are no revenues from transactions with other segments, as the only activity outside operating apartments is the ownership of one parcel of commercial land. There are no tenants that contributed 10% or more of BRE's total revenues in 1999, 1998 or 1997. Interest income is not separately reported, as it is immaterial. Interest expense on debt is not allocated to individual properties, even if such debt is secured. Further, minority interest in consolidated subsidiaries is not allocated to the related properties. There is no provision for income tax as the Company is organized as a REIT under the Code.

                              BRE PROPERTIES, INC.

 Comprehensive Income

   For the years ended December 31, 1999, 1998, and 1997, BRE had no items of other comprehensive income requiring additional disclosure.

 Recently Issued Accounting Pronouncement

   In December 1999, the SEC issued Staff Accounting Bulletin No.101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 provides specific guidance, among other things, as to the recognition of revenue related to contingent rental payments. BRE's accounting policies comply with SAB 101 in all material respects.

3. Real Estate Portfolio

   Direct investments in rental properties--multifamily:

                                                                 December 31,
                                                                     1999
                                                                --------------
   Land........................................................ $  327,928,000
   Improvements................................................  1,363,834,000
                                                                --------------
     Subtotal..................................................  1,691,762,000
   Accumulated depreciation....................................   (109,623,000)
                                                                --------------
     Total..................................................... $1,582,139,000
                                                                ==============

                                                                 December 31,
                                                                     1998
                                                                --------------
   Land........................................................ $  316,705,000
   Improvements................................................  1,301,756,000
                                                                --------------
     Subtotal..................................................  1,618,461,000
   Accumulated depreciation....................................    (75,838,000)
                                                                --------------
     Total..................................................... $1,542,623,000
                                                                ==============

   An analysis of direct investment construction in progress follows.

   Balance, December 31, 1998................................... $ 43,830,000
   Additions to projects under construction at December 31,
    1998........................................................    9,426,000
   Projects started in 1999.....................................   24,444,000
   Communities sold.............................................   (5,369,000)
   Contributions to joint ventures..............................  (22,455,000)
   Transfers of construction in progress to direct investments
    in rental properties--multifamily...........................   (3,301,000)
                                                                 ------------
   Balance, December 31, 1999................................... $ 46,575,000
                                                                 ============

   As of December 31, 1999, the Company had commitments to acquire two multifamily communities with a total estimated acquisition cost of approximately $65,000,000. The Company expects the commitments will be funded in calendar year 2000. There can be no assurance that these communities will be acquired, or will be acquired for the estimated cost indicated.

   During the year ended December 31, 1998, approximately $7,000,000 of taxable gain (unaudited) was deferred under Section 1031 of the Code for certain properties sold. BRE's carrying value of its assets exceeded the tax basis by approximately $146,000,000 (unaudited) at December 31, 1999.

                              BRE PROPERTIES, INC.

4. Equity Interests in and Advances to Real Estate Joint Ventures

   As of December 31, 1999, BRE had no completed communities under joint venture agreements. Such communities are accounted for under the equity method and, accordingly, BRE's interest is presented net of debt or partners' contributions. An analysis of equity interests in real estate joint ventures-- construction in progress follows.

   Balance, December 31, 1998................................... $        --
   Transfers from direct investments for contributions to joint
    ventures....................................................   22,455,000
   Reimbursements from joint ventures...........................  (56,615,000)
   Advances to joint ventures...................................   49,243,000
                                                                 ------------
   Balance, December 31, 1999................................... $ 15,083,000
                                                                 ============

   The joint ventures have total costs in construction in progress of $71,698,000 at December 31, 1999. The joint ventures have construction loans with total commitments of $72,700,000, with $54,668,000 outstanding at December 31, 1999. These construction loans are guaranteed by BRE, mature in 2000 and 2011, and have interest rates between 7.00%-7.25%, with interest only due until maturity.

5. Line of Credit and Unsecured Senior Notes

   As of December 31, 1999, BRE had an unsecured line of credit for up to $400,000,000, expiring in August 2001. Borrowings totaled $315,000,000 at December 31, 1999 and $264,000,000 at December 31, 1998. The interest rate is variable and the average interest rate was approximately 6.1% and 6.3% for the years ended December 31, 1999 and 1998, respectively.

   As of December 31, 1999, there were $253,000,000 in unsecured senior notes outstanding with an average fixed interest rate of 7.5% with interest only due through 1999. Included in this effective interest rate is the amortization of the costs related to the issuance of the $50 million unsecured notes due 2007 and the $130 million unsecured notes due 2013. These unsecured notes are to be repaid through scheduled principal payments from 2000 through 2005, 2007 and 2013.

   The line of credit and unsecured senior note agreements contain various covenants that include, among other factors, tangible net worth and requirements to maintain certain financial ratios. BRE was in compliance with such financial covenants as of December 31, 1999.

6. Mortgage Loans Payable

   The following data pertain to loans payable at December 31, 1999 and 1998.

                                                           December 31,
                                                     -------------------------
                                                         1999         1998
                                                     ------------ ------------
   Mortgage loans payable........................... $211,403,000 $235,146,000
   Cost of investments in real estate securing
    mortgage loans payable.......................... $400,247,000 $401,850,000
   Annual principal and interest payments........... $ 19,500,000 $ 20,400,000
   Remaining terms of mortgage loans payable........   1-29 years   1-30 years
   Interest rates on fixed rate mortgages...........    6.5%-9.3%    6.5%-9.3%

   Included in the $211,403,000 mortgage loans payable is $32,530,000 of tax-exempt debt with a variable interest rate, which was 3.3% at December 31, 1999. The effective interest rate on this debt is 5.3%, which includes amortization of related fees and costs. Interest on all other mortgage loans is fixed.

                              BRE PROPERTIES, INC.

   Scheduled principal payments required on the unsecured line of credit, unsecured senior notes payable and mortgage loans payable for the next five years and thereafter are as follows. Included in the 2001 amount is $315,000,000 for the unsecured line of credit.

     2000.......................................................... $ 30,737,000
     2001..........................................................  327,893,000
     2002..........................................................   40,916,000
     2003..........................................................   28,840,000
     2004..........................................................   21,931,000
     Thereafter....................................................  329,086,000
                                                                    ------------
       Total....................................................... $779,403,000
                                                                    ============

   Interest expense on mortgage loans and unsecured senior notes including amortization of related costs aggregated $36,164,000, $35,654,000 and $17,034,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Capitalized interest was $9,485,000, $12,606,000 and $1,178,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Excluding capitalized interest, interest expense exceeded cash paid for interest by approximately $1,500,000 and $1,300,000 in 1999 and 1998, respectively; this difference was immaterial in 1997.

7. Stock Option Plans

   BRE has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related Interpretations in accounting for its employee and non-employee director stock options. As discussed below, the alternative fair value accounting provided for under Financial Accounting Standards Board Statement No. 123, "Accounting and Disclosure of Stock-Based Compensation" ("Statement 123"), requires the use of option valuation models that were not developed for use in valuing employee and non-employee director stock options. Under APB 25, because the exercise price equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                              BRE PROPERTIES, INC.

 Employee Plan

   The 1984 and 1992 Stock Option Plans and the 1999 BRE Stock Incentive Plan ("Plans") provide for the issuance of Incentive Stock Options, Non-Qualified Stock Options, restricted shares and other grants. The maximum number of shares that may be issued under the Plans is 4,350,000. The option price may not be less than the fair market value of a share on the date that the option is granted and the options generally vest over five years. The 1999 BRE Stock Incentive Plan was adopted by shareholders in 1999. The 1999 BRE Stock Incentive Plan incorporated the Broad Based Plan created in 1998, and allows for grants of up to 2,000,000 shares. During 1999 and 1998, certain key employees were allowed to exercise options with a reload provision and 18,567 and 186,374 reload grants were made, respectively, in those years. Grants issued under the reload provision are subject to fixed rather than variable accounting because each reload grant provides for exercise at the fair market value on the reload grant date, and the shares tendered satisfy holding period requirements. Because the option price may not be less than the fair market value of a share on the date that the option is granted, there is no compensation element. Changes in options outstanding during the years ended December 31, 1999, 1998 and 1997 were as follows.

                                            Years Ended December 31,
                             ----------------------------------------------------------
                                    1999                1998               1997
                             ------------------- ------------------- ------------------
                                        Weighted            Weighted           Weighted
                              Shares    average   Shares    average   Shares   average
                               under    exercise   under    exercise  under    exercise
                              option     price    option     price    option    price
                             ---------  -------- ---------  -------- --------  --------
   Balance at beginning of
    period.................  1,445,179   $24.29    864,200   $20.96   752,600   $16.90
   Granted.................    825,410   $24.64    852,424   $26.72   397,500   $25.87
   Exercised...............   (218,510)  $19.34   (208,095)  $19.04  (236,700)  $16.89
   Cancelled...............   (211,310)  $25.76    (63,350)  $24.29   (49,200)  $21.14
                             ---------           ---------           --------
     Balance at end of
      period...............  1,840,769   $24.96  1,445,179   $24.29   864,200   $20.96
                             =========           =========           ========
   Exercisable.............    441,096   $24.33    266,005   $18.79   319,600   $16.59
   Shares available for
    granting future
    options................  1,385,764               2,601            755,936
   Weighted average
    estimated fair value of
    options granted during
    the year...............              $ 3.26              $ 3.14             $ 3.23

   At December 31, 1999, the exercise price of shares under option ranged from $12.97 to $28.06, with a weighted average exercise price of $24.96. The exercise price of all options granted in the years ended December 31, 1999, 1998 and 1997 was equal to the market price on the date of grant. Expiration dates range from 2000 through 2009; the weighted average remaining contractual life of these options is 8.1 years. Stock options were exercised during 1999 on options originally granted from $12.97 to $26.00. At December 31, 1999, there were 20,175 restricted shares outstanding under the Plans, and 18,375 were granted in 1999. There were no restricted shares granted in 1998 or 1997.

   In addition to the options granted under the Plans, an option for 100,000 shares (at $15.32 per share) is held by the President and Chief Executive Officer. During 1998, 33,334 and in 1999, 33,333 such options were exercised for $15.32 per share; 33,333 options remain outstanding at December 31, 1999. This option was registered with the Securities and Exchange Commission on a Form S-8 and is not part of the Plans. This option had a fair value of $2.28 per share in 1995, the year of the grant. In conjunction with the 1996 merger with Real Estate Investment Trust of California ("RCT"), options on 381,900 BRE shares equivalent to options previously granted under the RCT plan were issued to officers with exercise prices ranging from $11.41 to $14.70. During 1999, 81,919 of these options were exercised at $14.70 and none of these options remain outstanding at December 31, 1999.

                              BRE PROPERTIES, INC.

   In addition, an outside consultant holds options on 8,000 shares at a strike price of $26.88, which is not a part of the Plans. The options were issued in March 1998 to the outside consultant in connection with advisory services rendered to the Company during 1998. The options were granted upon the completion of performance which included participation in meetings. As the options were fully vested and exercisable on the grant date, the fair value of the options were expensed on the grant date.

 Direct Stock Purchase and Dividend Reinvestment Plan

   In 1996, the Company instituted a direct stock purchase and dividend reinvestment plan (the "DRIP") in which shareholders may purchase either newly issued or previously issued shares. The total amount of shares authorized under the DRIP is 1,500,000; from inception through December 31, 1999, 122,001 new shares have been issued.

 Non-Employee Director Stock Option Plan

   The Amended and Restated Non-Employee Director Stock Option Plan provides for the issuance of 25,000 Non-Qualified Stock Options per year to each non-employee member of the Board of Directors and an additional 25,000 options to the Chairman of the Board of Directors. In addition, up to 8,000 options may be granted to each non-employee director for committee membership and/or chairmanship, and up to 5,000 options may be granted based on operational performance. This plan has a reload provision that granted an additional 140,681 options in 1999 and 100,305 options in 1998. Grants issued under the reload provision are subject to fixed rather than variable accounting because each reload grant provides for exercise at the fair market value on the reload grant date, and the shares tendered satisfy holding period requirements. Because the option price may not be less than the fair market value of a share on the date that the option is granted, there is no compensation element. The maximum number of shares that may be issued under this plan is 1,550,000. As with the Plans, the option price may not be less than the fair market value of a share on the date the option is granted. Changes in options outstanding for the years ended December 31, 1999, 1998 and 1997 were as follows.

                                           Years Ended December 31,
                             --------------------------------------------------------
                                    1999               1998               1997
                             ------------------- ------------------ -----------------
                                        Weighted           Weighted          Weighted
                              Shares    average   Shares   average  Shares   average
                               under    exercise  under    exercise  under   exercise
                              option     price    option    price   option    price
                             ---------  -------- --------  -------- -------  --------
   Balance at beginning of
    period.................    796,204   $24.38   600,000   $21.92  420,000   $18.71
   Granted.................    433,545   $24.30   381,305   $25.25  240,000   $26.82
   Exercised...............   (158,548)  $21.25  (174,349)  $17.61  (60,000)  $18.97
   Cancelled...............       (667)  $26.25   (10,752)  $27.80      --       --
                             ---------           --------           -------
     Balance at end of
      period...............  1,070,534   $24.81   796,204   $24.38  600,000   $21.92
                             =========           ========           =======
   Exercisable.............    704,413   $24.89   527,723   $24.10  445,828   $19.94
   Shares available for
    granting future
    options................    310,475            602,672           140,000
   Weighted average
    estimated fair value of
    options granted during
    the year...............              $ 3.28             $ 2.84            $ 3.64

   At December 31, 1999, the exercise prices of shares under option ranged between $15.25 and $27.88, with expiration dates from 2004 to 2009. The exercise price of all options granted in the years ended December 31, 1999, 1998 and 1997 was equal to the market price on the date of grant. The options vest ratably over one year, except for options granted pursuant to a reload, which vest 100% after 18 months from the date of the grant,

                              BRE PROPERTIES, INC.

and options granted by operational performance, which vest immediately. The weighted average remaining contractual life of these options is 8.4 years.

   Pro forma information regarding net income and earnings per share required by Statement 123 was determined as if BRE had accounted for the employee and non-employee director stock options granted only in the years ended December 31, 1999, 1998 and 1997 under the fair value method of that Statement. The impact on the years ended December 31, 1999, 1998 and 1997 of options granted prior to 1996 was excluded from this presentation. The fair value for these options was estimated as of the date of grant using a Black-Scholes option pricing model, with the following weighted average assumptions for the years ended December 31, 1999, 1998 and 1997.

                                                       Years Ended December
                                                                31,
                                                      -------------------------
                                                       1999     1998     1997
                                                      -------  -------  -------
   Risk-free interest rate...........................    5.70%    5.50%    6.12%
   Dividend yield....................................    6.70%    5.70%    5.70%
   Volatility........................................     .24      .18      .18
   Weighted average option life...................... 7 years  7 years  7 years

   The Black-Scholes option pricing model was developed for use in estimating the fair market value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the above stock option plans have characteristics significantly different from those of traded options, and because, in management's opinion, changes in the subjective input assumptions can materially affect the fair value estimate, the existing models do not necessarily provide a reliable single measure of the fair value of the above stock option plans.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options' vesting periods. BRE's pro forma information, as if the Company had adopted Statement 123 as discussed above, follows.

                                                Years Ended December 31,
                                           -----------------------------------
                                              1999        1998        1997
                                           ----------- ----------- -----------
   Pro forma net income................... $66,291,000 $58,474,000 $74,721,000
   Pro forma earnings per share........... $      1.49 $      1.36 $      2.09
   Pro forma earnings per share assuming
    dilution.............................. $      1.49 $      1.36 $      2.07

   The effect of the application of Statement 123 is not necessarily representative of the effect on net income for future years.

                              BRE PROPERTIES, INC.

8. Earnings per Share

   The following table sets forth the computation of basic and diluted earnings per share with respect to income from continuing operations:

                                            1999         1998         1997
                                         -----------  ----------- ------------
   Numerator
     Net income available to common
      shareholders...................... $69,034,000  $60,644,000 $ 76,197,000
     Less adjustment for gain (loss) on
      sales of investments in rental
      properties available to common
      shareholders......................     (54,000)   1,859,000  (27,824,000)
                                         -----------  ----------- ------------
   Numerator for basic earnings per
    share income from continuing
    operations available to common
    shareholders........................  68,980,000   62,503,000   48,373,000
   Effect of dilutive securities
     Minority interest in income
      convertible into common shares....   4,847,000    4,126,000      972,000
                                         -----------  ----------- ------------
   Numerator for diluted earnings per
    share............................... $73,827,000  $66,629,000 $ 49,345,000
                                         ===========  =========== ============
   Denominator
     Denominator for basic earnings per
      share--weighted average shares....  44,540,000   42,940,000   35,750,000
     Effect of dilutive securities
       Stock options....................     120,000      330,000      570,000
       Weighted average convertible
        operating company units.........   3,100,000    2,840,000      290,000
                                         -----------  ----------- ------------
     Dilutive potential common shares...   3,220,000    3,170,000      860,000
                                         -----------  ----------- ------------
     Denominator for diluted earnings
      per share adjusted for weighted
      average shares and assumed
      conversion........................  47,760,000   46,110,000   36,610,000
                                         ===========  =========== ============
     Basic earnings per share excluding
      gain (loss) on sale............... $      1.55  $      1.45 $       1.35
                                         ===========  =========== ============
     Diluted earnings per share
      excluding gain (loss) on sale..... $      1.55  $      1.45 $       1.35
                                         ===========  =========== ============

9. Retirement Plan

   BRE has a defined contribution retirement plan covering all employees with more than six months of continuous full-time employment. In addition to employee elective deferrals, in 1999 and 1998, BRE contributed up to 3% of the employee's compensation up to $4,800 per employee in 1999, and $4,500 in 1998. In 1997, BRE's contribution was limited to 1.5% of the participating employee's salary. The aggregate amounts contributed by BRE were $359,000, $197,000 and $63,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

10. Related Party Transactions

   Certain executives of BRE have purchased stock, the consideration for which was interest-bearing recourse loans. The loans may be forgiven in whole or in part upon the achievement of certain performance goals for BRE related to growth in assets, funds from operations and stock price. A portion of the loans expected to be

                              BRE PROPERTIES, INC.

forgiven are expensed currently as compensation. At December 31, 1999, the carrying amount of the loans was $2,291,000 and was included in other assets. The amounts of such loans expected to be forgiven and treated as compensation expense were $166,000, $370,000 and $151,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

11. Litigation

   BRE defends against various claims and legal actions that happen in its normal course of business, including certain environmental actions. BRE cannot predict the ultimate outcome of these matters. In the opinion of management, there are no current actions that would have a material adverse effect on BRE's consolidated results of operations or financial position.

   In the third quarter of 1998, the Company recorded a provision for litigation loss of $2,400,000 in connection with a jury award and related legal expenses. This judgment was settled in 1999 with no additional charges to expenses.

12. Supplemental Financial Data

   Quarterly financial information (unaudited) follows.

                                                   Year Ended December 31, 1999
                                      -------------------------------------------------------
                                      Quarter Ended Quarter Ended Quarter Ended Quarter Ended
                                        March 31       June 30    September 30   December 31
                                      ------------- ------------- ------------- -------------
                                           (amounts in thousands, except per share data)
   Revenues..........................    $55,420       $58,339       $59,829       $60,665
   Income before gain (loss) on
    sales............................    $17,511       $19,462       $20,434       $21,202
   Net income available to common
    shareholders.....................    $15,340       $17,038       $17,939       $18,717
   Net income per outstanding common
    share--basic
     Income before gain (loss) on
      sales..........................    $  0.40       $  0.44       $  0.46       $  0.47
     Net income......................    $  0.35       $  0.38       $  0.40       $  0.42
   Net income per outstanding common
    share--assuming dilution
     Income before gain (loss) on
      sales..........................    $  0.45       $  0.41       $  0.43       $  0.37
     Net income......................    $  0.35       $  0.38       $  0.40       $  0.42

                                                   Year Ended December 31, 1998
                                      -------------------------------------------------------
                                      Quarter Ended Quarter Ended Quarter Ended Quarter Ended
                                        March 31       June 30    September 30   December 31
                                      ------------- ------------- ------------- -------------
                                           (amounts in thousands, except per share data)
   Revenues..........................    $47,413       $49,231       $52,750       $53,851
   Income before gain (loss) on
    sales............................    $14,967       $15,787       $14,318       $17,431
   Net income........................    $14,142       $15,741       $14,116       $16,645
   Net income per share
     Income before gain (loss) on
      sales..........................    $  0.36       $  0.37       $  0.33       $  0.39
     Net income......................    $  0.34       $  0.37       $  0.32       $  0.38
   Net income per share--assuming
    dilution
     Income before gain (loss) on
      sales..........................    $  0.36       $  0.37       $  0.33       $  0.39
     Net income......................    $  0.34       $  0.37       $  0.32       $  0.38

                              BRE PROPERTIES, INC.

   For the years ended December 31, 1999, 1998 and 1997, the federal income tax components of the Company's dividends on the common stock were as follows. In 1999, the dividends on the preferred stock were 100% allocable to ordinary income (unaudited).

                                              28%     20%   Unrecaptured Return
                                   Ordinary Capital Capital Section 1250   of
                                    Income   Gain    Gain       Gain     Capital
                                   -------- ------- ------- ------------ -------
   December 31, 1999..............    95%      --       1%        4%         0%
   December 31, 1998..............    83%      --       4%        2%        11%
   December 31, 1997..............    83%      13%      2%        2%         0%

13. Events Subsequent to Date of Auditors' Report (unaudited)

   On July 10, 2000, the Company entered into an agreement with DRA Advisors, Inc. where BRE will contribute 22 communities (totaling 4,909 apartment units) into a joint venture. The communities are located in Albuquerque, Las Vegas, Phoenix and Tucson and the transaction is scheduled to close in September 2000. BRE will treat this transaction as a sale and anticipates recording a loss of approximately $32 million in the third quarter. The Company plans initially to use the cash proceeds of approximately $248,000,000 to pay down amounts outstanding on the Company's line of credit.

   On March 16, 2000, the Company announced to BRE shareholders its intention to spin off the assets and operations of its high-speed Internet division into a corporation formed in April 2000, VelocityHSI, Inc. (VelocityHSI). On August 4, 2000, VelocityHSI filed Amendment No. 4 to its Form S-1 with the Securities and Exchange Commission ("SEC"), which details the planned spin-off. It is anticipated the spin-off of the VelocityHSI shares will occur in August 2000, pending the review process by the SEC.

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                                9,069,074 Shares

                               VelocityHSI, Inc.


                                  Common Stock

                               ----------------

                                   PROSPECTUS

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

                                    PART II

                     Information Not Required in Prospectus

Item 13.  Other Expenses of Issuance and Distribution

   The following table sets forth the expenses payable by us in connection with the offering as required by Item 511 of Regulation S-K. All of the following amounts (except the SEC registration fee) are estimated:

   SEC Registration Fee............................................. $    2,640
   Accounting Fees and Expenses.....................................    750,000
   Legal Fees and Expenses..........................................  1,200,000
   Printing Expenses................................................    200,000
   Blue Sky Qualification Fees and Expenses.........................     10,000
   Transfer Agent's Fee.............................................     25,000
   Miscellaneous....................................................     12,360
                                                                     ----------
     Total.......................................................... $2,200,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers.

   VelocityHSI's certificate of incorporation eliminates the personal liability of VelocityHSI directors to the company and its stockholders for breach of any such director's fiduciary duty to VelocityHSI to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as such section may be amended or supplemented from time to time. Section 102(b)(7) allows a corporation to limit or eliminate the personal liability of directors to the corporation and its shareholders, so long as the provision does not limit or eliminate liability based on:

  . a breach of the duty of loyalty;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . Section 174 of the Delaware General Corporation Code dealing with unlawful payment of dividends;

  . a transaction from which a director received an improper personal benefit; or

  . acts or omissions that occurred prior to the enactment of such provision.

   In addition, except for derivative actions, our bylaws provide that VelocityHSI shall indemnify officers and directors when such persons are made or threatened to be made a party to any action relating to such person's affiliation with the corporation as an officer or director, so long as such person acted:

  . in good faith;

  . in a manner such person believed to be in the best interest or not adverse to the best interest of VelocityHSI; and

  . had no reason to believe that his or her actions were unlawful.

   Provided, however, that in actions by or in the right of VelocityHSI (i.e., derivative actions) such persons will receive no indemnification if found to be liable to VelocityHSI, unless the appropriate Delaware court or similar court with jurisdiction determines that, under the circumstances, VelocityHSI should indemnify such person. In any case, if such officer or director prevails on the merits in any defense of such action, VelocityHSI shall indemnify such person for expenses actually and reasonably incurred in defending such action. Indemnification expenses may include, without limitation, attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action. Our bylaws also allow VelocityHSI to advance to officers and directors expenses related to the defense of such claims, and to purchase and maintain insurance on behalf of any officer or director to protect such person against any liability asserted as a result of such officer or director's capacity with VelocityHSI.

   The inclusion of the permissive indemnification provision in the VelocityHSI bylaws may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise benefit VelocityHSI and its stockholders.

   Pursuant to Delaware law, each director and officer is subject to restrictions relating to the misappropriation of corporate opportunities by such director or officer or such director's or officer's affiliates. Under Delaware law, a transaction with VelocityHSI in which a director or officer of VelocityHSI has a direct or indirect interest is not voidable by VelocityHSI solely because of the director's or officer's interest in the transaction if:

  . the material facts of the transaction and the director's or officer's interest therein are disclosed to or known by the directors or a committee noted in the minutes, and the transaction is approved, authorized, or ratified in good faith by the disinterested directors;

  . the material facts of the transaction and the director's or officer's interest therein are disclosed to or known by the stockholders entitled to vote and the transaction is approved or ratified in good faith by the stockholders; and

  . the transaction is established to have been fair to VelocityHSI at the time it was authorized or approved.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

   1. Prior to the distribution, VelocityHSI intends to issue options to purchase approximately 694,992 shares of VelocityHSI common stock to holders of options to purchase common stock of BRE Properties, Inc. ("BRE"). The offer and sale of such securities will be made pursuant to the exemption from registration under Rule 701 as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. The exercise price of each VelocityHSI option will be established using the ratio of the holder's BRE option exercise price to the underlying BRE market value per share immediately before the distribution. This ratio will then be applied to the VelocityHSI value per share at the time of the distribution to establish the exercise price of the VelocityHSI option. The exercise price of the existing BRE option after the distribution will be calculated by applying the same ratio to the BRE market value per share immediately after the distribution. The market value of BRE common stock immediately before the distribution will be based on the market capitalization of BRE on the date which is three days prior to the distribution record date. The VelocityHSI value will be based on $1.00 per share, the amount determined by the board of directors of BRE, based in substantial part upon an analysis prepared by an independent valuation and consulting firm, to represent the fair value of a share of VelocityHSI common stock at the time of the distribution.

   2. Prior to the distribution, VelocityHSI intends to offer and sell, at a price of $0.50 per share, 1,721,816 shares of VelocityHSI common stock, to officers and employees of VelocityHSI and to give an aggregate of 395,000 shares of VelocityHSI common stock to employees of BRE, subject to certain vesting and repurchase rights. The offer, sale and gift of such securities will be made pursuant to an exemption from registration under the Securities Act in reliance on Section 4(2) of such Act as transactions by an issuer not involving any public offering.

   3. Prior to the distribution, VelocityHSI intends to offer and sell, at a price of $1.00 per share, up to 529,968 shares of VelocityHSI common stock to holders of units in BRE Property Investors LLC. The offer and sale of such securities will be made pursuant to an exemption from registration under the Securities Act in reliance on Section 4(2) of such Act as transactions by an issuer not involving any public offering.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits. The following exhibits are filed as part of this registration statement:

 Exhibit
 Number  Description of Exhibit
 ------- ----------------------
  3.1    Amended and Restated Certificate of Incorporation of
         VelocityHSI, Inc.+
  3.2    Amended and Restated Bylaws of VelocityHSI, Inc.+
  4.1    Form of Common Stock Certificate of VelocityHSI, Inc.+
  5.1    Opinion of Latham & Watkins regarding the validity of the common stock being registered+

  8.1 Opinion of Latham & Watkins regarding certain federal income tax matters+

 10.1    Form of Contribution and Distribution Agreement between BRE
         Properties, Inc. and VelocityHSI, Inc.+

 10.2 Form of Administrative Services and Reimbursement Agreement between BRE Properties, Inc. and VelocityHSI, Inc.+

 10.3    VelocityHSI, Inc. 2000 Equity Incentive Plan+

 10.4    Form of Service Agreement between BRE Properties, Inc. and
         VelocityHSI, Inc.+

 10.5    Registration Rights Agreement+

 10.6    Employment Agreement of Stephen E. Carlson+

 10.7    Employment Agreement of Nancye Miller+
 23.1    Consent of Independent Auditors
 23.2    Consent of Financial Strategies Consulting Group, LLC+

 24.1    Power of Attorney+

 24.2    Power of Attorney (for Morgan P. Guenther)+
 27      Financial Data Schedule+
 99      Transmittal Letter to BRE Shareholders+

--------
+ Previously filed.

   (b) Financial Statement Schedules. Financial statement schedules have been omitted because they are inapplicable, are not required under applicable provisions of Regulation S-X, or the information that would otherwise be included in such schedules is contained in our financial statements or accompanying notes.

Item 17. Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement (this "Amendment") to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Francisco and the State of California on the 4th day of August, 2000.

                                          VelocityHSI, Inc.

                                                 /s/ Charles P. Wingard
                                          By: _________________________________
                                                     Charles P. Wingard
                                                  Chief Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities described below on August 4, 2000.

                 Signature                                      Title
                 ---------                                      -----

          /s/ Stephen E. Carlson*           President and Chief Executive Officer and a
___________________________________________  Director (Principal Executive Officer)
            Stephen E. Carlson

          /s/ Charles P. Wingard            Senior Vice President, Chief Financial
___________________________________________  Officer, Secretary and Treasurer (Principal
            Charles P. Wingard               Financial and Accounting Officer)


           /s/ LeRoy E. Carlson*            Director
___________________________________________
             LeRoy E. Carlson

          /s/ Frank C. McDowell*            Director
___________________________________________
             Frank C. McDowell

          /s/ Morgan P. Guenther*           Director
___________________________________________
            Morgan P. Guenther

        /s/ Charles P. Wingard
*By: ______________________________________
            Charles P. Wingard
             Attorney-in-fact

                               INDEX TO EXHIBITS

 Exhibit
 Number  Description of Exhibit
 ------- ----------------------
  3.1    Amended and Restated Certificate of Incorporation of VelocityHSI,
         Inc.+

  3.2    Amended and Restated Bylaws of VelocityHSI, Inc.+

  4.1    Form of Common Stock Certificate of VelocityHSI, Inc.+

  5.1 Opinion of Latham & Watkins regarding the validity of the common stock being registered+

  8.1 Opinion of Latham & Watkins regarding certain federal income tax matters+

 10.1    Form of Contribution and Distribution Agreement between BRE
         Properties, Inc. and VelocityHSI, Inc.+

 10.2    Form of Administrative Services and Reimbursement Agreement between
         BRE Properties, Inc. and VelocityHSI, Inc.+

 10.3    VelocityHSI, Inc. 2000 Equity Incentive Plan+

 10.4    Form of Service Agreement between BRE Properties, Inc. and
         VelocityHSI, Inc.+

 10.5    Registration Rights Agreement+

 10.6    Employment Agreement of Stephen E. Carlson+

 10.7    Employment Agreement of Nancye Miller+

 23.1    Consent of Independent Auditors

 23.2    Consent of Financial Services Consulting Group, LLC+

 24.1    Power of Attorney+

 24.2    Power of Attorney (for Morgan P. Guenther)+

 27      Financial Data Schedule+

 99      Transmittal Letter to BRE Shareholders+

--------
+  Previously filed.